      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CISCO SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        3679                        77-0059951
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                             170 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LARRY R. CARTER
     VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER
                              CISCO SYSTEMS, INC.
                             170 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


           EDWARD M. LEONARD, ESQ.                         LARRY SONSINI, ESQ.
            MICHAEL J. CASEY, ESQ.                  WILSON, SONSINI, GOODRICH & ROSATI
           JEFFREY P. HIGGINS, ESQ.                         650 PAGE MILL ROAD
            CRAIG E. WALKER, ESQ.                      PALO ALTO, CALIFORNIA 94304
       BROBECK, PHLEGER & HARRISON LLP                        (415) 493-9300
            TWO EMBARCADERO PLACE
                2200 GENG ROAD
         PALO ALTO, CALIFORNIA 94303
                (415) 424-0160


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Stratacom, Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to closing of such merger.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                               PROPOSED          PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT           MAXIMUM           MAXIMUM          AMOUNT OF
    SECURITIES TO BE          TO BE         OFFERING PRICE      AGGREGATE        REGISTRATION
       REGISTERED           REGISTERED       PER UNIT(1)    OFFERING PRICE(1)     FEE(1)(2)
- ------------------------------------------------------------------------------------------------
Common Stock, no par
  value.................     78,688,366        $54.8125       $4,313,106,061    $1,487,277.95
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on May 31, 1996 in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Of this amount, $728,349.98 was paid in connection with the filing of the Preliminary Proxy material of StrataCom, Inc. on April 29, 1996. In accordance with Rule 0-11(a)(2) under the Securities Exchange Act of 1934 and Section 6(b) under the Securities Act of 1933, the balance of the filing fee is being submitted herewith.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              CISCO SYSTEMS, INC.

  CROSS-REFERENCE SHEET PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933,
                 AS AMENDED, AND ITEM 501(B) OF REGULATION S-K,
                  SHOWING THE LOCATION OR HEADING IN THE PROXY
     STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                     TITLE OF FORM S-4 ITEM             LOCATION IN PROXY STATEMENT/PROSPECTUS
           ------------------------------------------  ----------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
Item 1.    Forepart of Registration Statement and
             Outside Front Cover Page of
             Prospectus..............................  Outside Front Cover Page
Item 2.    Inside Front and Outside Back Cover Pages
             of Prospectus...........................  Table of Contents; Available
                                                       Information; Incorporation of Certain
                                                       Documents by Reference
Item 3.    Risk Factors, Ratio of Earnings to Fixed
             Charges and Other Information...........  Summary; Selected Historical and Pro
                                                       Forma Financial Data and Comparative Per
                                                       Share Data; Risk Factors
Item 4.    Terms of the Transaction..................  Summary; The Merger and Related
                                                       Transactions; Comparison of Rights of
                                                       Stockholders of Cisco and StrataCom
Item 5.    Pro Forma Financial Information...........  Unaudited Pro Forma Condensed Combined
                                                       Financial Statements
Item 6.    Material Contracts with the Company Being
             Acquired................................  The Merger and Related Transactions
Item 7.    Additional Information Required for
             Reoffering by Persons and Parties Deemed
             to be Underwriters......................  Not Applicable
Item 8.    Interests of Named Experts and Counsel....  Not Applicable
Item 9.    Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities.............................  Not Applicable
B.  INFORMATION ABOUT THE REGISTRANT
Item 10.   Information With Respect to S-3
             Registrants.............................  Available Information; Incorporation of
                                                       Certain Documents by Reference; Summary;
                                                       Market Price and Dividend Information;
                                                       Selected Historical Financial Data and
                                                       Comparative Per Share Data
Item 11.   Incorporation of Certain Information by
             Reference...............................  Incorporation of Certain Documents by
                                                       Reference
Item 12.   Information With Respect to S-2 or S-3
             Registrants.............................  Not Applicable
Item 13.   Incorporation of Certain Information by
             Reference...............................  Not Applicable
Item 14.   Information With Respect to Registrants
             Other Than S-2 or S-3 Registrants.......  Not Applicable

                     TITLE OF FORM S-4 ITEM             LOCATION IN PROXY STATEMENT/PROSPECTUS
           ------------------------------------------  ----------------------------------------
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
Item 15.   Information With Respect to S-3
             Companies...............................  Available Information; Incorporation of
                                                       Certain Documents by Reference; Summary;
                                                       Market Price and Dividend Information;
                                                       Selected Historical Financial Data and
                                                       Comparative Per Share Data
Item 16.   Information With Respect to S-2 or S-3
             Companies...............................  Not Applicable
Item 17.   Information With Respect to Companies
             Other Than S-2 or S-3 Companies.........  Not Applicable
D.  VOTING AND MANAGEMENT INFORMATION
Item 18.   Information if Proxies, Consents or
             Authorizations Are to Be Solicited......  Incorporation of Certain Documents by
                                                       Reference; Summary; The StrataCom
                                                       Meeting; The Merger and Related
                                                       Transactions; Stockholder Proposals
Item 19.   Information if Proxies, Consents or
             Authorizations Are Not to Be Solicited,
             or in an Exchange Offer.................  Not Applicable

                                      LOGO

                                                                    June 7, 1996


Dear Stockholder:


     I am pleased to forward the enclosed Proxy Statement/Prospectus for the Special Meeting (the "StrataCom Meeting") of Stockholders of StrataCom, Inc. ("StrataCom") to be held July 9, 1996 at 10:00 a.m. local time, at StrataCom's facilities located at 1400 Parkmoor Avenue, San Jose, California. The purpose of the StrataCom Meeting is to consider and vote upon the combination of StrataCom with Cisco Systems, Inc. ("Cisco") through the merger (the "Merger") of Jet Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Cisco, with and into StrataCom.


     The Merger is subject to the terms and conditions of an Agreement and Plan of Reorganization, dated as of April 21, 1996, (the "Reorganization Agreement"), by and among Cisco, Merger Sub and StrataCom. In the Merger, Merger Sub will be merged with and into StrataCom; StrataCom will be the surviving corporation and will thus become a wholly-owned subsidiary of Cisco. Pursuant to the Merger, each outstanding share of the Common Stock of StrataCom ("StrataCom Common Stock") will be converted, without any action on the part of the holder thereof, into the right to receive that number of shares of Cisco Common Stock obtained by dividing $50.00 by the average of the closing prices of Cisco's Common Stock as quoted on the Nasdaq National Market for the fifteen trading days immediately preceding (and including) the fifth trading day prior to the StrataCom Meeting; provided that, if the actual quotient obtained thereby is less than one, the quotient shall be one, and if the actual quotient obtained thereby is more than 1.2195, the quotient shall be 1.2195 (the "Exchange Ratio") of a share of newly-issued Common Stock of Cisco ("Cisco Common Stock"). The shares of Cisco Common Stock held by Cisco stockholders prior to the Merger will remain unchanged by the Merger. Based on the capitalization of StrataCom and Cisco as of the date of the Reorganization Agreement and assuming an Exchange Ratio of 1.0, it is expected that, as a result of the Merger, Cisco will issue approximately 76 million shares by virtue of the Merger, which would represent approximately 11.8% of Cisco's outstanding Common Stock.

     The accompanying Proxy Statement/Prospectus provides a detailed description of the Reorganization Agreement, certain business and financial information of Cisco and StrataCom and other important information, which you are urged to read carefully. Copies of the Reorganization Agreement and the form of Certificate of Merger are attached to the Proxy Statement/Prospectus as Appendix A.


     THE STRATACOM BOARD OF DIRECTORS (THE "BOARD") HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER. THE BOARD UNANIMOUSLY BELIEVES THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STRATACOM STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STRATACOM STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER.


     StrataCom's Board of Directors has received a written opinion dated as of April 21, 1996 (the "Montgomery Opinion") from Montgomery Securities ("Montgomery"), StrataCom's financial advisor, that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion the consideration to be received by the holders of StrataCom Common Stock pursuant to the Reorganization Agreement was fair, from a financial point of view. A copy of the opinion is attached to the Proxy Statement/Prospectus as Appendix B. StrataCom stockholders are urged to read the Montgomery Opinion in its entirety.

     The Reorganization Agreement and the consummation of the Merger must be approved by the holders of StrataCom Common Stock representing a majority of the outstanding shares of StrataCom Common Stock entitled to vote. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

     WHETHER OR NOT YOU PLAN TO ATTEND THE STRATACOM MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. YOU SHOULD NOT SEND IN THE STOCK CERTIFICATE(S) FOR YOUR STRATACOM COMMON STOCK AT THIS TIME.


     On behalf of the Board, I thank you for your support and urge you to vote FOR approval of the Reorganization Agreement and the consummation of the Merger.


                                          Sincerely,

                                       LOGO

                                          RICHARD M. MOLEY

                                          President and Chief Executive Officer

                                STRATACOM, INC.
                              1400 PARKMOOR AVENUE
                               SAN JOSE, CA 95126
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 9, 1996

                            ------------------------

To the Stockholders of StrataCom, Inc.


     NOTICE IS HEREBY GIVEN that a Special Meeting (the "StrataCom Meeting") of Stockholders of StrataCom, Inc., a Delaware corporation ("StrataCom"), will be held at 10:00 a.m., local time, on July 9, 1996 at StrataCom's facilities located at 1400 Parkmoor Avenue, San Jose, California for the following purposes:



          1. To consider and vote upon a proposal to approve (a) the Agreement and Plan of Reorganization, dated as of April 21, 1996, (the "Reorganization Agreement"), by and among Cisco Systems, Inc., a California corporation ("Cisco"), Jet Acquisition Corporation, a Delaware corporation and a newly formed, wholly-owned subsidiary of Cisco ("Merger Sub"), and StrataCom, and (b) the merger of Merger Sub with and into StrataCom (the "Merger") whereby, among other things, StrataCom will survive the Merger and become a wholly-owned subsidiary of Cisco, each outstanding share of StrataCom Common Stock, $.01 par value per share ("StrataCom Common Stock"), will be converted into the right to receive that number of shares of Common Stock of Cisco, no par value per share ("Cisco Common Stock") obtained by dividing $50.00 by the average of the closing prices of Cisco's Common Stock as quoted on the Nasdaq National Market for the fifteen trading days immediately preceding (and including) the fifth trading day prior to the StrataCom Meeting; provided that, if the actual quotient obtained thereby is less than one, the quotient shall be one, and if the actual quotient obtained thereby is more than 1.2195, the quotient shall be
     1.2195 (the "Exchange Ratio") of a share of newly-issued Cisco Common Stock, and each outstanding option to purchase a share of StrataCom Common Stock will be assumed by Cisco and converted into an option to purchase that number of whole shares of Cisco Common Stock equal to the product of the number of shares of StrataCom Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Exchange Ratio and rounded down to the nearest whole number of shares of Cisco Common Stock, with the exercise price adjusted accordingly.


          2. To transact such other business as may properly come before the StrataCom Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement/Prospectus, a copy of which is attached hereto and made a part hereof and which you are urged to read carefully.

     The Board of Directors has fixed the close of business on May 20, 1996 as the record date for determining stockholders entitled to notice of and to vote at the StrataCom Meeting and any adjournment or postponement thereof. Approval of the Reorganization Agreement and the Merger will require the affirmative vote of the holders of StrataCom Common Stock representing a majority of the outstanding shares of StrataCom Common Stock entitled to vote.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE STRATACOM MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE STRATACOM MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE STRATACOM MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         LOGO
                                         CRAIG W. JOHNSON
                                         Secretary


San Jose, California


June 7, 1996

                                STRATACOM, INC.
                                PROXY STATEMENT
                            ------------------------

                              CISCO SYSTEMS, INC.
                                   PROSPECTUS


     This Proxy Statement/Prospectus is being furnished to the stockholders of StrataCom, Inc., a Delaware corporation ("StrataCom"), in connection with the solicitation of proxies by the StrataCom Board of Directors for use at the Special Meeting of StrataCom stockholders (the "StrataCom Meeting") to be held at 10 a.m., local time, on July 9, 1996, at StrataCom's facilities located at 1400 Parkmoor Avenue, San Jose, California, and at any adjournments or postponements of the StrataCom Meeting.


     This Proxy Statement/Prospectus constitutes the Prospectus of Cisco Systems, Inc. ("Cisco") for use in connection with the offer and issuance of shares of Common Stock of Cisco, no par value per share ("Cisco Common Stock"), pursuant to the merger (the "Merger") of Jet Acquisition Corporation, a Delaware corporation and a newly formed, wholly-owned subsidiary of Cisco ("Merger Sub"), with and into StrataCom under the terms of the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of April 21, 1996, by and among Cisco, Merger Sub and StrataCom. A copy of the Reorganization Agreement is attached hereto as Appendix A. As a result of the Merger, StrataCom will become a wholly-owned subsidiary of Cisco.


     Upon the effectiveness of the Merger, (a) each outstanding share of Common Stock of StrataCom, $.01 par value per share ("StrataCom Common Stock"), will be converted into the right to receive that number of shares of Cisco Common Stock obtained by dividing $50.00 by the average of the closing prices of Cisco's Common Stock as quoted on the Nasdaq National Market for the fifteen trading days immediately preceding (and including) the fifth trading day prior to the StrataCom Stockholders Meeting; provided that, if the actual quotient obtained thereby is less than one, the quotient shall be one, and if the actual quotient obtained thereby is more than 1.2195, the quotient shall be 1.2195 (the "Exchange Ratio") of a share of newly-issued Cisco Common Stock and (b) each outstanding option to purchase a share of StrataCom Common Stock ("StrataCom Option") will be assumed by Cisco and converted into an option to purchase that number of whole shares of Cisco Common Stock equal to the product of the number of shares of StrataCom Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Exchange Ratio and rounded down to the nearest whole number of shares of Cisco Common Stock, with the exercise price adjusted accordingly. Based on the foregoing formula, if the price of Cisco Common Stock at the time of effectiveness of the Merger is in excess of $50.00 per share, the Exchange Ratio shall be 1.0; if the price of Cisco Common Stock at the time of effectiveness of the Merger is $41.00 per share or less, the Exchange Ratio shall be 1.2195; and if the price of Cisco Common Stock is between $41.00 and $50.00, the Exchange Ratio shall be between
1.0 and 1.2195 in accordance with the foregoing formula. An aggregate of approximately 76.1 million shares of Cisco Common Stock (based on 76,149,718 shares of StrataCom Common Stock outstanding as of May 20, 1996 and an assumed Exchange Ratio of 1.0 (the "Assumed Exchange Ratio")) will be issued by Cisco in the Merger and options to purchase an aggregate of approximately 11.7 million additional shares of Cisco Common Stock (based on 11,733,897 shares of StrataCom Common Stock subject to outstanding StrataCom Options as of May 20, 1996 and on the Assumed Exchange Ratio) will be assumed by Cisco in the Merger.



     On June 6, 1996, the closing sales prices on the Nasdaq National Market of Cisco Common Stock and StrataCom Common Stock were $55.75 and $55.375 respectively.



     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of StrataCom on or about June 10, 1996.



     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STRATACOM STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 16.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JUNE 7, 1996.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   iv
TRADEMARKS............................................................................    v
SUMMARY...............................................................................    1
  The Companies.......................................................................    1
  The Merger; Conversion of Securities................................................    2
  The StrataCom Meeting...............................................................    3
  Opinion of StrataCom's Financial Advisor............................................    4
  Recommendation of StrataCom's Board of Directors....................................    5
  Voting Agreements...................................................................    5
  Affiliates Agreements...............................................................    5
  Employment and Non-Competition Agreements...........................................    5
  Stock Option Agreement..............................................................    5
  The Agreement and Plan of Reorganization............................................    6
  Interests of Certain Persons in the Merger..........................................    8
  Risk Factors........................................................................    8
  Regulatory Matters..................................................................    8
  Certain Federal Income Tax Considerations...........................................    8
  Accounting Treatment................................................................    9
  Comparison of Stockholder Rights....................................................    9
MARKET PRICE AND DIVIDEND INFORMATION.................................................   10
  Cisco Market Price Data.............................................................   10
  StrataCom Market Price Data.........................................................   11
  Dividend Information................................................................   11
  Recent Closing Prices...............................................................   11
  Number of Stockholders..............................................................   11
SELECTED HISTORICAL PRO FORMA FINANCIAL DATA AND COMPARATIVE
  PER SHARE DATA......................................................................   12
  Selected Historical Financial Data..................................................   12
  Unaudited Selected Pro Forma Combined Financial Data................................   13
  Comparative Per Share Data..........................................................   14
RISK FACTORS..........................................................................   16
  Potential Fluctuations in Quarterly Results and Future Growth Rate..................   16
  Acquisition Strategy................................................................   16
  Competition.........................................................................   17
  Dependence on New Product Development; Rapid Technological and Market Change........   17
  Patents, Intellectual Property and Licensing........................................   18
  Manufacturing Risks.................................................................   18
  Volatility of Stock Price...........................................................   18
THE STRATACOM MEETING.................................................................   19
  Date, Time and Place of the StrataCom Meeting.......................................   19
  Matters to be Considered at the StrataCom Meeting...................................
  Record Date and Shares Entitled to Vote.............................................   19
  Voting of Proxies...................................................................   19
  Vote Required.......................................................................   19
  Quorum; Abstentions and Broker Non-Votes............................................   20
  Solicitation of Proxies and Expenses................................................   20
  Board Recommendation................................................................   20

                                                                                        PAGE
                                                                                        ----
THE MERGER AND RELATED TRANSACTIONS...................................................   21
  General.............................................................................   21
  Conversion of Shares................................................................   21
  Conversion of Options...............................................................   21
  Exchange of Certificates............................................................   21
  Notification Regarding Options......................................................   22
  Background of the Merger............................................................   22
  Reasons for the Merger..............................................................   24
  Certain Information Concerning Cisco and StrataCom..................................   27
  Operations Following the Merger.....................................................   28
  Opinion of StrataCom's Financial Advisor............................................   28
  Related Agreements..................................................................   32
  The Agreement and Plan of Reorganization............................................   36
  Regulatory Matters..................................................................   45
  Certain Federal Income Tax Considerations...........................................   45
  Accounting Treatment................................................................   47
  No Appraisal Rights.................................................................   47
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................   48
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..................   52
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CISCO AND STRATACOM...........................   54
  Vote Required for Extraordinary Transactions........................................   54
  Director Nominations................................................................   54
  Amendment to Governing Documents....................................................   55
  Appraisal Rights....................................................................   55
  Derivative Action...................................................................   56
  Stockholder Consent in Lieu of Meeting..............................................   56
  Fiduciary Duties of Directors.......................................................   56
  Stockholder Proposals...............................................................   56
  Indemnification.....................................................................   57
  Director Liability..................................................................   57
  Anti-Takeover Provisions and Interested Stockholder Transactions....................   58
  Cumulative Voting...................................................................   58
STOCKHOLDER PROPOSALS.................................................................   59
EXPERTS...............................................................................   59
LEGAL MATTERS.........................................................................   59
APPENDICES
  A -- Agreement and Plan of Reorganization and Certificate of Merger.................  A-1
  B -- Opinion of Montgomery Securities...............................................  B-1
  C -- Stock Option Agreement.........................................................  C-1

     NO PERSON HAS BEEN AUTHORIZED BY CISCO OR STRATACOM TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CISCO OR STRATACOM. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Cisco and StrataCom are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Cisco and material filed by StrataCom can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of StrataCom to approve the Reorganization Agreement and the consummation of the Merger constitutes an offering of the Cisco Common Stock to be issued in connection with the Merger. Accordingly, Cisco has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering. This Proxy Statement/Prospectus constitutes the prospectus of Cisco that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Cisco documents filed with the Commission are incorporated by reference in this Proxy Statement/Prospectus:

          1. Cisco's Annual Report on Form 10-K for the fiscal year ended July 30, 1995.

          2. Cisco's Quarterly Reports on Form 10-Q for the three-month periods ended October 29, 1995 and January 28, 1996.

          3. Cisco's Current Reports on Form 8-K filed on September 29, 1995, November 3, 1995, April 2, 1996 and April 25, 1996.

          4. Cisco's Report on Form 10-C filed on February 21, 1996.

          5. The description of Cisco's capital stock contained in Cisco's Registration Statement on Form 8-A dated January 8, 1990, including any amendment or report filed for the purpose of updating such description.

     The following StrataCom documents were filed with the Commission are incorporated by reference in this Proxy Statement/Prospectus:

          1. StrataCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

          2. StrataCom's Quarterly Report on Form 10-Q for the three-month period ended March 30, 1996.

          3. StrataCom's Report on Form 10-C filed on February 16, 1996.

          4. The description of StrataCom's capital stock contained in StrataCom's Registration Statements on Form 8-A dated June 9, 1992, September 26, 1994 and February 22, 1996, including any amendment or report filed for the purpose of updating such description.

     All reports and definitive proxy or information statements filed by Cisco and StrataCom pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the StrataCom Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). WITH RESPECT TO CISCO'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO CISCO SYSTEMS, INC., INVESTOR RELATIONS OFFICE, 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134 (TELEPHONE (408) 526-4000). WITH RESPECT TO STRATACOM'S DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO STRATACOM, INC., INVESTOR RELATIONS, 1400 PARKMOOR AVENUE, SAN JOSE, CALIFORNIA 95126 (TELEPHONE (408) 294-7600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 30, 1996.


     All information contained in this Proxy Statement/Prospectus relating to Cisco has been supplied by Cisco, and all information relating to StrataCom has been supplied by StrataCom.

                                   TRADEMARKS

     CiscoFusion and Cisco IOS are trademarks and Cisco, Cisco Systems, Kalpana, Lightstream, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. FastPacket, StrataCom, and the StrataCom logo are registered trademarks of StrataCom, Inc. This Proxy Statement/Prospectus also contains trademarks of companies other than Cisco, StrataCom and their respective subsidiaries.

     Cisco's quarter and fiscal year ends fall on the last Sunday of the month. For ease of presentation, quarters and fiscal years are shown in this Proxy Statement/Prospectus as calendar month ends.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/ Prospectus, the Appendices hereto, the Exhibits to the Registration Statement (the "Exhibits") and documents incorporated by reference herein. The summary does not contain a complete statement of material information relating to the Reorganization Agreement, the Merger or the other matters discussed herein and is subject to, and qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto and the Exhibits. Stockholders are urged to read this Proxy Statement/Prospectus and the Appendices and the Exhibits in their entirety.

     This Proxy Statement/Prospectus contains forward-looking statements about future results which are subject to risks and uncertainties. StrataCom's and Cisco's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

THE COMPANIES

  Cisco.

     Cisco develops, manufactures, markets and supports high-performance, multiprotocol internetworking systems that link geographically dispersed local-area and wide-area networks ("LANs" and "WANs", respectively) to form a single information infrastructure. Cisco products include a wide range of routers, LAN and Asynchronous Transfer Mode ("ATM") switches, dial-up access servers and network management software solutions. The common thread running through these products is the Cisco Internetwork Operating System ("Cisco IOS") software, which today provides the native intelligence for more than 450,000 installed Cisco units and is an integral part of the products of more than two dozen global partners.

     The Cisco IOS software is a sophisticated suite of networking capabilities that provides network connectivity, security and interoperability for all of today's standard data protocols, media access methods and products from leading information service vendors. This software resides at the heart of Cisco's internetworking products and within the hardware of more than two dozen vendor partners including Alcatel, Cabletron Systems, Compaq Computers, LanOptics, NEC, Northern Telecom and Sun Microsystems. Cisco's modular hardware and software architecture allows products to be configured in a wide variety of ways to suit customers' specific needs.

     Cisco expanded the Cisco IOS feature set by addressing new markets and technologies. These include a range of remote access products, as well as switching products. In 1994, Cisco introduced the CiscoFusion architecture, which blends the capabilities of today's routed internetworks with the emerging technologies of ATM, LAN workgroup switches and virtual LANs.

     Cisco sells its products in approximately 75 countries through a combination of direct sales, distributors, and direct and indirect resellers. Cisco's worldwide Original Equipment Manufacturer ("OEM") customers and resellers include Alcatel, AT&T, British Telecom, Cabletron Systems, Digital Equipment Corporation, Ericsson, Hewlett-Packard, MCI, NEC, Olivetti, Siemens, Sprint, Unisys and US West. Cisco has established technology partnerships with a number of companies to address specialized segments of the internetworking marketplace, and has partnered with leading WAN technology and service providers to offer flexible options to customers. Cisco offers customer service and support through its technical assistance centers in California, North Carolina, Australia and Belgium, and provides on-site hardware maintenance on a worldwide basis through IBM, AT&T and Hewlett-Packard.

     Unless otherwise indicated, "Cisco" refers to Cisco Systems, Inc., a California corporation, and its wholly-owned and majority-owned subsidiaries. Cisco was incorporated in California in December 1984. Cisco's principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Its telephone number is (408) 526-4000.

  StrataCom.

     StrataCom is a leader in providing worldwide, high-speed WAN solutions. StrataCom supplies both frame relay and ATM switching equipment to private enterprises and telecommunications service providers enabling these providers to offer frame relay and ATM services.

     StrataCom markets a complete line of communications switches and network access devices that support both narrowband and broadband communications. These products integrate multimedia communications over high-speed transmission facilities to allow users to build efficient, flexible, reliable and manageable WANs. Because StrataCom believes that network reliability is one of the most important characteristics of network equipment, StrataCom's products are designed to maximize network reliability through a variety of features including: automatic redundancy for critical components; remote access and diagnosis; and automatic alternate routing around link failures.


     StrataCom has over 450 users in the enterprise market, in a wide range of industries including financial institutions, insurance companies, airlines, government agencies and manufacturers. StrataCom's customers include the British Post Office, NationsBank, AT&T, British Telecom, CompuServe, LDDS/WorldCom and Pacific Bell.


     Unless otherwise indicated, "StrataCom" refers to StrataCom, Inc., a Delaware corporation and its wholly-owned and majority-owned subsidiaries. StrataCom was incorporated in California in 1986 and was reincorporated in Delaware in 1987. StrataCom's principal executive offices are located at 1400 Parkmoor Avenue, San Jose, California, 95126. Its telephone number is (408) 294-7600.

  Merger Sub.

     "Merger Sub" refers to Jet Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cisco formed solely for the purpose of the Merger. Merger Sub's principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134. Its telephone number is (408) 526-4000.

THE MERGER; CONVERSION OF SECURITIES

     Cisco, Merger Sub and StrataCom have entered into the Reorganization Agreement, whereby Merger Sub will be merged with and into StrataCom, resulting in StrataCom becoming a wholly-owned subsidiary of Cisco. See "The Merger and Related Transactions."

     Upon consummation of the Merger, each share of StrataCom Common Stock then outstanding will be converted automatically into the right to receive that number of shares of Cisco Common Stock obtained by dividing $50.00 by the average of the closing prices of Cisco Common Stock as quoted on the Nasdaq National Market for the fifteen trading days immediately preceding (and including) the fifth trading day prior to the StrataCom Meeting; provided that, if the actual quotient obtained thereby is less than one, the quotient shall be one, and if the actual quotient obtained thereby is more than 1.2195, the quotient shall be 1.2195 of a share of newly-issued Cisco Common Stock. Cash will be paid in lieu of fractional shares. Based upon the capitalization of StrataCom and Cisco as of the date of the Reorganization Agreement and on the Assumed Exchange Ratio, the stockholders of StrataCom will own Cisco Common Stock representing approximately 11.8% of the Cisco Common Stock outstanding immediately after consummation of the Merger.


     As of the Record Date, May 20, 1996, StrataCom had 76,149,718 shares of Common Stock outstanding and 11,733,897 shares of Common Stock reserved for issuance pursuant to outstanding stock options of which 2,538,648 options will be vested and exercisable as of July 9, 1996. Based on a closing price of Cisco Common Stock of $55.75 on June 6, 1996, and assuming exercise of vested stock options, the aggregate value of the Merger consideration to be issued in the transaction would be approximately $4.39 billion, giving pro forma effect to the exercise of all such outstanding stock options. See "The Merger and Related Transactions -- Conversion of Shares."


     The shares of Cisco Common Stock outstanding prior to the Merger will remain unchanged by the Merger, except for dilution of approximately 11.8% resulting from the Merger.

  Exchange of Certificates; Notification Regarding Options

     Following effectiveness of the Merger, a letter of transmittal with instructions will be mailed to each holder of record of StrataCom Common Stock for use in exchanging StrataCom Common Stock certificates for Cisco Common Stock Certificates. HOLDERS OF STRATACOM COMMON STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Following effectiveness of the Merger, Cisco will issue to each holder of a StrataCom Option a document evidencing the assumption of such StrataCom Option by Cisco. See "The Merger and Related Transactions -- Exchange of Certificates" and "-- Notification Regarding Options."

  Reasons for the Merger

     Cisco and StrataCom have identified several potential benefits of the Merger that they believe will contribute to the success of Cisco and StrataCom (together, the "Combined Company"). The Combined Company will be able to, among other things, enhance its competitiveness in global interconnectivity by leveraging Cisco's technology and financial resources with StrataCom's networking hardware and software. See "The Merger and Related
Transactions -- Background of the Merger" and "-- Reasons for the Merger."

  Operations Following the Merger

     Following the Merger, StrataCom will continue its operations as a wholly-owned subsidiary of Cisco.

THE STRATACOM MEETING

  Date, Time and Place of the StrataCom Meeting


     The StrataCom Meeting will be held on July 9, 1996, at 10 a.m., local time, at StrataCom's facilities located at 1400 Parkmoor Avenue, San Jose, California.


  Purpose of the StrataCom Meeting

     At the StrataCom Meeting, stockholders of record of StrataCom will be asked to consider and vote upon a proposal to approve the Reorganization Agreement and the consummation of the Merger. Stockholders of StrataCom will also consider and vote upon any other matter that may properly come before the StrataCom Meeting and any adjournment or postponement thereof. Representatives of StrataCom's principal accountants are expected to be present at the StrataCom Meeting; will have the opportunity to make a statement if they desire to do so; and are expected to be available to respond to appropriate questions.

  Record Date; Shares Entitled to Vote

     Only holders of record of StrataCom Common Stock on May 20, 1996 (the "Record Date") are entitled to notice of and to vote at the StrataCom Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 76,149,718 shares of StrataCom Common Stock, each of which will be entitled to one vote on each matter to be acted upon.

  Vote Required; Certain Voting Information

     Approval of the Reorganization Agreement and the consummation of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of StrataCom Common Stock entitled to vote. See "The Merger and Related Transactions -- Related Agreements -- Voting Agreements" below for information with respect to voting agreements entered into by certain stockholders of StrataCom. Approval of the Merger by the stockholders of StrataCom and any abstentions from voting thereon may be deemed a "ratification" of the Merger under Delaware law, which may provide either Cisco or StrataCom with a complete or partial defense to any subsequent stockholder challenges to the Merger. Neither Cisco nor StrataCom has a current intention to assert such vote as a defense to any subsequent challenge to the transaction, but neither company intends to waive any rights under Delaware law related thereto, and either company may in fact assert such a vote as a defense to any legal claim which may be raised. Stockholders should therefore recognize that their vote may be used as a defense to any such claim, and that such a vote may eliminate or impair their legal right to challenge the transaction following the closing.


     As of the Record Date, StrataCom's directors and executive officers (and their affiliates), as a group, beneficially owned 4,391,200 shares (exclusive of any shares issuable upon the exercise of options unexercised as of such date), or approximately 5.8% of the 76,149,718 shares of StrataCom Common Stock that were issued and outstanding as of such date. Each of Richard M. Moley, Richard
W. Lowenthal, Sanjay Subhedar and M. Kenneth Oshman, who, as of April 21, 1996, in the aggregate beneficially owned 4,001,850 shares (exclusive of any shares issuable upon the exercise of options), or approximately 5.3% of the shares of StrataCom Common Stock, have agreed with Cisco to vote in favor of the Reorganization Agreement and consummation of the Merger and have executed irrevocable proxies in connection therewith. See "The Merger and Related Transactions -- Related Agreements -- Voting Agreements." As of the Record Date, there were 666 stockholders of record who held shares of StrataCom Common Stock (although StrataCom has been informed that there are in excess of 18,000 beneficial owners), as shown on the records of StrataCom's transfer agent for such shares. Based on the 76,149,718 shares of Common Stock outstanding and entitled to vote on the Record Date, a total of 38,074,860 shares are required to be voted in favor of the Merger in order for the Merger to be approved and consummated. Accordingly, StrataCom's directors, executive officers and their affiliates hold shares representing approximately 11.5% of the total number of shares required for approval of the transaction.


  Quorum; Abstentions and Broker Non-Votes


     The required quorum for the transaction of business at the StrataCom Meeting is a majority of the shares of StrataCom Common Stock issued and outstanding as of the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the Reorganization Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of StrataCom Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement and the consummation of the Merger. However, under applicable Delaware law, an abstention may have the same effect as a vote for the Merger in determining whether the stockholders have "ratified" the Merger, and, accordingly, abstentions may impair the ability of stockholders to maintain a subsequent challenge to the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF STRATACOM COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.


  Appraisal Rights

     Stockholders who dissent from the Merger will not be entitled to rights of appraisal under Section 262 of the Delaware General Corporation Law. See "The Merger and Related Transactions -- No Appraisal Rights." Accordingly, stockholders who do not wish to receive Cisco Common Stock in exchange for their shares of StrataCom Common Stock must liquidate their investment by selling their stock in the market prior to consummation of the Merger.

OPINION OF STRATACOM'S FINANCIAL ADVISOR

     Montgomery Securities ("Montgomery") has delivered to the StrataCom Board of Directors its written opinion, dated as of April 21, 1996 (the "Montgomery Opinion"), that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be received by the StrataCom stockholders pursuant to the Merger was fair, from a financial point of view. The full text of the Montgomery Opinion is attached as Appendix B to this Proxy Statement/Prospectus. StrataCom stockholders should read the Montgomery Opinion in its entirety. See "The Merger and Related
Transactions -- Opinion of StrataCom's Financial Advisor."

RECOMMENDATION OF STRATACOM'S BOARD OF DIRECTORS


     THE STRATACOM BOARD OF DIRECTORS (I) UNANIMOUSLY BELIEVES THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, STRATACOM STOCKHOLDERS, (II) HAS UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT AND THE MERGER, AND (III) UNANIMOUSLY RECOMMENDS THAT STRATACOM STOCKHOLDERS VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER. THE PRIMARY FACTORS CONSIDERED AND RELIED UPON BY THE STRATACOM BOARD OF DIRECTORS IN REACHING ITS RECOMMENDATION ARE REFERRED TO IN "THE MERGER AND RELATED
TRANSACTIONS -- REASONS FOR THE MERGER," "-- BACKGROUND OF THE MERGER" AND
"-- INTERESTS OF CERTAIN PERSONS IN THE MERGER."


VOTING AGREEMENTS


     In connection with the Merger, certain stockholders of StrataCom have entered into voting agreements with Cisco. The terms of such voting agreements provide that each of such stockholders will vote all shares of StrataCom Common Stock beneficially owned by such stockholders in favor of the approval of the Reorganization Agreement and consummation of the Merger and against any competing proposals (the "Voting Agreements"). The Voting Agreements are accompanied by irrevocable proxies whereby the stockholders of StrataCom provide to Cisco the right to vote their shares on the proposals relating to the Reorganization Agreement and the Merger at the StrataCom Meeting and any competing proposal at a StrataCom stockholder meeting. Holders of approximately 5.3% (as of April 21, 1996, exclusive of any shares issuable upon the exercise of options held by such holders) of the shares of StrataCom Common Stock entitled to vote at the stockholder meeting have entered into such Voting Agreements and irrevocable proxies. See "The Merger and Related
Transactions -- Related Agreements -- Voting Agreements."


AFFILIATES AGREEMENTS

     To help ensure that the Merger will be accounted for as a pooling of interests and to help ensure compliance with Rule 145 under the Securities Act, the affiliates of StrataCom and Cisco have executed agreements which, with certain limited exceptions, prohibit such persons from disposing of their StrataCom Common Stock or Cisco Common Stock, as the case may be, until Cisco publicly releases financial results covering at least 30 days of combined operations of Cisco and StrataCom after the Merger (the "Affiliates Agreements"). See "The Merger and Related Transactions -- Related
Agreements -- Affiliates Agreements."

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

     Cisco has entered into an employment and non-competition agreement with each of Richard M. Moley, Sanjay Subhedar, M. Alex Mendez, Charles Corbalis, John G. Kirsch, Richard W. Lowenthal, Mark Chandler, Anthony Crabb and Kenneth Shevock, and StrataCom has agreed to use its best efforts to cause certain other employees to enter into similar employment and non-competition agreements with Cisco. The employment and non-competition agreements are contingent upon the occurrence of the Merger and will become effective at the effective time of the Merger. See "The Merger and Related Transactions -- Related
Agreements -- Employment and Non-Competition Agreements."

STOCK OPTION AGREEMENT

     Cisco and StrataCom have entered into a Stock Option Agreement, dated as of April 21, 1996 (the "Stock Option Agreement"), pursuant to which Cisco has the right, under certain circumstances, to acquire up to 11,395,300 shares of authorized and unissued StrataCom Common Stock (or approximately 15% of the outstanding StrataCom Common Stock prior to such issuance) at a price per share of $50.00 (the "Cisco Option"). See "The Merger and Related
Transactions -- Related Agreements -- Stock Option Agreement."

THE AGREEMENT AND PLAN OF REORGANIZATION

  Representations, Warranties and Covenants

     Under the Reorganization Agreement, Cisco and StrataCom made a number of representations and warranties regarding their respective capital structures, operations, financial conditions and other matters, including their authority to enter into the Reorganization Agreement and to consummate the Merger. Each of Cisco and StrataCom covenanted that, until the consummation of the Merger or the termination of the Reorganization Agreement, it will carry on its business in the ordinary course and attempt to preserve its present business and relationships with customers, suppliers and others, it will not take certain actions without the other's consent, and it will use its best efforts to consummate the Merger. See "The Merger and Related Transactions -- The Agreement and Plan of Reorganization -- Representations, Warranties and Covenants."

  No Solicitation of Transactions


     StrataCom has agreed not to, directly or indirectly, solicit, initiate discussions, encourage or engage in negotiations with, or disclose any nonpublic information relating to StrataCom or any of its subsidiaries to, any person relating to a possible acquisition of StrataCom, except that, if the StrataCom Board of Directors receives an unsolicited proposal, or written expression of interest that StrataCom expects to lead to a proposal, that the StrataCom Board of Directors believes would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the Merger (a "Superior Proposal"), and the StrataCom Board of Directors determines in good faith, after consultation with outside legal counsel, that such actions are necessary for the StrataCom Board of Directors to comply with its fiduciary duties under applicable law, then the StrataCom Board of Directors will not be prevented from taking such other actions as are consistent with the fiduciary obligations of the StrataCom Board of Directors. However, if in connection with such a proposal, should the StrataCom Board of Directors withdraw or modify its approval and recommendation of the Reorganization Agreement, and if Cisco or StrataCom shall thereafter terminate the Reorganization Agreement, StrataCom must promptly pay to Cisco an $80,000,000 termination fee (the "Termination Fee"). In addition, under certain circumstances, the Cisco Option would then become exercisable. See "The Merger and Related Transactions -- The Agreement and Plan of Reorganization -- No Solicitation of Transactions."


  Conditions to the Merger


     In addition to the requirement that the requisite approval of StrataCom stockholders be received, the consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Reorganization Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned on, among other things, continued effectiveness of the Registration Statement, the accuracy of the other party's representations, the other party's performance of its covenants, the absence of a material adverse change with respect to the other party, favorable legal opinions (including opinions to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes), the receipt of a letter from Cisco's independent accountants and a letter from StrataCom's independent accountants that the Merger will be treated as a pooling of interests for accounting purposes and with respect to StrataCom's ability to participate in a pooling-of-interests transaction, respectively, and the absence of legal action preventing the consummation of the Merger. At any time prior to the Merger, either party may waive compliance with any of the agreements or satisfaction of any of the conditions in the Reorganization Agreement; provided, however, that in the event that letters from Cisco's and StrataCom's accountants confirming the availability of pooling of interests accounting are not provided, neither party intends to waive compliance with this condition.


     Moreover, both Cisco and StrataCom undertake that they will not waive compliance with such condition without filing a post-effective amendment to the Registration Statement and re-soliciting approval of the Merger by StrataCom's stockholders pursuant to an amended Proxy Statement/Prospectus contained in such an amendment. In the event that StrataCom determines to waive any other condition contained in the Reorganization Agreement it will also re-solicit the approval of the Merger by StrataCom's stockholders if such re-solicitation is required by applicable law or if such condition is deemed to be of such materiality that

StrataCom shall determine, in consultation with its counsel, that a re-solicitation of stockholder approval is appropriate. StrataCom and Cisco have no current intention to waive any specific condition to the Merger. See "The Merger and Related Transactions -- The Agreement and Plan of
Reorganization -- Conditions to the Merger."

  Closing


     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, Merger Sub and StrataCom will file a Certificate of Merger with the Secretary of State of Delaware and the Recorder of the County in which the registered office of StrataCom is located. The Merger will become effective upon such filings (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on or before July 9, 1996. See "The Merger and Related Transactions -- Agreement and Plan of Reorganization -- Closing."


  Termination, Amendments and Waivers

     At any time prior to the Effective Time, the Reorganization Agreement may be terminated under certain circumstances, including, without limitation, by mutual consent of Cisco and StrataCom, or by either Cisco or StrataCom if the other party commits certain material breaches of any representation, warranty or covenant made by that other party in the Reorganization Agreement. In addition, the Reorganization Agreement may be terminated by either party if the Merger is not consummated on or before November 15, 1996, or by Cisco or, under certain circumstances, by StrataCom, if the StrataCom Board of Directors withdraws or modifies its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Cisco.


     The Reorganization Agreement may be amended by Cisco and StrataCom at any time before or after approval by the StrataCom and Merger Sub stockholders, except that, after such approval, no amendment may be made which (i) alters or changes the amount or kind of consideration to be received upon conversion of the StrataCom Common Stock, (ii) alters or changes any term of the Certificate of Incorporation of the surviving corporation to be effected by the Merger, or
(iii) alters or changes any of the terms and conditions of the Reorganization Agreement if such alteration or change would adversely affect the holders of StrataCom or Merger Sub Common Stock. See "The Merger and Related
Transactions -- Agreement and Plan of Reorganization -- Termination, Amendments and Waivers."



     At any time prior to the Effective Time, either of Cisco or StrataCom may, to the extent legally allowed, by execution of an instrument duly authorized in writing signed on behalf of such party (a) extend the time for the performance of any of the obligations or acts of the other party set forth in the Reorganization Agreement; (b) waive any inaccuracies in the representations and warranties made to such party in the Reorganization Agreement or in any document delivered pursuant to the Reorganization Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such party under the Reorganization Agreement.


  Fees and Expenses; Termination Fee

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the Merger will be paid by the party incurring the expense.

     Notwithstanding the foregoing, in certain events, if, under certain circumstances, Cisco or StrataCom terminates the Reorganization Agreement, StrataCom must promptly pay to Cisco all of the fees and out-of-pocket costs incurred by Cisco in connection with the Reorganization Agreement and the Merger, and in certain cases, a cash sum of up to $80,000,000 (in which cases the Cisco Option could also become exercisable). See "The Merger and Related Transactions -- Agreement and Plan of Reorganization -- Fees and Expenses; Termination Fee."

  Indemnification and Insurance


     Cisco has agreed that, from and after the Effective Time, Cisco will, and will cause StrataCom to, indemnify the present and former officers, directors, employees and agents of StrataCom against certain liabilities, including, without limitation, liabilities arising out of or pertaining to the transactions contemplated by the Reorganization Agreement. As of the Effective Time, Cisco shall assume, and shall also cause StrataCom to maintain, all obligations of StrataCom and its officers and directors under any indemnification agreements in effect on April 21, 1996 to which StrataCom is a party.



     For four years after the Effective Time, Cisco will either (i) at all times maintain at least $500,000,000 in cash, marketable securities and unrestricted lines of credit to be available to indemnify the present and former officers, directors, employees and agents of StrataCom against certain liabilities, or
(ii) cause the Surviving Corporation to use its best efforts to provide directors and officers' liability insurance on terms substantially equivalent to the StrataCom directors and officers liability insurance policy in effect on the date of the Reorganization Agreement.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the StrataCom Board of Directors with respect to the Reorganization Agreement and the Merger, the StrataCom stockholders should be aware that certain directors and officers of StrataCom have interests in the Merger that present them with potential conflicts of interest. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger."

RISK FACTORS

     IN CONSIDERING WHETHER TO APPROVE THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER, STRATACOM STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Each of Cisco and StrataCom originally filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on April 23, 1996 and the applicable waiting period under the HSR Act terminated on May 31, 1996. See "The Merger and Related
Transactions -- Regulatory Matters."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Merger is intended to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Reorganization"), in which case no gain or loss would generally be recognized by the stockholders of StrataCom on the exchange of their shares of StrataCom Common Stock for shares of Cisco Common Stock. If the Merger were not to so qualify, the exchange of shares would be taxable. It is a condition to the obligation of each of the parties to consummate the Merger that they receive an opinion of their respective counsel to the effect that the Merger will qualify as a Reorganization, and the parties do not intend to waive such condition. STRATACOM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES. See "The Merger and Related Transactions -- Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

     The Merger is intended to be treated as a pooling of interests for accounting purposes. As a condition to Cisco's and StrataCom's obligations to consummate the Merger, Cisco will receive a letter to such effect from Coopers & Lybrand L.L.P., independent accountants, and StrataCom will receive a letter with respect to StrataCom's ability to participate in a pooling-of-interests transaction from Arthur Andersen LLP, independent accountants. See "The Merger and Related Transactions -- Accounting Treatment."

COMPARISON OF STOCKHOLDER RIGHTS


     The rights of StrataCom stockholders are currently governed by the Delaware General Corporation Law and by StrataCom's Restated Certificate of Incorporation (the "StrataCom Certificate") and Bylaws (the "StrataCom Bylaws"). Upon consummation of the Merger, StrataCom stockholders will become stockholders of Cisco, which is a California corporation, and their rights as stockholders of Cisco will be governed by the California Corporations Code and by Cisco's Restated Articles of Incorporation (the "Cisco Articles") and Amended and Restated Bylaws (the "Cisco Bylaws"). See "Comparison of Rights of Holders of StrataCom Common Stock and Cisco Common Stock" for a summary of the material differences between the rights of holders of StrataCom Common Stock and Cisco Common Stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

CISCO MARKET PRICE DATA

     Cisco's Common Stock is traded on the Nasdaq National Market under the symbol "CSCO." The following table sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for Cisco Common Stock for the periods indicated, adjusted to reflect the two-for-one stock splits effected in each of March 1993 and 1994 and February 1996.


                                                                      HIGH       LOW
                                                                     ------     ------
        Fiscal 1993
          First Quarter...........................................   $ 7.39     $ 5.63
          Second Quarter..........................................    11.56       7.31
          Third Quarter...........................................    11.97      10.11
          Fourth Quarter..........................................    14.06      10.10
        Fiscal 1994
          First Quarter...........................................    14.69      10.44
          Second Quarter..........................................    17.69      12.38
          Third Quarter...........................................    20.19      14.50
          Fourth Quarter..........................................    16.25       9.53
        Fiscal 1995
          First Quarter...........................................    15.00      10.44
          Second Quarter..........................................    18.31      15.06
          Third Quarter...........................................    20.38      16.28
          Fourth Quarter..........................................    29.31      19.69
        Fiscal 1996
          First Quarter...........................................    38.63      26.13
          Second Quarter..........................................    43.94      32.69
          Third Quarter (through June 6, 1996)....................   $57.88      42.25

STRATACOM MARKET PRICE DATA

     StrataCom's Common Stock is traded on the Nasdaq National Market under the symbol "STRM." The following table sets forth the range of high and low closing prices reported on the Nasdaq National Market for StrataCom Common Stock for the periods indicated, adjusted to reflect the two-for-one stock splits effected in December 1994 and February 1996:


                                                                      HIGH       LOW
                                                                     ------     ------
        Fiscal 1993
          First Quarter...........................................   $ 4.63     $ 2.56
          Second Quarter..........................................     3.81       2.63
          Third Quarter...........................................     3.63       2.85
          Fourth Quarter..........................................     4.94       3.31
        Fiscal 1994
          First Quarter...........................................     4.75       3.25
          Second Quarter..........................................     5.94       4.32
          Third Quarter...........................................    11.19       5.13
          Fourth Quarter..........................................    18.63       8.69
        Fiscal 1995
          First Quarter...........................................    23.50      16.13
          Second Quarter..........................................    25.13      16.00
          Third Quarter...........................................    28.75      23.25
          Fourth Quarter..........................................    41.00      20.50
        Fiscal 1996
          First Quarter...........................................    42.25      28.88
          Second Quarter (through June 6, 1996)...................    57.50      32.75


DIVIDEND INFORMATION

     Neither Cisco nor StrataCom has ever paid any cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

RECENT CLOSING PRICES


     The following table sets forth the closing prices per share of Cisco Common Stock and StrataCom Common Stock on the Nasdaq National Market on April 19, 1996, the last trading day before announcement of the proposed Merger, and on June 6, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and the equivalent per share prices for StrataCom Common Stock based on the Cisco Common Stock prices:



                                                                                        STRATACOM
                                                  CISCO STOCK     STRATACOM STOCK     EQUIVALENT(1)
                                                  -----------     ---------------     -------------
    April 19, 1996..............................    $ 47.75           $ 38.75            $ 50.00
    June 6, 1996................................      55.75             55.38              55.75


- ---------------
(1) Represents the equivalent of one share of StrataCom Common Stock calculated by multiplying the closing price per share of Cisco Common Stock by the Assumed Exchange Ratio.

     Because the market price of Cisco Common Stock is subject to fluctuation, the market value of the shares of Cisco Common Stock that holders of StrataCom Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CISCO COMMON STOCK AND STRATACOM COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CISCO COMMON STOCK OR STRATACOM COMMON STOCK.

NUMBER OF STOCKHOLDERS

     As of May 20, 1996, there were 666 stockholders of record who held shares of StrataCom Common Stock (although StrataCom has been informed that there are in excess of 18,000 beneficial owners), as shown on the records of StrataCom's transfer agent for such shares.

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA AND
                           COMPARATIVE PER SHARE DATA

     The following selected historical financial data of Cisco and StrataCom is unaudited and has been derived from their respective historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto that are incorporated herein by reference. The selected pro forma combined financial information of Cisco and StrataCom is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such pro forma statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

     The pro forma financial information does not purport to represent what Cisco's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Cisco's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from cost savings or synergies of operations of the Combined Company.


     The selected historical financial information as of January 31, 1996 and for the six months ended January 31, 1995 and 1996 for Cisco and as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 for StrataCom has been derived from unaudited consolidated financial statements, but in the respective companies' opinions reflects all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of their financial conditions as of that date and the results of operations for those unaudited interim periods. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.


                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 SIX MONTHS
                                                                                                    ENDED
                                                FISCAL YEAR ENDED JULY 31,                       JANUARY 31,
                                 --------------------------------------------------------   ---------------------
                                   1991       1992       1993        1994         1995        1995        1996
                                 --------   --------   --------   ----------   ----------   --------   ----------
CISCO
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
  Net sales....................  $183,184   $339,623   $649,035   $1,242,975   $1,978,916   $847,822   $1,536,673
  Operating income.............    66,189    129,387    263,571      488,116      642,939    229,987      558,078
  Net income...................    43,189     84,386    171,955      314,867      421,008    152,255      365,097
  Net income per share(1)......  $   0.09   $   0.17   $   0.33   $     0.59   $     0.76   $   0.28   $     0.63
  Common and common equivalent
    shares used in computing
    per share
    calculation.(1)............   500,640    508,144    516,266      530,102      554,596    548,284      579,137

- ---------------
(1) Gives effect to the Cisco two-for-one stock split effective February 16, 1996.

                                                         JULY 31,
                                 --------------------------------------------------------              JANUARY 31,
                                   1991       1992       1993        1994         1995                    1996
                                 --------   --------   --------   ----------   ----------              -----------
HISTORICAL CONSOLIDATED BALANCE
  SHEET DATA:
  Working capital..............  $114,711   $168,753   $148,264   $  302,165   $  658,213              $   822,127
  Total assets.................   154,145    323,933    595,213    1,053,694    1,757,279                2,365,832
  Total stockholders' equity...   127,459    245,610    475,181      848,182    1,378,731                1,811,328

                                                                                             THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                    MARCH 31,
                                         -------------------------------------------------   ------------------
                                          1991      1992      1993       1994       1995      1995       1996
                                         -------   -------   -------   --------   --------   -------   --------
                                                                                                (UNAUDITED)
STRATACOM
HISTORICAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net revenues.........................  $39,516   $55,576   $74,364   $154,244   $331,744   $71,587   $101,909
  Income from operations...............     (223)    4,519     7,779     28,032     77,015    16,189     24,187
  Net income...........................       53     4,502     7,528     19,772     52,474    11,146     15,969
  Net income per share(1)..............  $    --   $  0.08   $  0.11   $   0.27   $   0.66   $  0.14   $   0.20
  Weighted average common shares and
    equivalents(1).....................   52,372    59,448    65,688     72,224     79,814    78,890     81,344


- ------------------------------
(1) Gives effect to the StrataCom two-for-one stock split effective February 15, 1996.


                                                                    DECEMBER 31,                       MARCH
                                                  -------------------------------------------------     31,
                                                   1991      1992      1993       1994       1995       1996
                                                  -------   -------   -------   --------   --------   --------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
  Working capital...............................  $13,505   $30,402   $37,025   $111,284   $165,272   $175,623
  Total assets..................................   28,293    46,816    60,356    187,361    295,403    323,965
  Total stockholders' equity....................   15,354    34,694    44,794    149,516    232,075    264,240


              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                           SIX MONTHS ENDED
                                                           YEAR ENDED JULY 31,                JANUARY 31,
                                                    ----------------------------------   ---------------------
                                                      1993        1994         1995        1995        1996
                                                    --------   ----------   ----------   --------   ----------
PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
Net sales.........................................  $714,533   $1,334,436   $2,232,652   $949,942   $1,716,801
Operating income..................................   269,960      500,170      697,963    250,280      600,362
Net income(1).....................................   176,201      322,981      456,489    165,991      391,124
Net income per share(1)...........................  $   0.30   $     0.54   $     0.72   $   0.27   $     0.59
Common and common equivalent shares used in
  computing per share calculation.................   580,623      596,539      630,711    621,372      659,625


                                                                                                     JANUARY
                                                                                                       31,
                                                                                                       1996
                                                                                                    ----------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and short term
  investments.....................................                                                  $  613,283
Working capital(2)................................                                                     972,399
Total assets......................................                                                   2,661,235
Long-term liabilities.............................                                                       1,539
Total stockholders' equity(2).....................                                                   2,028,403
Book value per share(2)...........................                                                  $     3.18

- ---------------
(1) The pro forma financial information includes pro forma adjustments which increase income tax expense by $236,000, $2,546,000, $2,241,000, $1,704,000 and 2,392,000 for the six months ended January 31, 1995 and 1996 and the years ended July 31, 1993, 1994 and 1995, respectively. These amounts reflect the impact of the reversal of valuation allowances realized in the historical financial statements of StrataCom which would not have been present had the companies always been combined historically.

(2) Net of estimated expenses of $15.0 million expected to be incurred by the Combined Company in connection with the Merger.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Cisco and StrataCom and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that one share of Cisco Common Stock is issued in exchange for each share of StrataCom Common Stock. This data should be read in conjunction with the selected historical financial data and the historical financial statements of Cisco and StrataCom and the notes thereto that are incorporated herein by reference. The selected pro forma combined financial information of Cisco and StrataCom is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such pro forma statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                        YEAR ENDED JULY 31,          JANUARY 31,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Cisco Historical Per Common Share:
  Net income.......................................  $0.33     $0.59     $0.76     $0.28     $0.63
  Book value(1)....................................   0.96      1.65      2.53                3.21
Pro Forma Combined -- Per Cisco Share(2)(3):
  Net income.......................................   0.30      0.54      0.72      0.27      0.59
  Book value(1)....................................                                           3.18

                                                                                     SIX MONTHS
                                                     TWELVE MONTHS ENDED JUNE           ENDED
                                                                30,                 DECEMBER 31,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1994      1995
                                                     -----     -----     -----     -----     -----
StrataCom Historical Per Common Share:
  Net income.......................................  $0.10     $0.15     $0.50     $0.19     $0.35
  Book value(1)....................................   0.64      0.81      2.49                3.12
Pro Forma Combined -- Per StrataCom Share(2)(3)(4):
  Net income.......................................   0.30      0.54      0.72      0.27      0.59
  Book value(1)....................................                                           3.18


                                                                                    THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
StrataCom Historical Per Common Share:
  Net income.......................................  $0.11     $0.27     $0.66     $0.14     $0.20
  Book value(1)....................................   0.72      2.11      3.12                3.48


- ---------------
(1) Historical book value per share is computed by dividing stockholders' equity for Cisco and StrataCom by the number of shares of common stock outstanding at the end of each period for Cisco and StrataCom. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(2) The pro forma combined per share information combines financial information of Cisco for the fiscal years ended July 31, 1993, 1994 and 1995 and the six months ended January 31, 1995 and 1996 with the financial information of StrataCom for the twelve months ended June 30, 1993, 1994 and 1995 and the six months ended December 31, 1994 and 1995, respectively.

(3) Cisco and StrataCom estimate that they will incur merger-related expenses, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges of approximately $15.0 million. The pro forma combined balance sheet data gives effect to such expenses as if they had been incurred as of January 28, 1996, but the pro forma combined condensed statements of operations do not give effect to such expenses.

    The pro forma financial information includes pro forma adjustments which increase income tax expense by $236,000, $2,546,000, $2,241,000, $1,704,000 and $2,392,000 for the six months ended January 31, 1995 and 1996 and the years ended July 31, 1993, 1994 and 1995, respectively. These amounts reflect the impact of the reversal of valuation allowances realized in the historical financial statements of StrataCom which would not have been present had the companies always been combined historically.

(4) The unaudited equivalent StrataCom pro forma per share amounts are calculated by multiplying the Cisco combined pro forma per share amounts by the Exchange Ratio.

                                  RISK FACTORS

     The following risk factors should be considered by holders of StrataCom Common Stock in evaluating whether to approve the Reorganization Agreement and the consummation of the Merger and thereby become holders of Cisco Common Stock. These factors should be considered in conjunction with the other information contained in this Proxy Statement/Prospectus, the Appendices and Exhibits hereto and the documents incorporated by reference herein.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND FUTURE GROWTH RATE

     Cisco's operating results have in the past been, and may continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include the integration of people, operations and products from acquired businesses and technologies; increased competition, which Cisco expects; the introduction and market acceptance of new products, including high-speed switching and ATM technologies; variations in sales channels, product costs or mix of products sold; the timing of orders and manufacturing lead times; and changes in general economic conditions and specific economic conditions in the computer and networking industries, any of which could have an adverse impact on operations and financial results. For example, in the second quarter of fiscal 1995, Cisco acquired substantially all of the assets of LightStream and incurred an expense of approximately $95 million associated with purchased research and development, which resulted in net income being significantly lower than in the prior quarter. Additionally, the dollar amount of large orders for Cisco's products have been increasing, and therefore the operating results for a quarter could be materially adversely affected if a number of large orders are either not received or are delayed, due for example, to cancellations, delays or deferrals by customers. Further, Cisco's expense levels are required, in part, to generate future net sales. If net sales are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by a reduction in net sales because a proportionately smaller amount of Cisco's expenses varies with its net sales.

     Cisco expects that in the future, its net sales will grow at a slower rate than was experienced in previous periods and that on a quarter-to-quarter basis, Cisco's growth in net sales may be significantly lower than its historical quarterly growth rate. Cisco has been experiencing longer sales cycles for its core products resulting from larger order sizes and believes that some customers may be deferring purchases in order to complete detailed reviews of their overall network plans. In addition, in response to customer demand, Cisco has, from time to time, reduced its product manufacturing lead times and its backlog of orders. To the extent that backlog is reduced during any particular period, it would result in more variability and less predictability in Cisco's quarter-to-quarter net sales and operating results.

     Cisco's growth is dependent upon market growth and its ability to enhance its existing products and introduce new products on a timely basis. Cisco must also maintain its ability to manage any such growth effectively. Failure to manage growth effectively could materially and adversely affect Cisco's business and operating results. Cisco's growth and ability to meet customer demand also depend, in part, on its ability to obtain timely supplies of parts from its vendors. While lead times for commodity components have improved recently, some components, particularly proprietary ASIC's and other networking specific components, continue to be in short supply. An inability to obtain these parts could have a material and adverse affect on Cisco's growth.

     Cisco also expects that gross margins may be adversely affected by increases in material or labor costs and decreases in average selling prices resulting from a number of factors, including heightened price competition, and by changes in channels of distribution or in the mix of products sold. In addition, Cisco expects its operating margins may decrease as it continues to hire additional personnel and to increase other operating expenses to support its business. The results of operations for the first two quarters of fiscal 1996 are not necessarily indicative of results to be expected in future periods.

ACQUISITION STRATEGY

     In part, Cisco has addressed, and expects to continue to address, the need to develop new products through the acquisition of other companies. Acquisitions, such as the Merger, involve numerous risks including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which Cisco has no or limited direct prior experience and where competitors in such markets have stronger market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following an acquisition, including the Merger, will require the dedication of management resources that may distract attention from the day-to-day business of the Combined Company. The inability of management to successfully integrate the operations of the two companies or any other company which Cisco may acquire, could have a material adverse effect on the business and results of operations of Cisco. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers and to recruit key employees through various incentives.

COMPETITION

     The computer networking industry is intensely competitive and subject to rapid technological change. Cisco expects competition to increase significantly in the future from existing competitors and a number of companies that may enter Cisco's existing or future markets. Increased competition could result in price reductions, reduced margins and loss of market share, any or all of which would materially and adversely affect Cisco's business and operating results. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of Cisco's products. There can be no assurance that Cisco will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that Cisco will be able to respond effectively to technological changes, new standards or product announcements by competitors. Cisco's competitors include many large domestic and foreign companies as well as emerging companies attempting to sell products to specialized markets such as those addressed by Cisco. Several of Cisco's competitors have recently been acquired by major networking companies. These acquisitions are likely to permit Cisco's competitors to devote significantly greater resources to the development and marketing of new competitive products and the marketing of existing competitive products to their larger installed bases. Cisco expects that competition will increase substantially as a result of these and other industry consolidations, as well as the emergence of new competitors. There can be no assurance that Cisco will be able to compete successfully with its existing or new competitors or that competitive pressures faced by Cisco will not materially and adversely affect its business, operating results and financial condition.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT; RAPID TECHNOLOGICAL AND MARKET CHANGE

     The markets for Cisco's products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating networks. Cisco's operating results will depend to a significant extent on its ability to reduce costs of existing products. In particular, in August 1992 Cisco broadened its product line by introducing its first network access products. Since that time, sales of these products, which are generally lower priced and carry lower margins than Cisco's core products, have increased more rapidly than sales of the core products. In addition, in 1994 Cisco announced its CiscoFusion architecture that provides a method of merging router-based networks with emerging technologies such as ATM and LAN switches. While some elements of the CiscoFusion architecture have been introduced, others are still in development. The success of these and other new products is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of Cisco's competitors and market acceptance of these products. Cisco has addressed the need to develop new products through its internal development effort, joint developments with other companies and acquisitions. There can be no assurance that Cisco will successfully identify new product opportunities and develop and bring new products to market in a timely manner, or that products and technologies developed by others will not render Cisco's products or technologies obsolete or noncompetitive. The failure of Cisco's new product development efforts could have a material adverse effect on Cisco's business operating results and financial condition.

PATENTS, INTELLECTUAL PROPERTY AND LICENSING

     Cisco's success is dependent upon its proprietary technology. Cisco generally relies upon patents, copyright, trademark and trade secret laws to establish and maintain its proprietary rights in its technology and products. Cisco has a program to file applications for and obtain patents in the United States and in selected foreign countries where a potential market for Cisco's products exists. Cisco has been issued several patents; other patent applications are currently pending. There can be no assurance that any of these patents will not be challenged, invalidated or circumvented or that any rights granted thereunder will provide competitive advantages to Cisco. In addition, there can be no assurance that patents will issue from pending applications, or that claims allowed on any future patents will be sufficiently broad to protect Cisco's technology. In addition, the laws of some foreign countries may not permit the protection of Cisco's proprietary rights to the same extent as do the laws of the United States. Although Cisco believes the protection afforded by its patents, patent applications, copyrights and trademarks has value, the rapidly changing technology in the networking industry makes Cisco's future success dependent primarily on the innovative skills, technological expertise and management abilities of its employees rather than on patent, copyright and trademark protection.

     Many of Cisco's products are designed to include software or other intellectual property licensed from third parties. From time to time, Cisco receives notices from third parties regarding patent claims. While it may be necessary in the future to seek or renew licenses relating to various aspects of its products, Cisco believes that based upon past experience and standard industry practice, such licenses generally could be obtained on commercially reasonable terms. Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents, it is not economically practical to determine in advance whether a product or any of its components infringe patent rights of others. If infringement is alleged, Cisco believes that based upon industry practice, any necessary license or rights under such patents may be obtained on terms that would not have a material adverse effect on Cisco's financial condition or its results of operations. Nevertheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that Cisco would prevail in any such challenge. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or litigation arising out of such other parties' assertion, could have a material adverse effect on Cisco's business, operating results and financial condition.

MANUFACTURING RISKS

     Although Cisco generally uses standard parts and components for its products, certain components are presently available only from a single source or limited sources. Cisco has generally been able to obtain adequate supplies of all components in a timely manner from existing sources, or where necessary, from alternative sources of supply. A reduction or interruption in supply or a significant increase in the price of one or more components would adversely affect Cisco's operating results and could damage customer relationships. These developments could result in lower gross margins. Cisco expects that it will continue to be dependent on single or limited source supplier relationships in the future.

VOLATILITY OF STOCK PRICE

     Cisco's Common Stock has experienced substantial price volatility, particularly as a result of variations between Cisco's actual or anticipated financial results and the published expectations of analysts and as a result of announcements by Cisco and its competitors. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies in particular and that have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of Cisco's Common Stock.

                             THE STRATACOM MEETING

DATE, TIME AND PLACE OF THE STRATACOM MEETING


     The StrataCom Meeting will be held on July 9, 1996 at 10:00 a.m., local time, at StrataCom's facilities located at 1400 Parkmoor Avenue, San Jose, California.


MATTERS TO BE CONSIDERED AT THE STRATACOM MEETING

     At the StrataCom Meeting stockholders of StrataCom will be asked to consider and vote upon proposals (i) to approve and adopt the Reorganization Agreement and to approve the consummation of the Merger and (ii) to transact such other business as may properly come before the StrataCom Meeting or any postponements or adjournments thereof.

RECORD DATE AND SHARES ENTITLED TO VOTE

     Only holders of record of StrataCom Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the StrataCom Meeting. As of the close of business on the Record Date, there were 76,149,718 shares of StrataCom Common Stock outstanding and entitled to vote, held of record by 666 stockholders (although StrataCom has been informed that there are in excess of 18,000 beneficial owners). A majority, or 38,074,860 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each StrataCom stockholder is entitled to one vote for each share of StrataCom Common Stock held as of the Record Date.

VOTING OF PROXIES


     The StrataCom proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the StrataCom Board of Directors for use at the StrataCom Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to StrataCom. All properly executed proxies received by StrataCom prior to the vote at the StrataCom Meeting, and that are not revoked, will be voted at the StrataCom Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Reorganization Agreement and the consummation of the Merger. StrataCom's Board of Directors does not presently intend to bring any other business before the StrataCom Meeting and, so far as is known to StrataCom's Board of Directors, no other matters are to be brought before the StrataCom Meeting. As to any business that may properly come before the StrataCom Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A StrataCom stockholder who has given a proxy (other than an irrevocable proxy delivered pursuant to a Voting Agreement referred to in "The Merger and Related Transactions -- Related
Agreements -- Voting Agreements") may revoke it at any time before it is exercised at the StrataCom Meeting by (i) delivering to the Secretary of StrataCom a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the StrataCom Meeting or (iii) attending the StrataCom Meeting and voting in person.


VOTE REQUIRED


     Approval of the Reorganization Agreement and the consummation of the Merger by StrataCom's stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the shares of StrataCom Common Stock outstanding and entitled to vote. Certain stockholders of StrataCom have entered into Voting Agreements and have delivered irrevocable proxies obligating them to vote in favor of the Reorganization Agreement and the consummation of the Merger. As of the Record Date, such stockholders, constituting all executive officers and directors of

StrataCom and their affiliates, as a group beneficially owned 4,391,200 shares (exclusive of any shares issuable upon the exercise of options) of StrataCom Common Stock (constituting approximately 5.8% of the shares of StrataCom Common Stock then outstanding). As of the Record Date and the date of this Proxy Statement/Prospectus, Cisco owns no shares of StrataCom Common Stock. See "The Merger and Related Transactions -- Related Agreements -- Voting Agreements."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the StrataCom Meeting is a majority of the shares of StrataCom Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the Reorganization Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of StrataCom Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement and the consummation of the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF STRATACOM COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

SOLICITATION OF PROXIES AND EXPENSES

     StrataCom will bear the cost of solicitation of proxies from its stockholders estimated to be $20,000. In addition to solicitation by mail, the directors, officers and employees of StrataCom may solicit proxies from stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, StrataCom will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of StrataCom Common Stock and to request authority for the exercise of proxies. In such cases, StrataCom, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

BOARD RECOMMENDATION


     THE STRATACOM BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, STRATACOM AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF STRATACOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER. In considering such recommendation, StrataCom stockholders should be aware that Cisco has agreed to provide certain employment, severance and indemnification arrangements to certain directors and officers of StrataCom. See "The Merger and Related Transactions -- Related Agreements -- Employment and Non-Competition Agreements" and "-- The Agreement and Plan of Reorganization -- Indemnification and Insurance."


     THE MATTERS TO BE CONSIDERED AT THE STRATACOM MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF STRATACOM. ACCORDINGLY, STRATACOM STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                     STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     The Reorganization Agreement provides for the merger of a newly formed, wholly-owned subsidiary of Cisco with and into StrataCom, with StrataCom to be the surviving corporation of the Merger and thus to become a wholly-owned subsidiary of Cisco. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Reorganization Agreement are subject to and qualified in their entirety by reference to the Reorganization Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. You are urged to read the Reorganization Agreement in its entirety.

CONVERSION OF SHARES


     Upon the consummation of the Merger, each then outstanding share of StrataCom Common Stock will automatically be converted into the right to receive that number of shares of Cisco Common Stock obtained by dividing $50.00 by the average of the closing prices of Cisco Common Stock as quoted on the Nasdaq National Market for the fifteen trading days immediately preceding (and including) the fifth trading day prior to the StrataCom Meeting; provided that, if the actual quotient obtained thereby is less than one, the quotient shall be one, and if the actual quotient obtained thereby is more than 1.2195, the quotient shall be 1.2195 (the "Exchange Ratio") of a share newly-issued Cisco Common Stock. No fractional shares of Cisco Common Stock will be issued in the Merger. Instead, each StrataCom stockholder who would otherwise be entitled to receive a fraction of a share of Cisco Common Stock will receive an amount of cash equal to the per share market value of Cisco Common Stock (based on the average closing price of Cisco Common Stock as quoted on the Nasdaq National Market for the ten most recent days that Cisco Common Stock was traded ending on the trading day immediately prior to the Effective Time) multiplied by the fraction of a share of Cisco Common Stock to which the stockholder would otherwise be entitled. Based upon the capitalization of StrataCom and Cisco as of the date of the Reorganization Agreement, the stockholders of StrataCom will own Cisco Common Stock representing approximately 11.8% of the Cisco Common Stock outstanding immediately after consummation of the Merger.


CONVERSION OF OPTIONS

     Upon consummation of the Merger, each then outstanding StrataCom Option will be assumed by Cisco and will automatically be converted into an option to purchase a number of shares of Cisco Common Stock determined by multiplying the number of shares of StrataCom Common Stock subject to the StrataCom Option by the Exchange Ratio, at an exercise price per share equal to the exercise price per share of the StrataCom Option at the time of the Merger divided by the Exchange Ratio, rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Cisco Common Stock subject to an assumed StrataCom Option will be rounded down to the nearest whole share. The other terms of the StrataCom Options, including vesting schedules, will remain unchanged. Cisco will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cisco Common Stock issuable upon exercise of the assumed StrataCom Options.


     As of the Record Date, 11,733,897 shares of StrataCom Common Stock were subject to outstanding StrataCom Options. Upon the assumption of such options by Cisco upon consummation of the Merger, based on the Assumed Exchange Ratio, approximately 11,733,897 shares of Cisco Common Stock will be subject to such options.


EXCHANGE OF CERTIFICATES


     As soon as practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each StrataCom stockholder for use in exchanging StrataCom Common Stock certificates for Cisco Common Stock certificates. Upon surrender of a StrataCom Common Stock certificate for cancellation to the exchange agent in connection with the Merger, The First National Bank of Boston, or to such other agent or agents as may be appointed by Cisco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Cisco Common Stock equal to the Exchange

Ratio multiplied by the number of shares subject to the StrataCom Common Stock certificate being exchanged. No fraction of a share of Cisco Common Stock will be issued, but in lieu thereof each holder of shares of StrataCom Common Stock who would otherwise be entitled to a fraction of a share of Cisco Common Stock (after aggregating all fractional shares of Cisco Common Stock to be received by such holder) will receive from Cisco an amount of cash, rounded up to the nearest whole cent, equal to the product of (i) such fraction, multiplied by
(ii) the average closing price of a share of Cisco Common Stock for the ten most recent days that Cisco Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

     Immediately after the Effective Time, each outstanding StrataCom Common Stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Cisco Common Stock into which such shares of StrataCom Common Stock shall have been so converted as a result of the Merger and the right to receive an amount in cash in lieu of the issuance of any fractional shares. No dividends or other distributions with respect to Cisco Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered StrataCom Common Stock certificate with respect to the shares of Cisco Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such certificate, there will be paid to the record holder of the certificates representing whole shares of Cisco Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Cisco Common Stock.

     If any certificate for shares of Cisco Common Stock is to be issued in a name other than that in which the StrataCom Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the StrataCom Common Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to Cisco or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cisco Common Stock in any name other than that of the registered holder of the StrataCom Common Stock certificate surrendered, or established to the satisfaction of Cisco or any agent designated by it that such tax has been paid or is not payable.

           HOLDERS OF STRATACOM COMMON STOCK CERTIFICATES SHOULD NOT
        SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED
         THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

NOTIFICATION REGARDING OPTIONS

     Following the Effective Time, Cisco will issue to each person who, immediately prior thereto was a holder of an outstanding StrataCom Option, a document evidencing the assumption of such option by Cisco. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's StrataCom Option into an option to purchase shares of Cisco Common Stock.

BACKGROUND OF THE MERGER

     The market for networking and communications products and software became increasingly competitive throughout 1995. In their efforts to enhance their market positions and grow their businesses in an increasingly competitive environment, each of Cisco and StrataCom has continually evaluated strategic relationships of various forms, such as potential OEM arrangements, joint marketing relationships, and potential acquisitions of technologies and companies.


     In early November 1995, a member of senior management of Cisco contacted a StrataCom executive to discuss a possible strategic relationship. The two met for lunch on November 7, and the discussion included Cisco's interest in a possible acquisition of StrataCom. As a consequence, a dinner was scheduled for December 7 between John Chambers, Cisco's President and Chief Executive Officer, and Richard M. Moley, StrataCom's Chairman, President and Chief Executive Officer. The executives discussed the merits of a possible merger and the strategic outlook for the industry.


     At the dinner on December 7, which included senior management representatives of the two companies as well as Mr. Moley and Mr. Chambers, Mr. Moley indicated that because of the potentially synergistic nature of the relationship, he would consider a combination. Within several days thereafter, representatives of each company spoke by telephone and scheduled a private dinner for Mr. Moley and Mr. Chambers on December 13. They also tentatively scheduled a broader business meeting for December 14.

     At the December 13 dinner, each party discussed preliminary expectations as to a possible transaction. The two companies found each other far apart as to possible terms of a transaction. These discussions included a general discussion of a possible range of exchange ratios. However, neither party made an offer regarding a specific exchange ratio or indicated that it was willing to enter into a transaction at any specific exchange ratio or price level. Nonetheless, the parties decided to proceed with the meeting which had been planned for the following day.


     On December 14, management representatives of both companies met to review StrataCom's and Cisco's current businesses in greater detail and to further review potential strategic benefits which might result from a combination. Several conversations and one meeting between senior management representatives ensued in the following days to discuss the relative merits of a combination. However, the parties' expectations regarding the relative valuations of the companies in any potential transaction were so substantially different that discussions of the potential transaction were terminated. Cisco did not make any offer regarding the acquisition during these discussions.


     Mr. Chambers subsequently met with Mr. Moley for dinner on January 25, and reviewed the discussions which had occurred in December. During February and March, senior management representatives spoke informally by telephone on several occasions but no discussions of the terms of a possible combination occurred. On March 31, a senior management representative of Cisco suggested in a discussion with a senior management representative of StrataCom that a transaction meeting StrataCom's expectations as to valuation could be discussed more seriously.

     Mr. Chambers arranged a dinner with Mr. Moley for April 10, which included senior management representatives, at which he outlined a possible merger under which StrataCom's outstanding stock would be exchanged on a 1:1 share exchange basis. At the time, StrataCom's stock was trading at approximately $35 per share, and Cisco's at approximately $46 per share. The following morning, a StrataCom senior management representative indicated that the proposal did not provide adequate protection to StrataCom stockholders against possible volatility in Cisco's stock price. Mr. Chambers called Mr. Moley later in the morning and discussed a potential 1:1 exchange ratio with a guaranteed price of $50 per share, with a limit on the ratio of shares exchanged based on a minimum price for Cisco stock of $41.00 per share. However, Mr. Chambers indicated that Cisco's ability to offer any such transaction would depend on a review of the business condition of StrataCom following an in-depth due diligence review, as well as the input of Cisco's financial advisors. Mr. Moley also indicated that StrataCom's ability to consider such a transaction or recommend such a transaction to its Board of Directors would also be subject to StrataCom's completion of a due diligence investigation concerning Cisco and input of its financial advisors.


     The Stratacom Board of Directors met together with StrataCom's legal advisors and with senior management representatives on April 11 to review the discussions. After evaluating the possible transaction and conferring with legal counsel as to various aspects and terms of a possibly acceptable transaction, the Board of Directors directed StrataCom's management to continue discussions and to determine the principal financial and other terms upon which a merger might be structured.


     On April 14, senior management representatives of the two companies met together with each party's legal advisors and with Cisco's financial advisors, and a mutual non-disclosure agreement was entered into between the parties. In addition, the two companies discussed information and procedures required for each company to conduct due diligence. The parties also discussed additional structural terms by which a merger of the companies could be accomplished, subject to completion of a comprehensive investigation by Cisco of the operations of StrataCom, the negotiation and preparation of a definitive agreement and approval of each company's board of directors of such an agreement following presentations concerning the due diligence investigations.


     From April 15 to April 21, representatives of the two companies and their respective technical, legal and financial advisors met to conduct due diligence and negotiate the definitive agreement providing for the merger. The StrataCom Board of Directors met on April 17 to review the status of the negotiations. On the evening of April 21, following final approval by the StrataCom Board of Directors and the Cisco Board of Directors, the Reorganization Agreement was executed by both companies. At various times during the negotiations described above, the management of StrataCom consulted with its legal counsel and its financial advisor, Montgomery Securities. Although Montgomery was not directly involved in the negotiations of the consideration to be received by StrataCom stockholders, its advice as to the financial aspects of the transaction and its input on financial due diligence and related matters provided guidance to the Board of Directors and Management of StrataCom in their direct negotiations with the management of Cisco.


     On April 22, 1996, StrataCom and Cisco issued a joint news release announcing the Merger.


REASONS FOR THE MERGER



  Cisco's Reasons for the Merger



     Cisco's Board of Directors has identified several potential benefits of the Merger that it believes will contribute to the success of the Combined Company. These potential benefits include the ability to (i) provide end-to-end network connectivity to the Cisco and StrataCom customer base, (ii) combine the routing technology resident in Cisco products with StrataCom's ATM products and technology to create an integrated solution in future products that will incorporate both of these technologies, (iii) increase sales of StrataCom products by leveraging Cisco's extensive channels of distribution and (iv) assemble all of the components needed to build an internet access point of presence product (consisting of a router, a dial-up aggregator and a WAN switch) and to deliver an integrated point of presence product.



     Additionally, in evaluating the proposed Merger, the Cisco Board of Directors considered the pro forma contribution of StrataCom to net income both historically and in the near term. Although based on such analyses the Cisco Board concluded that the Merger would likely be dilutive in the near term, for the strategic reasons set forth above, the Board determined that the Reorganization Agreement and the Merger were in the best interests of Cisco and its stockholders and that Cisco should proceed with the Reorganization Agreement and the Merger. See "Certain Information Concerning Cisco and StrataCom."



  StrataCom's Reasons for the Merger



     The StrataCom Board of Directors has unanimously approved the Reorganization Agreement and the Merger and has determined that the Merger is advisable and fair to, and in the best interests of, StrataCom and its stockholders. The StrataCom Board of Directors recommends that the holders of shares of StrataCom Common Stock vote FOR approval and adoption of the Reorganization Agreement and the consummation of the Merger.



     The StrataCom Board of Directors' decision to approve the Reorganization Agreement and the consummation of the Merger was based primarily on its assessment that the networking industry is intensely competitive and that companies who are able to provide a complete networking solution (including both LANs and WANs) will be well positioned to compete in such an environment. In particular, the StrataCom Board of Directors believes that StrataCom's long term viability depends on its ability to offer customers integrated solutions that address the customers' LAN needs, while simultaneously addressing the WAN solutions in which StrataCom has developed expertise. StrataCom's Board of Directors believes that the combination of StrataCom and Cisco is particularly attractive because their respective technologies are complementary rather than overlapping. The StrataCom Board of Directors has explored other strategic directions, including continuing to execute on its business plan as an independent company.



     In light of the competitive direction of the marketplace and the competitive positions of both Cisco and StrataCom, the StrataCom Board of Directors has concluded that the Merger represents the best long-term strategy for StrataCom. Despite the difficulties inherent in combining two large organizations, the above strategic factors, together with the fact that the exchange ratio for StrataCom Common Stock represents a premium over the trading price of StrataCom Common Stock prior to the announcement of the Merger led the StrataCom Board of Directors to conclude that the Merger is in the best interests of StrataCom and its stockholders.

     In reaching its decision to approve the Reorganization Agreement and the consummation of the Merger and to recommend that the StrataCom stockholders vote to approve the Reorganization Agreement and the consummation of the Merger, the StrataCom Board of Directors also considered, in addition to other matters, the following factors:



          (i) Historical information concerning Cisco's and StrataCom's respective businesses, operations, properties, assets, financial condition and operating results, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter of each company, filed with the Securities and Exchange Commission;



          (ii) Discussions with Cisco management reflecting the compatibility of the respective business philosophies of Cisco and StrataCom. In particular, the StrataCom Board of Directors considered (a) the similar commitment of both companies to product quality and leading technology in the networking industry (b) the close geographic location of the two companies (c) the similarity of organizational structures which do not involve numerous layers of management and (d) the similarity in compensation structures and benefits of the two companies;



          (iii) Internal projections as to possible results of operations as to StrataCom and publicly available forecasts of securities analysts as to possible future results of operations for Cisco. In particular, the StrataCom Board of Directors considered various information discussed below under "Certain Information Concerning Cisco and StrataCom;"



          (iv) Detailed financial analyses and pro forma and other information with respect to Cisco and StrataCom presented by Montgomery in its presentations to the StrataCom Board of Directors on April 17 and April 21 as well as the oral opinion of Montgomery that, as of April 21, 1996, and based upon and subject to certain factors and assumptions, the consideration to be received by the stockholders of StrataCom pursuant to the Reorganization Agreement was fair from a financial point of view. In particular, such financial analyses and pro forma information included a contribution analysis which indicated that, based on the assumptions set forth in the Montgomery analysis, StrataCom's contribution to the Combined Company's net income during 1996 would be less than the relative pro forma ownership percentage of StrataCom's stockholders, based on certain assumptions made by Montgomery. Accordingly, such analyses indicated that the Merger would be dilutive in the near-term to the shareholders of Cisco. In addition, such analyses included an evaluation of the consideration to be received by the StrataCom stockholders pursuant to the Reorganization Agreement based on (a) a comparable public company analysis; (b) a comparable transaction analysis; (c) a discounted cash flow analysis and
     (d) a premiums paid analysis, each of which are more fully described under "Opinion of Stratacom's Financial Advisor" below;



          (v) Oral summaries of the presentation of management of Cisco concerning publicly available forecasts from securities analysts as to possible financial results of Cisco in fiscal 1996 and fiscal 1997 and the discussion by Cisco management of certain forward looking information concerning Cisco, as more fully discussed under "Certain Information Concerning Cisco and StrataCom" below;



          (vi) The potential effect on stockholder value of (A) StrataCom continuing as an independent entity, (B) combining with other networking companies or (C) combining with Cisco. In particular, the Merger was evaluated in light of (1) the evolution of trends in the networking industry, (2) the potential for product line synergies, (3) the possibility of operational synergies, (4) the potential for cost control through control in the growth of headcount and expenses, (5) the stability and potential stockholder return of a combined entity. In particular, the StrataCom Board of Directors discussed the possibilities of potential combinations with other companies in the networking industry and concluded that no other networking company provided technology and market position as complementary to StrataCom's business as Cisco and that any potential combinations with other third parties would likely involve substantially more risk than a combination with Cisco, including both financial risk and operational risks. The StrataCom Board of Directors also concluded that the business cultures of the two companies were highly compatible and this compatibility would increase the likelihood that the benefits of the merger could be achieved;



          (vii) The prices of Cisco and StrataCom Common Stock prior to the announcement of the merger, as well as a review of historical trading prices of Cisco and StrataCom, the implied premium reflected in the proposed exchange ratio and premiums in similar transactions in the networking and technology industries. In particular, the StrataCom Board of Directors concluded that the implied premium reflected in the Merger of 29%, (based on the trading price of the two companies immediately prior to announcement of the transactions) represented a very significant premium over the recent trading price of StrataCom, particularly in light of the contractual term which provided that StrataCom's stockholders would receive the transaction value of not less than $50.00 per share unless Cisco stock dropped below $41.00 per share;



          (viii) The terms and conditions of the Reorganization Agreement and the Stock Option Agreement including the break-up fees, non-solicitation provisions, conditions to closing and termination provisions. In particular, the StrataCom Board of Directors concluded that these provisions provided reasonable flexibility for StrataCom to exercise its fiduciary duties in the event of an unsolicited competing bid prior to consummation of the Merger;



          (ix) The risk of stock price fluctuations prior to and following the consummation of the Merger and the effect of such fluctuations on the Exchange Ratio. In particular, the StrataCom Board of Directors considered the effect of the structure of the Agreement, which provided that StrataCom stockholders would receive a Merger consideration of not less than $50.00 per share unless the trading price of Cisco's stock dropped below $41.00 per share. In light of this provision, the StrataCom Board of Directors concluded that the structure of the transaction significantly reduced the risk to StrataCom stockholders from stock price fluctuations in the trading price of Cisco Common Stock prior to consummation of the Merger, and gave reasonable assurance that StrataCom stockholders would receive a significant premium for their shares even if the trading price of Cisco Common Stock declined or experienced significant fluctuations;



          (x) The requirement of stockholder approval of the Merger and process involved in obtaining such approval. In particular, the StrataCom Board of Directors discussed the possibility of substantial delays in completing the merger due to regulatory requirements and the concern that such a delay could have a significant adverse effect on StrataCom's employee base and customer relationships if not managed properly;


          (xi) The degree of governmental review that the Merger may require with respect to anti-trust compliance and similar matters;

          (xii) The potential effect of the Merger on StrataCom employees including the compensation, benefits and responsibilities which may be offered such employees and the potential effect on employee morale associated with these matters;

          (xiii) The potential effect of the Merger on StrataCom customers and suppliers both in the near term and over an extended period of time;


          (xiv) The risk that the Combined Company would be unable to retain all of its key employees;



          (xv) The risks of combining the distinct cultures of the two organizations;



          (xvi) The possible effect on sales and marketing efforts of StrataCom during the period following announcement and prior to consummation of the Merger; and



          (xvii) The limitations on trading by affiliates imposed by pooling of interest accounting requirements.



     As part of the foregoing analysis, the StrataCom Board of Directors considered the following specific negative factors concerning the Merger and the risks inherent in the transaction: (i) the risks in mergers of technology companies generally and, in particular, the fact that large technology merger transactions have frequently resulted in high employee attrition rates, loss of management focus and temporary or long-term employee morale problems; (ii) the possibility that following announcement of the transaction, some customers may defer orders or purchasing decisions pending the completion of the Merger; (iii) the risk that some customers could seek to terminate their relationship with the Combined Company or reduce their long-term dependence on the Combined Company following the transaction; (iv) the risk that Cisco Common Stock could come under pressure due to concerns about the possible dilution in near term earnings per share associated with the Merger; and (v) the risks that the combination with Cisco could make attractive partnerships with other companies in the communications industries more complicated and difficult to complete.


     In view of the wide variety of factors, both positive and negative, considered by the StrataCom Board of Directors, the StrataCom Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the StrataCom Board of Directors unanimously agreed that the Reorganization Agreement and the consummation of the Merger were fair to, and in the best interests of, StrataCom and its stockholders and that StrataCom should proceed with the Reorganization Agreement and the consummation of the Merger.


CERTAIN INFORMATION CONCERNING CISCO AND STRATACOM


     The following sets forth a brief description of certain forward-looking information presented to the StrataCom Board of Directors concerning the potential future operating results of Cisco and StrataCom, on a stand alone basis. Investors are cautioned that this information should not be regarded as fact and should not be relied upon as an accurate representation of future results. Further, the discussion of analysts estimates provided by Cisco's management and the discussion of StrataCom internal targets were not undertaken with a view to public disclosure or in compliance with the established guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants. Such information does not purport to be in accordance with generally accepted accounting principles and has not been audited, compiled or otherwise examined by Coopers & Lybrand, L.L.P., Cisco's independent auditors, by Arthur Andersen, LLP, StrataCom's independent auditors, or by any other independent auditor. Accordingly, neither Coopers & Lybrand, L.L.P., Arthur Andersen LLP, nor any other independent auditor assumes any responsibility for such statements. Such information is presented solely because it was discussed with the StrataCom Board of Directors and its financial advisors. None of Cisco, StrataCom or any of their financial advisors, directors or officers assumes any responsibility as a result of the inclusion of such information. Neither Cisco nor StrataCom intends publicly to update, revise or otherwise publicly comment upon such information to reflect circumstances existing after the date hereof including consummation of the Merger. Such information constitutes forward looking information and is subject to substantial risks, including the matters set forth under "Risk Factors" and the other matters described herein or in the documents incorporated by reference.


     In its presentation to management of StrataCom and StrataCom's financial advisors, Cisco's management reviewed data from independent market analysts which indicated that the various markets in which Cisco participated were expected by the analysts to achieve annual growth through 1999 ranging from as low as 15% in some product markets to in excess of 100% for certain other product markets. Cisco's management indicated that it did not currently have reason to believe that its level of participation in these markets would decline, such that Cisco could not achieve a rate of growth equal to the market growth during fiscal 1997.

     Cisco's management also presented a summary of analyst expectations for the third quarter ending April 30, 1996. Cisco indicated that such expectations ranged from $875 million to $948 million in net sales and net income per share in the range of $0.35 to $0.37. Cisco's management did not indicate that it had information which suggested that it would fall below the range of analyst expectations for the third quarter.

     Cisco's management also presented a summary of analyst expectations for the fourth quarter of fiscal 1996, ending July 28, 1996. Cisco's management indicated that analyst expectations ranged from $932 million to $1.07 billion and the net income per share ranged from .37 to .41 for the quarter. Cisco's management did not indicate that it had information that suggested that Cisco would fall below the range of analyst expectations for the fourth quarter of fiscal 1996. Cisco's management informed StrataCom and StrataCom's financial advisors that it does not as a practice provide financial forecasts and that the review of the status of analyst's expectations for the third and fourth quarters of fiscal 1996 was not intended to be a financial forecast.


     In its presentation to the StrataCom Board of Directors, management of StrataCom presented a financial forecast that indicated that StrataCom could potentially achieve growth in sales of approximately 55% in 1996 as compared to 1995 and approximately 40% for 1997 as compared with 1996 with growth in net income approximately equal to such growth rates in each year.


OPERATIONS FOLLOWING THE MERGER


     Following the Merger, StrataCom will continue its operations as a wholly-owned subsidiary of Cisco. Upon consummation of the Merger, the members of StrataCom's Board of Directors will be John T. Chambers and Larry R. Carter. The membership of the Cisco Board of Directors will remain unchanged as a result of the Merger except it is expected that Richard M. Moley, StrataCom's Chief Executive Officer, will join the Cisco Board of Directors, however, Mr. Moley's board membership is not required as a condition to closing the Merger. The stockholders of StrataCom will become stockholders of Cisco, and their rights as stockholders will be governed by the Cisco Articles and the Cisco Bylaws and the laws of the State of California. See "Comparison of Rights of Stockholders of Cisco and StrataCom."


OPINION OF STRATACOM'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated April 18, 1996, StrataCom retained Montgomery to act as its financial advisor in connection with StrataCom's consideration of the Merger. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. StrataCom retained Montgomery as its financial advisor on the basis of Montgomery's experience and expertise in transactions similar to the Merger, its reputation in the investment banking community and its existing investment banking relationship with StrataCom. Although StrataCom considered using other financial advisors for the transaction, StrataCom did not interview any other financial advisor in the course of selecting its advisor.


     At the April 21, 1996 meeting of the StrataCom Board of Directors, Montgomery delivered its oral opinion, subsequently confirmed in writing in an opinion dated as of April 21, 1996 (the "Montgomery Opinion"), that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be received by StrataCom's stockholders in the Merger was fair to StrataCom's stockholders from a financial point of view. The amount of such consideration was determined pursuant to negotiations between Cisco and StrataCom and not pursuant to recommendations of Montgomery. No limitations were imposed by StrataCom on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.



     THE FULL TEXT OF THE MONTGOMERY OPINION TO THE STRATACOM BOARD OF DIRECTORS DATED AS OF APRIL 21, 1996 IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF THE MONTGOMERY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MONTGOMERY OPINION. THE MONTGOMERY OPINION WAS ADDRESSED TO THE STRATACOM BOARD OF DIRECTORS FOR THE PURPOSES OF THEIR EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STRATACOM STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE STRATACOM MEETING.


     In connection with its opinion, Montgomery: (i) reviewed certain publicly available financial and other data with respect to StrataCom and Cisco, including the consolidated financial statements for the three fiscal years ended December 31, 1995 and July 31, 1995, respectively, and interim periods ended March 31, 1996 and January 28, 1996, respectively, and certain other relevant financial and operating data relating to StrataCom and Cisco made available to Montgomery from published sources and from the internal records of StrataCom and Cisco; (ii) reviewed the form of the Reorganization Agreement and exhibits thereto, including the form of Stock Option Agreement, to be entered into by Cisco and StrataCom each as provided to Montgomery by StrataCom; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, StrataCom Common Stock and Cisco Common Stock; (iv) reviewed the relative contributions of Cisco and StrataCom to the pro forma combined entity resulting from the Merger on a variety of bases, including net sales, gross profits, income from operations and net income; (v) compared StrataCom and Cisco from a financial point of view with certain other companies in the networking industry that Montgomery deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the networking industry that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vii) performed discounted cash flow analyses for Cisco and StrataCom; (viii) reviewed and discussed with representatives of the management of StrataCom and Cisco certain information of a business and financial nature regarding StrataCom and Cisco and their respective markets, furnished to Montgomery by them, including financial forecasts and related assumptions of StrataCom; (ix) made inquiries regarding and discussed the Merger and the Reorganization Agreement and other matters related thereto with StrataCom's counsel; and (x) performed such other analyses and examinations as Montgomery deemed appropriate.

     Montgomery noted in its opinion that it was not provided with any financial forecasts for Cisco, having been informed by Cisco's senior management that it is not the practice of Cisco to provide financial forecasts. However, in the course of its discussions with Cisco's senior management, Montgomery reviewed with them certain forward looking information including the most recent published analyst earnings estimates for Cisco with respect to the third and fourth quarters of Cisco's 1996 fiscal year and Cisco's 1997 fiscal year and publicly available information regarding the size and forecasted growth rates for the markets served by their respective products, and various trends affecting or expected to affect Cisco's respective future operating results and financial condition.


     In connection with its review, Montgomery relied upon the accuracy and completeness of the foregoing information and did not assume any obligation independently to verify such information. With respect to the financial forecasts for StrataCom and other forward looking information for StrataCom and Cisco provided to Montgomery by their respective managements, Montgomery assumed with StrataCom's consent for purposes of its opinion that such information was reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of StrataCom and Cisco. Neither StrataCom nor Cisco publicly discloses internal management forecasts or other forward looking information of the type provided to Montgomery in connection with Montgomery's review of the Merger. Such forecasts and other forward looking information were not prepared with a view toward public disclosure. Montgomery has assumed no liability for such forecasts or other forward looking information. In addition, forecasts and other forward looking information utilized by Montgomery in performing its analyses described below for StrataCom and Cisco were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and other forward looking information. Among the factors affecting future operations of StrataCom and Cisco are the integration of people, operations and products from acquired businesses and technologies; increased competition, which is expected; introduction and market acceptance of new products, including high-speed switching and ATM technologies; variations in sales channels, product costs or mix of products sold; the timing of orders and manufacturing lead times; and changes in general economic conditions and specific economic conditions in the computer and networking industries, any of which could have an adverse impact on operations and financial results. See "Risk Factors."


     Montgomery also assumed that there were no material changes in StrataCom's or Cisco's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Montgomery. Montgomery relied on advice of counsel and independent accountants to StrataCom as to all legal and financial reporting matters with respect to StrataCom, the Merger and the Reorganization

Agreement. Montgomery also assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Montgomery did not assume any responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of StrataCom or Cisco, nor was Montgomery furnished with any such appraisals. Further, the Montgomery Opinion was directed only to the fairness of the consideration to be received by the stockholders of StrataCom pursuant to the Merger and did not address any other aspect of the Merger.


     Montgomery further assumed, with StrataCom's consent, that the Merger will be consummated in accordance with the terms described in the form of Reorganization Agreement provided to it, without any amendments thereto, and without waiver by StrataCom of any of the conditions to its obligations thereunder.


     The Montgomery Opinion was based on economic, monetary and market conditions existing on, and the information made available to it, as of April 21, 1996. Accordingly, although subsequent developments may alter its opinion, Montgomery did not assume any obligation to update, revise or reaffirm its opinion.



     Set forth below is a brief summary of the analyses and reports which were reviewed by Montgomery with the StrataCom Board of Directors on April 21, 1996 in connection with the rendering of its opinion.



     Contribution Analysis. Montgomery determined the ownership interest of holders of StrataCom Common Stock in the equity value (defined as the consideration paid in the Merger) and in the enterprise value (defined as the consideration paid in the Merger plus StrataCom's net debt) of the pro forma Combined Company based on a range of stock prices of Cisco Common Stock of between $41.00 and $50.00 per share and a corresponding range of exchange ratios of shares of Cisco Common Stock to be received for each share of StrataCom Common Stock in the Merger of 1.2195 to 1.00. This resulted in a range of ownership interests of holders of StrataCom Common Stock in the equity and enterprise values of the Combined Company of between 12.7% and 15.1% and between 12.5% and 14.9%, respectively. To compare these ranges of ownership interests to the relative contributions made by Cisco and StrataCom to the Combined Company, Montgomery analyzed the contribution of each company to certain statement of operations items for the Combined Company on a pro forma basis. This analysis showed, among other things, that, assuming no revenue enhancements or cost savings arising from the combination of the two companies, StrataCom would contribute: 12.0%, 11.0% and 11.4%, respectively, to latest twelve months ("LTM"), estimated 1996 and estimated 1997 revenues; 8.1%, 7.8% and 8.0%, respectively, to LTM, estimated 1996 and estimated 1997 earnings before interest and taxes ("EBIT"); and 8.3%, 7.8% and 7.7%, respectively, to LTM, estimated 1996 and estimated 1997 net income. Based on such analysis, Montgomery concluded that the Merger would be dilutive to Cisco's 1996 estimated net income by 5.2%, and dilutive to Cisco's 1997 estimated net income by 4.7% (based on a trading price of Cisco Common Stock of $47.75 on April 19, 1996).


     Comparable Public Company Analysis. Using public and other available information, Montgomery determined a range of implied equity values for StrataCom based on the multiples of LTM and estimated 1996 and 1997 revenues, EBIT and net income at which the following selected networking companies traded on April 19, 1996: 3Com Corp., Bay Networks, Cascade Communications, Cisco Systems, Inc., Network Equipment Technologies, Newbridge Networks and Shiva Corporation (the "Comparable Companies"). The April 19, 1996 stock prices of the Comparable Companies reflected the following median multiples: 7.2x LTM revenues; 6.1x estimated 1996 revenues; 4.7x estimated 1997 revenues; 23.7x LTM EBIT; 18.1x estimated 1996 EBIT; 13.6x estimated 1997 EBIT; 36.4x LTM net income; 30.1x estimated 1996 net income and 21.0x estimated 1997 net income. Montgomery applied the foregoing median multiples to the applicable statistics for StrataCom. This analysis indicated a range of implied equity values for StrataCom of between $2.087 billion and $3.543 billion. Montgomery made adjustments to such implied equity values to exclude values that, in their judgment, did not adequately reflect StrataCom's 1996 forecasted operating results and longer term growth prospects. The result was a range of assessed equity values for StrataCom of between $2.458 billion and $3.543 billion, or between $29.83 and $43.00 per share of StrataCom Common Stock.

     Comparable Transactions Analysis. Montgomery reviewed the consideration paid in the following acquisitions involving networking companies (acquiror/target): Bay Networks/Xylogics, Inc.; 3Com Corp./Chipcom Corp.; Madge Networks/Lannet Data Communications; Bay Networks/Centillion Networks; 3Com Corp./Primary Access Corporation; Cisco/Lightstream; Cisco/Kalpana; Raytheon Company/Xyplex Inc.; Storage Technology Corporation/Network Systems Corporation; Cisco/Newport Systems Solutions, Inc. and Wellfleet Communications, Inc./SynOptics Communications, Inc. Montgomery analyzed the consideration paid in such transactions as a multiple of the target companies' LTM revenues and net income. Such analysis yielded median multiples for LTM revenues and net income of 4.2x and 27.6x, respectively. Montgomery then applied the foregoing multiples for the networking company transactions to StrataCom's LTM and estimated 1996 revenues and net income, resulting in a range of implied equity values for StrataCom of between $1.580 billion and $2.355 billion. Montgomery made adjustments to such range of implied equity values to exclude values that, in their judgment, did not adequately reflect StrataCom's 1996 forecasted operating results and longer term growth prospects. The result was a range of assessed equity values for StrataCom of between $2.251 billion to $2.355 billion or between $27.32 and $28.59 per share of StrataCom Common Stock.


     Premiums Paid Analysis. Montgomery also examined the consideration paid in a number of acquisitions of publicly-traded technology companies. The transactions reviewed for this analysis included 44 acquisitions completed or pending since January 1994 in which the consideration paid consisted in whole or in part of stock of the acquiring company. Montgomery compared, among other things, the percentage premiums represented by the consideration paid in such transactions over the market price for the target company's stock at one, seven and thirty days prior to announcement of the transaction. This analysis yielded median premiums of 36.1%, 43.7% and 47.6%, respectively, for such time periods for 31 transactions accounted for as a pooling of interests. A comparable analysis of transactions involving the acquisitions of companies accounted for as a purchase instead of as a pooling of interests yielded lower median percentage premiums. Because of the difference in transaction structure, accounting consequences to the acquiror and, in some cases, consideration paid in these acquisitions, Montgomery determined that a comparison of these premiums would be less meaningful. Montgomery then applied the median premiums so derived from the 31 pooling-of-interests transactions to StrataCom's closing stock prices on April 19, 1996, April 15, 1996 and March 22, 1996, one day, seven days and thirty days prior to the announcement of the Merger, respectively. This analysis indicated a range of implied equity values for StrataCom of between $4.166 billion and $4.346 billion, or between $50.56 and $52.75 per share of StrataCom Common Stock.


     No company or transaction used in the analyses described under the headings "Comparable Public Company Analysis," "Comparable Transactions Analysis" or "Premiums Paid Analysis" above as a comparison is identical to StrataCom or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions and other factors that could affect the public trading value of the companies and transactions with which StrataCom and the Merger were compared.



     Discounted Cash Flow Analysis. Montgomery performed discounted cash flow analyses for StrataCom and Cisco. The analyses aggregated for each company (a) the present value of the projected free cash flow (defined as tax-affected EBIT plus depreciation and amortization, less capital expenditures, minus increases in working capital) through 2000, (b) the present value of a range of terminal values for the year 2000, and (c) net cash as of March 31, 1996.


     In the case of StrataCom, the terminal values were determined by applying multiples ranging from 17.7x to 25.7x to StrataCom's estimated EBIT for 2000. StrataCom's cash flow streams and terminal values were discounted to present value using discount rates ranging from 17.5% to 27.5%, chosen to reflect different assumptions regarding StrataCom's cost of capital. Such analysis indicated a range of implied equity values for StrataCom of between $2.439 billion and $5.016 billion, or between $29.60 and $60.88 per share of StrataCom Common Stock.

     In the case of Cisco, the terminal values were determined by applying multiples ranging from 17.7x to 25.7x to Cisco's estimated EBIT for 2000. Cisco's cash flow streams and terminal values were discounted to present value using discount rates ranging from 15% to 25%, chosen to reflect Cisco's lower cost of capital than

StrataCom's. Such analysis indicated a range of implied equity values for Cisco of between $23.632 billion to $49.156 billion, or between $39.37 and $81.89 per share of Cisco Common Stock.


     The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the StrataCom Board of Directors or of the analyses performed by Montgomery in connection with the rendering of the Montgomery Opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the StrataCom Board of Directors. In addition, Montgomery may have given various analyses more or less weight than other analyses, and valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of StrataCom, Cisco or the Combined Company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.



     In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of StrataCom or Cisco. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be paid to stockholders of StrataCom in the Merger and were provided to the StrataCom Board in connection with the delivery of the Montgomery Opinion. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.



     As described above, the Montgomery Opinion and presentation to the StrataCom Board of Directors were among the many factors taken into consideration by the StrataCom Board of Directors in making its determination to approve the Merger.


     StrataCom has agreed to pay Montgomery a fee for its services pursuant to the terms of the engagement letter equal to $3,500,000, contingent upon the closing of the Merger. StrataCom has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, StrataCom has agreed to indemnify Montgomery, its affiliates, and each of their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. The amount of compensation to be paid to Montgomery in connection with its engagement has been determined by negotiation between StrataCom and Montgomery.

     In the ordinary course of its business, Montgomery actively trades equity securities of StrataCom and Cisco for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Montgomery has also acted as an underwriter in connection with offerings of securities of StrataCom and performed various investment banking services for StrataCom.

RELATED AGREEMENTS

  Voting Agreements


     In connection with the Merger, certain stockholders of StrataCom have entered into Voting Agreements. The terms of the Voting Agreements provide (i) that such stockholders will not transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge (except in connection with a bona fide loan transaction) or otherwise dispose of or encumber any shares of StrataCom Common Stock beneficially owned by them, or any new shares of such stock they may acquire, at any time prior to the Expiration Date (as defined below), and (ii) that such stockholders will vote all shares of StrataCom Common Stock beneficially owned by them in favor of the approval of the Reorganization Agreement and approval of the Merger and against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between StrataCom and any person or entity other than Cisco or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of StrataCom under the Reorganization Agreement or which would result in any of the conditions to StrataCom's obligations under the Reorganization Agreement not being fulfilled.

Such voting agreements are accompanied by irrevocable proxies whereby such stockholders provide to Cisco the right to vote their shares on the proposals relating to the Reorganization Agreement and the Merger at the StrataCom Meeting and any competing proposal at a StrataCom stockholder meeting. Holders of approximately 5.8% (as of the Record Date, exclusive of any shares issuable upon the exercise of options held by such holders) of the shares of StrataCom Common Stock entitled to vote at the stockholder meeting have entered into Voting Agreements and irrevocable proxies. The Voting Agreements and proxies shall terminate on the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement and (ii) six months after the date of termination of the Reorganization Agreement.


  Affiliates Agreements


     The Cisco Common Stock issuable in the Merger has been registered under the Securities Act, thereby allowing those shares to be traded without restriction, except for those shares held by stockholders of StrataCom or Cisco who are deemed to control or be under common control with StrataCom or Cisco, respectively ("Affiliates"). Affiliates of StrataCom may not sell their shares of Cisco Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act. Affiliates of Cisco may not sell any shares of Cisco Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act. It is a condition to the obligations of StrataCom and Cisco to effect the Merger that in accordance with the requirements of the Commission's accounting rules for pooling of interests, each person who is identified as an Affiliate (as such term is defined for purposes of Rule 145 under the Securities Act) of each party execute and deliver, at or prior to the closing of the Merger, an agreement that such persons will not offer to sell, sell or otherwise dispose of Cisco Common Stock or StrataCom Common Stock during the thirty (30) day period prior to the Effective Time or after the Effective Time until financial results covering at least thirty (30) days of the combined operations of Cisco and StrataCom have been published. In addition, the Affiliates Agreements executed by StrataCom Affiliates provides that, as of the date of the Affiliates Agreement and as of the Effective Time, such Affiliate has no present plan or intent to engage in any transaction that results in a reduction in the risk of ownership with respect to more than 50% of the shares of Cisco Common Stock acquired by such Affiliate in the Merger.


  Employment and Non-Competition Agreements


     Cisco has entered into employment and non-competition agreements with each of Richard M. Moley, Sanjay Subhedar, M. Alex Mendez, Charles Corbalis, John G. Kirsch, Richard W. Lowenthal, Mark Chandler, Anthony Crabb and Kenneth Shevock, and StrataCom has agreed to use its best efforts to cause certain other employees to enter into similar employment and non-competition agreements with Cisco (each, an "Employee", and collectively, the "Employees"). The employment and non-competition agreements are contingent upon the occurrence of the closing of the Merger and will become effective upon the Effective Time. The term of the employment agreements are one year from the Effective Time unless terminated earlier by either party for any reason, with or without cause, by giving written notice of such termination. If the Employee's employment is terminated without cause or if the Employee resigns from employment for good cause prior to one year after the Effective Time, then Cisco will pay the Employee a lump sum payment equal to the product of the number of whole months remaining under the one year term of the employment and non-competition agreement and the monthly base salary, less applicable deductions as severance. An Employee may not be terminated without cause without the prior consent of Richard Moley (except in the case of Messrs. Moley and Subhedar, who may not be terminated without cause without the prior consent of the President of Cisco). If the Employee resigns without good cause or the employment is terminated for cause within one year of the Effective Time, then the Employee will be paid all salary and benefits through the date of termination of employment, but nothing else.

     The employment and non-competition agreements require, until the later of termination of employment or the first anniversary of the Effective Time, the Employee (i) will not participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to routing, WAN or LAN switching, dial-up access servers, network management, or internetworking or networking software (the "Business") or be employed by certain enumerated competitive companies; (ii) will not permit the Employee's name to be used in connection with the Business; and (iii) that the Employee will not solicit, encourage or take any other action intended to induce any non-terminating employee to perform work or services for any other person or entity other than Cisco. There can be no assurance that such non-competition and non-solicitation provisions will be enforceable under applicable law.



     Cisco has agreed that, after the Effective Time, Cisco will indemnify each officer and director of StrataCom serving as such on the date of the Reorganization Agreement as provided in the Delaware General Corporation Law, the StrataCom Certificate and the StrataCom Bylaws, and existing indemnification agreements between StrataCom and such officers and directors.


  Stock Option Agreement

     Pursuant to the Stock Option Agreement, a copy of which is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference, Cisco was granted the right, under certain circumstances, to acquire up to 11,733,897 shares (the "Cisco Option") of authorized but unissued shares of StrataCom Common Stock (the "StrataCom Shares") (constituting approximately 15% of the outstanding shares of StrataCom Common Stock) at a price, payable in cash, of $50.00 per share (the "Exercise Price"). Pursuant to the terms of the Stock Option Agreement, the type and number of securities subject to the Cisco Option, and the price per share, shall be adjusted in the event of any change in StrataCom Common Stock by reason of certain events, including recapitalizations, combinations, exchange of shares or the like. Furthermore, in the event StrataCom enters into certain types of agreements (other than the Reorganization Agreement) involving the merger of StrataCom, or sale of substantially all of StrataCom's assets, such agreements must provide that upon consummation of any such merger or sale that Cisco shall receive consideration for each share of StrataCom Common Stock with respect to which the Cisco Option has not been exercised, equal to the amount of consideration a holder of StrataCom Common Stock would receive less the Exercise Price. The Stock Option Agreement could have the effect of making an acquisition of StrataCom by a third party more costly because of the need to acquire the StrataCom Shares in any such transaction.


     The Stock Option Agreement is exercisable by Cisco, in whole or in part, at any time or from time to time after any event occurs which would permit termination of the Reorganization Agreement and payment to Cisco of the termination fee (up to $80,000,000) and out-of-pocket costs and expenses described in "The Merger and Related Transactions -- Fees and Expenses, Termination Fee and Termination Amendments, and Waivers." The Cisco Option will terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Reorganization Agreement pursuant to its terms (other than a termination in connection with which Cisco is entitled to the payment of a termination fee and out-of-pocket costs and expenses); (iii) subject to Section (iv) below, 180 days following any termination of the Reorganization Agreement in connection with which Cisco is entitled to the payment of a termination fee and out-of-pocket costs and expenses (or, if at the expiration of such 180-day period, the Cisco Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten (10) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal), but in no event later than May 15, 1997; or (iv) 210 days following any termination of the Reorganization Agreement in connection with which the stockholders of StrataCom have not approved the proposed Merger and the StrataCom Board of Directors has not changed its recommendation and all competing takeover proposals have been withdrawn (or, if at the expiration of such 210-day period, the Cisco Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten (10) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event later than May 15, 1997). Notwithstanding the foregoing, (i) the Cisco Option may not be exercised if Cisco is in material breach of any of its representations, warranties, covenants or agreements contained in the Stock Option Agreement or in the Reorganization Agreement, and (ii) in the event Cisco receives more than the sum of (x) $40,000,000 and

(y) the Exercise Price multiplied by the number of StrataCom Shares purchased by Cisco pursuant to the Cisco Option, in connection with a sale of such StrataCom Shares, all proceeds in excess of such amount shall be remitted to StrataCom.

     Under the terms of the Stock Option Agreement, at any time during which the Cisco Option is exercisable (the "Repurchase Period"), Cisco has the right to require StrataCom (or any successor entity thereof) to repurchase from Cisco all or any part of the Cisco Option, and StrataCom (or any successor entity thereof) has the right to require Cisco to sell to StrataCom (or such successor entity) all or any part of the Cisco Option, at the price set forth in subparagraph (a) below. Also, at any time prior to May 15, 1997, Cisco has the right to require StrataCom (or any successor entity thereof) to repurchase from Cisco, and StrataCom (or any successor entity thereof) has the right to require Cisco to sell to StrataCom (or such successor entity), all or any part of the StrataCom Shares purchased by Cisco pursuant to the Cisco Option at the price set forth in subparagraph (b) below:


          (a) The difference between the Market/Tender Offer Price (as defined below) for shares of StrataCom Common Stock as of the date the requesting party gives notice ("Notice Date") of its intent to exercise its rights and the Exercise Price, multiplied by the number of StrataCom Shares purchasable pursuant to the Cisco Option, or portion thereof, but only if the Market/Tender Offer Price exceeds the Exercise Price. The "Market/Tender Offer Price" means the higher of (i) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal that was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Offer Price") or
     (ii) the average of the closing sale price of shares of StrataCom Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding the Notice Date (the "Market Price").


          (b) The Exercise Price paid by Cisco for StrataCom Shares acquired pursuant to the Cisco Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of StrataCom Shares so purchased. For purposes of this clause (b), the Tender Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

     Notwithstanding the foregoing, (i) in no event shall the proceeds payable to Cisco pursuant to the Cisco Option exceed the sum of (x) $40,000,000 and (y) the Exercise Price multiplied by the number of shares of StrataCom Common Stock purchased, and (ii) the right of StrataCom or any successor thereof to require Cisco to sell the Cisco Option or the StrataCom Shares shall not be exercisable unless StrataCom shall have consummated the transaction provided by a Takeover Proposal or StrataCom's stockholders shall have transferred their shares of StrataCom Common Stock pursuant to a tender or exchange offer or other Takeover Proposal.


     Subsequent to the termination of the Reorganization Agreement, Cisco may by written notice ("Registration Notice") request StrataCom to register under the Securities Act all or any part of the shares of StrataCom Common Stock acquired pursuant to the Stock Option Agreement. StrataCom may, at its option, purchase these shares ("Registrable Shares") at their market price (the per share average of the closing sale price of StrataCom's Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding the Registration Notice) within ten (10) business days after the receipt of the Registration Notice. If StrataCom does not elect to exercise its option to purchase the Registrable Shares, it shall use its best efforts to register the unpurchased Registrable Shares; provided, however, (a) Cisco shall not be entitled to more than an aggregate of two effective registration statements and (b) StrataCom will not be required to file any such registration statement for a certain period of time when (i) StrataCom is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to StrataCom, such information would have to be disclosed if a registration statement were filed at such time;
(ii) StrataCom is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (iii) StrataCom determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving StrataCom or any of its affiliates.

THE AGREEMENT AND PLAN OF REORGANIZATION

  Representations, Warranties and Covenants

     The Reorganization Agreement contains various representations and warranties of the parties, including representations by Cisco, StrataCom and Merger Sub as to their organization and capitalization, their authority to enter into the Reorganization Agreement and to consummate the transactions contemplated thereby, the existence of certain liabilities and the absence of certain material undisclosed liabilities and changes in their businesses. Such representations and warranties will not survive consummation of the Merger, except for a representation by Cisco to support compliance with Section 368 of the Code.


     Under the terms of the Reorganization Agreement, for the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time, each of StrataCom and Cisco has agreed (except to the extent expressly contemplated by the Reorganization Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as conducted prior to execution of the Reorganization Agreement, to pay and to cause its subsidiaries to pay debts and taxes when due subject to good faith disputes over such debts or taxes and to pay or perform other obligations when due, and to use its reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of StrataCom and Cisco has also agreed to use its best efforts promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which would have a material adverse effect on it and its subsidiaries. In addition, each of Cisco and StrataCom has agreed that it will not, among other things, do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other: (a) cause or permit any amendments to its Certificate/Articles of Incorporation or Bylaws; (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; (c) accelerate, amend or change the period of exercisability or vesting of options, warrants or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; (d) take any action which to the knowledge of such party would prevent Cisco from accounting for the Merger as a pooling of interests; or (e) take, or agree in writing or otherwise to take, any of the actions described in (a) through (d) above, or any action which would make any of its representations or warranties contained in the Reorganization Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.


     Moreover, under the terms of the Reorganization Agreement, StrataCom has agreed that, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time, except as expressly contemplated by the Reorganization Agreement, it will not, among other things, do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Cisco which consent shall not be unreasonably withheld: (a) except for contracts or commitments entered into, and violations, amendments, modifications and waivers of contracts in the ordinary course of business consistent with past practice in an amount less than $10,000,000 in any one case, and except for contracts or commitments entered into, and violations, amendments, modifications and waivers of contracts not in the ordinary course of business consistent with past practice in an amount less than $3,500,000 in any one case, enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice; (b) issue, deliver, sell, authorize or propose the issuance, delivery, sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of the Reorganization Agreement; provided, however, that StrataCom may, in the ordinary course of business consistent with past practice, grant options for the purchase of StrataCom Common Stock under its stock option plans (not to exceed an aggregate of 750,000 options to purchase shares of StrataCom Common Stock granted after April 21, 1996; provided not more than 150,000 of such options may be granted in any one-month period); (c) transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice; (d) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution rights with respect to any of its products or technology; (e) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice; (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except in the ordinary course of business consistent with past practice; (g) enter into any operating lease, except in the ordinary course of business consistent with past practice; (h) pay, discharge or satisfy in an amount in excess of $50,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in StrataCom's financial statements; (i) make any material capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice; (j) materially reduce the amount of any material insurance coverage provided by existing insurance policies; (k) adopt or amend any material employee benefit or stock purchase or option plan, or hire any new officer level employee (except that it may hire a replacement for any current officer level employee if it first provides Cisco five days prior written notice regarding such hiring decision), hire any director level employee in departments other than sales, marketing or engineering without first providing Cisco five days prior written notice of such hire, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees; (l) grant any severance or termination pay (y) to any director or officer or (z) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice; (m) commence a lawsuit other than
(x) for the routine collection of bills, (y) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Cisco prior to the filing of such a suit, or (z) for a breach of the Reorganization Agreement; (n) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization; (o) other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (p) StrataCom shall give all notices and other information required to be given to the employees of StrataCom, any collective bargaining unit representing any group of employees of StrataCom, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this agreement; (q) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (r) take, or agree in writing or otherwise to take, any of the actions described in (a) through (q) above, or any action which would make any of its representations or warranties contained in the Reorganization Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.

  No Solicitation of Transactions

     StrataCom has further agreed that StrataCom and its subsidiaries and the officers, directors, employees or other agents of StrataCom and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to StrataCom or any of its subsidiaries to, or afford access to the properties, books or records of StrataCom or any of its subsidiaries to, any person that has advised StrataCom that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit StrataCom's Board of Directors from taking and disclosing to StrataCom's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.


     Notwithstanding the foregoing, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that StrataCom reasonably expects to lead to a Takeover Proposal, shall be received by the StrataCom Board of Directors, then, to the extent the StrataCom Board of Directors believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a Superior Proposal and the StrataCom Board of Directors determines in good faith after consultation with outside legal counsel that it is necessary for the StrataCom Board of Directors to comply with its fiduciary duties to stockholders under applicable law, StrataCom and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of StrataCom's Board of Directors, and such actions shall not be considered a breach of the Reorganization Agreement in each such event StrataCom is required to notify Cisco of such determination by the StrataCom Board of Directors and provides Cisco with a true and complete copy or summary of the Superior Proposal received from such third party, and provide Cisco with all documents containing or referring to non-public information of StrataCom that are supplied to such third party. In addition, StrataCom is only permitted to take the foregoing actions if (a) the StrataCom Board of Directors has determined, with the advice of StrataCom's investment bankers, that such third party is capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by StrataCom, (b) the third party has stated that it intends to make a Superior Proposal, (c) StrataCom has not provided any non-public information to any such third party if it has not prior to the date thereof provided such information to Cisco or Cisco's representatives, and (d) StrataCom provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as to confidential information as that certain non-disclosure agreement between Cisco and StrataCom, entered into in contemplation of the Merger. Further, StrataCom has agreed that it shall not, and shall not permit any of its officers, directors, employees (acting on behalf of StrataCom) or other representatives to agree to or endorse any Takeover Proposal unless StrataCom shall have terminated the Reorganization Agreement and paid to Cisco all amounts payable to Cisco pursuant to the Reorganization Agreement. StrataCom will promptly notify Cisco after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to StrataCom or any of its subsidiaries or for access to the properties, books or records of StrataCom or any of its subsidiaries by any person that has advised StrataCom that it may be considering making, or that has made, a Takeover Proposal and will keep Cisco fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Cisco with a true and complete copy of such Takeover Proposal notice or request or any correspondence or communications related thereto. For purposes of the Reorganization Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving StrataCom or the acquisition of 20% or more of the outstanding shares of capital stock of StrataCom, or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of StrataCom, other than the transactions contemplated by the Reorganization Agreement.

  Conditions to the Merger

     Each party's respective obligation to consummate and effect the Merger is subject to, among other things, the approval of the Reorganization Agreement and the Merger by the requisite votes of the stockholders of StrataCom, the Commission having declared the Proxy Statement/Prospectus effective, and the satisfaction prior to the Effective Time of the additional following conditions:
(a) the absence of any temporary restraining order injunction or other legal action or regulatory restraint or prohibition preventing the consummation of the Merger or rendering the consummation of the Merger illegal, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentability, foreign or domestic, seeking any of the foregoing be pending; (b) all material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by the Reorganization Agreement, and the Certificate of Merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained would not, in the reasonable opinion of Cisco after consultation with StrataCom, have a material adverse effect on Cisco or StrataCom; (c) Cisco and StrataCom having received substantially identical written opinions of their respective counsel to the effect that, based upon certain representations and assumptions and subject to certain qualifications, the Merger will constitute a tax-free Reorganization; (d) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Cisco Common Stock issuable in connection with the Merger; and (e) Cisco and StrataCom having received a letter from each of their respective independent auditors, confirming that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with the Reorganization Agreement.

     The obligations of StrataCom to effect the Merger are subject to, among other things, the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived in writing by StrataCom: (a) the representations and warranties of Cisco and Merger Sub in the Reorganization Agreement shall be true and correct as of the Effective Time as though such representations and warranties were made on and as of such time, except for such inaccuracies as individually or in the aggregate would not have a material adverse effect on Cisco and StrataCom shall have received a certificate to such effect signed on behalf of Cisco by its President and Chief Financial Officer;
(b) Cisco and Merger Sub shall have performed or complied in all material respects with all covenants, obligations, conditions and agreements required by them as of the Effective Time and StrataCom shall have received a certificate executed on behalf of Cisco by its President and Chief Financial Officer to such effect; (c) StrataCom shall have received a legal opinion as to certain matters from Brobeck, Phleger & Harrison LLP, counsel to Cisco; (d) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, or results of operations of Cisco and its subsidiaries, taken as a whole; (e) StrataCom shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Cisco or any of its subsidiaries or otherwise except where the failure to obtain such consent or approval would not have a material adverse effect on Cisco; and (f) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Cisco's business following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending except where the existence of any of the foregoing items would not have a material adverse effect on Cisco.

     The obligations of Cisco and Merger Sub to effect the Merger are subject to, among other things, the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived in writing by Cisco: (a) the representations and warranties of StrataCom in the Reorganization Agreement shall be true and correct as of the Effective Time as though such representations and warranties were made on and as of such time, except for such inaccuracies as individually or in the aggregate would not have a material adverse effect on StrataCom; and Cisco and Merger Sub shall have received a certificate to such effect signed on behalf of StrataCom by its President and Chief Financial Officer; (b) StrataCom shall have performed or complied in all material respects with all covenants, obligations and agreements required by them as of the

Effective Time and Cisco and Merger Sub shall have received a certificate executed on behalf of StrataCom by its President and Chief Financial Officer to such effect; (c) Cisco shall have received a legal opinion as to certain matters from Wilson, Sonsini, Goodrich & Rosati, counsel to StrataCom; (d) Cisco shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of StrataCom or any of its subsidiaries or otherwise; (e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Cisco's conduct or operation of the business of StrataCom and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending except where the existence of any of the foregoing items would not have a material adverse effect on StrataCom; (f) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, or results of operations of StrataCom and its subsidiaries, taken as a whole provided, however, that any adverse effect on revenues or gross margins of StrataCom (or the direct consequences thereof) following the date of the Reorganization Agreement which is attributable to a delay of, reduction in or cancellation or change in the terms of product orders by customers of StrataCom shall not be deemed a material adverse change; (g) Cisco shall have received from each of the Affiliates of StrataCom an executed Affiliate Agreement; and (h) certain employees of StrataCom shall have accepted employment with Cisco and shall have entered into an employment and non-competition agreement as described in the Reorganization Agreement.

  Closing


     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, Merger Sub and StrataCom will file certificates of merger with the Secretary of State of Delaware and the Recorder of the County in which the registered office of each of StrataCom and Merger Sub is located. The Merger will become effective upon such filings. It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on or before July 9, 1996.


  Termination, Amendments and Waivers

     At any time prior to the Effective Time, the Reorganization Agreement may be terminated:

          (a) by mutual written consent duly authorized by the Board of Directors of Cisco and StrataCom;


          (b) by either Cisco or StrataCom, if (i) without fault of the terminating party, the Merger shall not have occurred on or before November 15, 1996 (provided, a later date may be agreed upon in writing by the parties and provided further that the right to terminate the Reorganization Agreement shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Reorganization Agreement); (ii) a Trigger Event or Takeover Proposal (each as defined under "The Merger and Related Transactions -- The Agreement and Plan to Reorganization -- Fees and Expenses; Termination Fee") shall have occurred and the StrataCom Board of Directors in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of the Reorganization Agreement and the Merger after determining that to cause StrataCom to proceed with the Merger would not be consistent with the StrataCom Board of Directors' fiduciary duty to the stockholders of StrataCom; or (iii) (x) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (y) if any required approval of the stockholders of StrataCom shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;


          (c) by Cisco (if not in willful breach of the Reorganization Agreement), if (i) upon a breach of any representation, warranty, covenant or agreement on the part of StrataCom set forth in the Reorganization Agreement, or if any representation or warranty of StrataCom shall have become untrue, in either case such that the closing conditions pertaining thereto would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in StrataCom's representations and warranties or breach by StrataCom shall not have been cured within five business days of receipt by StrataCom of written notice thereof; (ii) the StrataCom Board of Directors shall have withdrawn or modified its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Cisco or shall have resolved to do so, or (iii) for any reason StrataCom fails to call and hold the StrataCom Meeting by September 1, 1996 and StrataCom is at that time in willful breach of the Reorganization Agreement; or



          (d) by StrataCom (i) (if not in willful breach of the Reorganization Agreement) upon a breach of any representation, warranty, covenant or agreement on the part of Cisco set forth in the Reorganization Agreement or if any representation or warranty or Cisco shall have become untrue, in either case such that the closing conditions pertaining thereto would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Cisco's representations and warranties or breach by Cisco shall not have been cured within five business days of receipt by Cisco of written notice thereof, or (ii) in the event (x) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Cisco Common Stock pursuant to any Merger of Cisco in which Cisco was the surviving corporation and stockholders of Cisco represent less than 70% of the outstanding shares of the surviving corporation following such transaction or any acquisition by Cisco of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Cisco Common Stock on Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Cisco Common Stock, (y) the Cisco Board of Directors accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Cisco Common Stock or of Cisco's consolidated assets, or (z) Cisco acquires or agrees to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof and such acquisition requires the approval of the stockholders of Cisco in accordance with applicable law.


     In the event of termination of the Reorganization Agreement, the Reorganization Agreement shall forthwith become void and there shall be no liability or obligation on the part of Cisco, Merger Sub or StrataCom or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of the Reorganization Agreement pertaining to confidentiality and expenses and fees shall remain in full force and effect and survive any such termination.

     The Reorganization Agreement may be amended by Cisco and StrataCom at any time before or after approval by the StrataCom and Merger Sub stockholders, except that, after such approval, no amendment may be made which (i) alters or changes the amount or kind of consideration to be received on conversion of the StrataCom Common Stock, (ii) alters or changes any term of the Certificate of Incorporation of the surviving corporation to be effected by the Merger, or
(iii) alters or changes any of the terms and conditions of the Reorganization Agreement if such alteration or change would adversely affect the holders of StrataCom or Merger Sub Common Stock. See "The Merger and Related
Transactions -- Agreement and Plan of Reorganization -- Amendments, Termination and Waivers."

     At any time prior to the Effective Time, either of Cisco or StrataCom may, to the extent legally allowed, by execution of an instrument in writing signed on behalf of such party (a) extend the time for the performance of any of the obligations or acts of the other party set forth in the Reorganization Agreement; (b) waive any inaccuracies in the representations and warranties made to such party in the Reorganization Agreement or in any document delivered pursuant to the Reorganization Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such party under the Reorganization Agreement.

  Fees and Expenses; Termination Fee

     Subject to the provisions described below regarding reimbursement of expenses and payment of termination fees, whether or not the Merger is consummated, in general, all costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby are to be paid by the party incurring such expense.

     Whether or not a termination fee is payable by StrataCom to Cisco as described below, StrataCom has agreed to reimburse Cisco for its out-of-pocket expenses incurred in connection with the Reorganization Agreement and the Merger in the event that Cisco terminates the Reorganization Agreement as a result of a breach by StrataCom of the Reorganization Agreement, a withdrawal or modification StrataCom Board of Directors' recommendation of the Reorganization Agreement and the Merger, the failure of StrataCom to hold a meeting of stockholders to vote on the Merger by September 1, 1996 (if StrataCom is then in willful breach of the Reorganization Agreement), or if the stockholders of StrataCom fail to vote in favor of the Reorganization Agreement and the Merger.

     StrataCom has agreed to pay to Cisco a termination fee of $80,000,000 upon the occurrence of any of the following events:


          a. If Cisco or StrataCom shall have terminated the Reorganization Agreement as a result of a Trigger Event or Takeover Proposal (as defined below) having occurred and the StrataCom Board of Directors in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of the Reorganization Agreement and the Merger after determining that to cause StrataCom to proceed with the Merger would not be consistent with the StrataCom Board of Directors' fiduciary duty to the stockholders of StrataCom;


          b. If either Cisco or StrataCom shall have terminated the Reorganization Agreement upon the failure of StrataCom stockholders to vote in favor of the Reorganization Agreement and the Merger at a duly held meeting of StrataCom stockholders or at any adjournment thereof, and prior to the time of the stockholder meeting there shall have been (x) a Trigger Event or (y) a Takeover Proposal, which at the time of the stockholder meeting shall not have been rejected by StrataCom;

          c. If Cisco shall have terminated the Reorganization Agreement because StrataCom fails to call and hold a stockholders meeting to vote on the Reorganization Agreement and the Merger by September 1, 1996 and StrataCom is at the time of termination in willful breach of the Reorganization Agreement, and prior to the time of such termination there shall have been
     (x) a Trigger Event or (y) a Takeover Proposal, which shall not have been rejected by StrataCom; or

          d. If (i) either Cisco or StrataCom shall have terminated the Reorganization Agreement upon the failure of StrataCom stockholders to vote in favor of the Reorganization Agreement and the Merger at a duly held meeting of StrataCom stockholders or at any adjournment thereof, and prior to the time of the stockholder meeting there shall have been (x) a Trigger Event or (y) a Takeover Proposal (which for these purposes includes the acquisition of 40% or more of the outstanding StrataCom voting stock, rather than 20%), which at the time of the stockholder meeting shall have been (A) rejected by StrataCom and (B) withdrawn by the third party; and ,
     (ii) within seven months following such termination StrataCom (a) enters into an agreement with respect to a Takeover Proposal (which for these purposes includes the acquisition of 40% or more of the outstanding StrataCom voting stock, rather than 20%) or (b) takes action to permit, or recommends that StrataCom stockholders accept an offer by, any third party (other than certain passive investors) to acquire 20% or more of StrataCom's voting power;

and, in addition, upon the occurrence of the events specified in a, b, or c above, StrataCom has agreed to reimburse Cisco for its out-of-pocket expenses incurred in connection with the Reorganization Agreement and the Merger. (StrataCom has also agreed to reimburse Cisco for such expenses upon the occurrence of the event specified in d above, whether or not a subsequent Takeover Proposal or Trigger Event shall occur within the seven-month period).

     StrataCom has agreed to pay Cisco a termination fee of $40,000,000 upon the occurrence of either of the following events:

          a. If either Cisco or StrataCom shall have terminated the Reorganization Agreement upon the failure of StrataCom stockholders to vote in favor of the Reorganization Agreement and the Merger at a duly held meeting of StrataCom stockholders or at any adjournment thereof, and prior to the time of the stockholder meeting there shall have been (x) a Trigger Event or (y) a Takeover Proposal, which at the time of the stockholder meeting shall have been (i) rejected by StrataCom, and (ii) not withdrawn by the third party; or

          b. If Cisco shall have terminated the Reorganization Agreement because StrataCom fails to call and hold a stockholders meeting to vote on the Reorganization Agreement and the Merger by September 1, 1996, and StrataCom is at the time of termination in willful breach of the Reorganization Agreement, and prior to the time of such termination there shall have been
     (x) a Trigger Event or (y) a Takeover Proposal, which shall have been rejected by StrataCom;

and, if within six months following such termination StrataCom (x) enters into an agreement with respect to a Takeover Proposal, or (y) takes action to permit any third party (other than certain passive investors) to acquire 20% or more of StrataCom voting power, then StrataCom has agreed to pay to Cisco an additional $40,000,000. In addition, upon the occurrence of the events specified in a or b above, StrataCom has agreed to reimburse Cisco for its out-of-pocket expenses incurred in connection with the Reorganization Agreement and the Merger.

     For purposes of defining the termination rights of Cisco and StrataCom, as well as determining whether termination fees are payable by StrataCom to Cisco, the following terms have the following meanings:

          The term "Takeover Proposal" means an offer or proposal for, or any indication of interest in (where such indication of interest has been disclosed publicly), a merger or other business combination involving StrataCom or the acquisition of 20% or more of the outstanding shares of capital stock of StrataCom or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of StrataCom, or any of its subsidiaries, other than transactions contemplated by the Reorganization Agreement;

          A "Trigger Event" would occur if any person acquires securities representing 20% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 20% or more, of the voting power of StrataCom; provided, however, a Trigger Event would not be deemed to include the acquisition by any Person of securities representing 20% or more of StrataCom if such person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of StrataCom, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving StrataCom, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of StrataCom (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any person with respect to the voting of any voting securities of StrataCom, directly or indirectly, relating to a merger or other business combination involving StrataCom or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of StrataCom, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of StrataCom, directly or indirectly, relating to a merger or other business combination involving StrataCom or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of StrataCom, or (iv) otherwise acting, alone or in concert with others, to seek control of StrataCom or to seek to control or influence the management or policies of StrataCom.

     Pursuant to a letter agreement dated April 18, 1996, StrataCom engaged Montgomery to provide financial advice and assistance in connection with a sale or merger of StrataCom, and to render a fairness opinion in connection with the proposed merger with a subsidiary of Cisco. StrataCom has agreed to pay Montgomery a Transaction Fee of $3,500,000 of the Aggregate Transaction Value (as defined in Section 4 of that letter agreement) for its services pursuant to the terms of the letter agreement and has agreed to reimburse Montgomery for its reasonable out-of-pocket expenses.

  Indemnification and Insurance


     The Reorganization Agreement provides that Cisco will, from and after the Effective Time, and will cause StrataCom to indemnify, defend and hold harmless each person who was as of the date of the Reorganization Agreement or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer, director, employee or agent of StrataCom in respect of acts or omissions occurring on or prior to the Effective Time, in each case to the full extent such corporation is permitted under Delaware law, the StrataCom Certificate or the StrataCom Bylaws or any indemnification agreement to which StrataCom is a party, in each case as in effect on the date of the Reorganization Agreement.



     The Reorganization Agreement also provides that, for four years after the Effective Time, Cisco will either (i) at all times maintain at least $500,000,000 in cash, marketable securities and unrestricted lines of credit to be available to indemnify the present and former officers, directors, employees and agents of StrataCom against certain liabilities, or (ii) cause the Surviving Corporation to use its best efforts to cause to be maintained for the benefit of StrataCom's directors and officers and other persons covered by StrataCom's current directors' and officers' liability insurance with respect to all matters occurring on or prior to the Effective Time, directors and officers liability insurance on terms substantially equivalent to the StrataCom directors' and officers' liability insurance policy in effect on the date of the Reorganization Agreement. Cisco and StrataCom will also, as of the Effective Time, assume all of StrataCom's obligations to its directors, officers and employees under any indemnification agreements in effect on the date of the Reorganization Agreement to which StrataCom is a party.


  Interests of Certain Persons in the Merger


     In considering the recommendation of the StrataCom Board of Directors with respect to the Merger, stockholders of StrataCom should be aware that certain officers and directors of StrataCom have interests in the Merger, including those referred to below, that presented them with potential conflicts of interests. The StrataCom Board of Directors was aware of these potential conflicts and considered them along with the other matters described in "The StrataCom Meeting -- Board Recommendation" and "The Merger and Related Transactions -- Reasons for the Merger."



     The Reorganization Agreement provides that Cisco will assume StrataCom's outstanding stock options, whereafter such options will be exercisable for Cisco Common Stock. In light of the premium reflected in the Exchange Ratio, the Company's officers will thus receive a significant benefit from the merger in the form of the higher value of shares issuable upon exercise of their options. However, officers of StrataCom will not receive or be entitled to "golden parachute"or other change of control payments particularly by virtue of the merger.


     Cisco has entered into employment and non-competition agreements with certain StrataCom executive officers and employees in positions comparable to such employee's current position with StrataCom. These agreements provide that if the employment of the employees were terminated by Cisco without cause or if the employee were to resign with good cause, then Cisco would pay a lump sum equal to the product of the number of whole months remaining under the one year term of the employment and non-competition agreement and the monthly base salary less applicable deductions, plus COBRA, less applicable deductions. These agreements have been entered into with Richard M. Moley, Sanjay Subhedar, M. Alex Mendez, Charles Corbalis, John G. Kirsch, Richard W. Lowenthal, Mark Chandler, Anthony Crabb and Kenneth Shevock, and StrataCom has agreed to use its best efforts to cause certain other employees to enter into similar employment and non-competition agreements with Cisco. See "The Merger and Related Transactions -- Related Agreements -- Employment and Non-Competition Agreements."


     The Reorganization Agreement provides that Cisco will, from and after the Effective Time, and will cause StrataCom to indemnify, defend and hold harmless each person who was as of the date of the Reorganization Agreement or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer, director, employee or agent of StrataCom in respect of acts or omissions occurring on or prior to the Effective Time, in each case to the full extent such corporation is permitted under Delaware law, the StrataCom Certificate or the StrataCom Bylaws or any indemnification agreement to which StrataCom is a party, in each case as in effect on the date of the Reorganization Agreement.


REGULATORY MATTERS

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Each of Cisco and StrataCom originally filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on April 23, 1996 and the applicable waiting period under the HSR Act terminated on May 31, 1996. At any time before or after consummation of the Merger, the FTC, the Antitrust Division, the state attorneys general or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Cisco or StrataCom.

     Based on information available to them, Cisco and StrataCom believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Cisco and StrataCom would prevail or would not be required to accept certain conditions, possibly including certain divestitures or hold-separate arrangements, in order to consummate the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of StrataCom Common Stock for Cisco Common Stock pursuant to the Merger that are generally applicable to holders of StrataCom Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Cisco, StrataCom or StrataCom's stockholders as described herein.

     StrataCom stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular StrataCom stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their StrataCom Common Stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of StrataCom Common Stock are acquired or shares of Cisco Common Stock are disposed of, or the tax consequences of the assumption by Cisco of the StrataCom Options. Accordingly, STRATACOM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The Merger is intended to constitute a Reorganization. Provided that the Merger does so qualify as a Reorganization, then, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by holders of StrataCom Common Stock solely upon their receipt of Cisco Common Stock in exchange for StrataCom Common Stock in the merger (except to the extent of cash received in lieu of a fractional share of Cisco Common Stock).

          (b) The aggregate tax basis of the Cisco Common Stock received by StrataCom stockholders in the Merger (reduced by any tax bases attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the StrataCom Common Stock surrendered in exchange therefor.

          (c) The holding period of the Cisco Common Stock received by each StrataCom stockholder in the Merger will include the period for which the StrataCom Common Stock surrendered in exchange therefor was considered to be held, provided that the StrataCom Common Stock so surrendered is held as a capital asset at the time of the Merger.

          (d) Cash payments received by holders of StrataCom Common Stock in lieu of a fractional share will be treated as if such fractional share of Cisco Common Stock had been issued in the Merger and then redeemed by Cisco. A StrataCom stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

          (e) Neither Cisco, Merger Sub nor StrataCom will recognize material amounts of gain solely as a result of the Merger.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. Cisco has received an opinion from Brobeck, Phleger & Harrison LLP to the effect that the Merger will constitute a Reorganization and StrataCom has received an opinion from Wilson, Sonsini, Goodrich & Rosati, a Professional Corporation, to the effect that the Merger will constitute a Reorganization (the "Tax Opinions"). StrataCom stockholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. The Tax Opinions are subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Cisco, StrataCom, Merger Sub, and certain stockholders of StrataCom. Of particular importance are certain representations relating to the so-called "continuity of interest" requirement.

     To satisfy the continuity of interest requirement, StrataCom stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their StrataCom Common Stock in anticipation of the Merger or (ii) the Cisco Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that StrataCom stockholders, as a group, would no longer have a significant equity interest in the StrataCom business being conducted after the Merger. StrataCom stockholders will generally be regarded as having a significant equity interest as long as the number of shares of Cisco Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the StrataCom stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization. The Tax Opinions rely in part on representations from affiliates of both Cisco and StrataCom relating to the "continuity of interest" requirements.

     A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in StrataCom stockholders recognizing taxable gain or loss with respect to each share of Common Stock of StrataCom surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Cisco Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Cisco Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Cisco and StrataCom are carried forward to the combined operations of the Combined Company at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger. To support the treatment of the Merger as a pooling of interests, the affiliates of Cisco and StrataCom have entered into agreements imposing certain resale limitations on their stock. See "The Merger and Related
Transactions -- Related Agreements -- Affiliate Agreements." It is a condition to Cisco's and StrataCom's obligations to consummate the Merger that, among other things, Cisco receive a letter from Coopers & Lybrand L.L.P., the independent accountants for Cisco, and StrataCom receive a letter from Arthur Andersen LLP, the independent accountants for StrataCom, with respect to StrataCom's ability to participate in a pooling-of-interests transaction.

NO APPRAISAL RIGHTS

     Section 262 of the Delaware General Corporation Law (the "DGCL") provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as StrataCom,
(a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because StrataCom's Common Stock is traded on such a system, the Nasdaq National Market, and because the StrataCom stockholders are being offered stock of Cisco, which is also traded on the Nasdaq National Market, and cash in lieu of fraction shares, stockholders of StrataCom will not have appraisal rights with respect to the Merger. The DGCL does not provide appraisal rights to stockholders of a corporation, such as Cisco, which issues shares in connection with a merger but is not itself a constituent corporation in the Merger.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Cisco and StrataCom, including the notes thereto, incorporated herein by reference.

     The unaudited pro forma condensed combined financial statements assume a business combination between Cisco and StrataCom accounted for on a pooling-of-interests basis and are based on each company's respective historical consolidated financial statements and notes thereto, which are incorporated herein by reference. The pro forma condensed combined balance sheet combines Cisco's consolidated condensed balance sheet as of January 28, 1996 with StrataCom's consolidated condensed balance sheet as of December 31, 1995, giving effect to the Merger as if it had occurred on January 28, 1996. The unaudited pro forma combined condensed statements of operations combine Cisco's historical results for the six months ended January 29, 1995 and January 28, 1996 and the years ended July 25, 1993, July 31, 1994 and July 30, 1995 with StrataCom's historical results for the six months ended December 31, 1994 and 1995, the twelve months ended July 2, 1993, July 1, 1994 and July 1, 1995, respectively, giving effect to the Merger as if it had occurred at the beginning of the earliest period presented.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                    CISCO SYSTEMS, INC. AND STRATACOM, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    YEARS ENDED JULY 31, 1993, 1994 AND 1995
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  CISCO SYSTEMS, INC.                 STRATACOM, INC.                  PRO FORMA COMBINED
                           ----------------------------------   ----------------------------   ----------------------------------
                             1993        1994         1995       1993      1994       1995       1993        1994         1995
                           --------   ----------   ----------   -------   -------   --------   --------   ----------   ----------
Net sales................  $649,035   $1,242,975   $1,978,916   $65,498   $91,461   $253,736   $714,533   $1,334,436   $2,232,652
Cost of sales............   210,528      412,824      644,152    28,542    37,767     98,708    239,070      450,591      742,860
                           --------   ----------   ----------   -------   -------    -------   --------   ----------   ----------
  Gross margin...........   438,507      830,151    1,334,764    36,956    53,694    155,028    475,463      883,845    1,489,792
Expenses:
  Research and
    development..........    44,254       88,753      164,819    13,248    17,927     45,996     57,502      106,680      210,815
  Sales and marketing....   109,717      205,797      354,722    14,435    19,714     45,261    124,152      225,511      399,983
  General and
    administrative.......    20,965       47,485       76,524     2,884     3,999      8,747     23,849       51,484       85,271
  Purchased research and
    development..........         0            0       95,760         0         0          0          0            0       95,760
                           --------   ----------   ----------   -------   -------    -------   --------   ----------   ----------
    Total operating
      expenses...........   174,936      342,035      691,825    30,567    41,640    100,004    205,503      383,675      791,829
Operating income.........   263,571      488,116      642,939     6,389    12,054     55,024    269,960      500,170      697,963
Interest and other
  income, net............    11,557       21,377       36,107     1,052       953      3,907     12,609       22,330       40,014
                           --------   ----------   ----------   -------   -------    -------   --------   ----------   ----------
Income before provision
  for income taxes.......   275,128      509,493      679,046     7,441    13,007     58,931    282,569      522,500      737,977
Provision for income
  taxes..................   103,173      194,626      258,038       954     3,189     21,058    106,368      199,519      281,488
                           --------   ----------   ----------   -------   -------    -------   --------   ----------   ----------
Net income...............  $171,955   $  314,867   $  421,008   $ 6,487   $ 9,818   $ 37,873   $176,201   $  322,981   $  456,489
                           ========   ==========   ==========   =======   =======    =======   ========   ==========   ==========
Net income per common
  share..................  $   0.33   $     0.59   $     0.76   $  0.10   $  0.15   $   0.50   $   0.30   $     0.54   $     0.72
                           ========   ==========   ==========   =======   =======    =======   ========   ==========   ==========
Shares used in per share
  calculation............   516,266      530,102      554,596    64,357    66,437     76,115    580,623      596,539      630,711
                           ========   ==========   ==========   =======   =======    =======   ========   ==========   ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                    CISCO SYSTEMS, INC. AND STRATACOM, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                   SIX MONTHS ENDED JANUARY 31, 1995 AND 1996
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               CISCO SYSTEMS, INC.        STRATACOM, INC.        PRO FORMA COMBINED
                              ---------------------     -------------------     ---------------------
                                1995        1996          1995       1996         1995        1996
                              --------   ----------     --------   --------     --------   ----------
Net sales...................  $847,822   $1,536,673     $102,120   $180,128     $949,942   $1,716,801
Cost of sales...............   276,173      512,000       40,541     68,057      316,714      580,057
                              --------   ----------     --------   --------     --------   ----------
  Gross margin..............   571,649    1,024,673       61,579    112,071      633,228    1,136,744
Expenses:
  Research and
     development............    68,166      136,127       19,505     31,748       87,671      167,875
  Sales and marketing.......   146,776      275,906       18,100     32,872      164,876      308,778
  General and
     administrative.........    30,960       54,562        3,681      5,167       34,641       59,729
  Purchased research and
     development............    95,760            0            0          0       95,760            0
                              --------   ----------     --------   --------     --------   ----------
     Total operating
       expenses.............   341,662      466,595       41,286     69,787      382,948      536,382
Operating income............   229,987      558,078       20,293     42,284      250,280      600,362
Interest and other income,
  net.......................    15,586       26,077        1,284      2,427       16,870       28,504
                              --------   ----------     --------   --------     --------   ----------
Income before provision for
  income taxes..............   245,573      584,155       21,577     44,711      267,150      628,866
Provision for income
  taxes.....................    93,318      219,058        7,605     16,138      101,159      237,742
                              --------   ----------     --------   --------     --------   ----------
Net income..................  $152,255   $  365,097     $ 13,972   $ 28,573     $165,991   $  391,124
                              ========   ==========     ========   ========     ========   ==========
Net income per common
  share.....................  $   0.28   $     0.63     $   0.19   $   0.35     $   0.27   $     0.59
                              ========   ==========     ========   ========     ========   ==========
Shares used in per share
  calculation...............   548,284      579,137       73,189     80,488      621,372      659,625
                              ========   ==========     ========   ========     ========   ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                    CISCO SYSTEMS, INC. AND STRATACOM, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                JANUARY 28, 1996
                             (AMOUNTS IN THOUSANDS)

                                                           CISCO                             PRO FORMA
                                                       SYSTEMS, INC.     STRATACOM, INC.      COMBINED
                                                       -------------     ---------------     ----------
ASSETS
Current assets:
  Cash and equivalents...............................   $   123,823         $  75,874        $  199,697
  Short-term investments.............................       356,482            57,104           413,586
  Accounts receivable................................       491,223            54,673           545,896
  Inventories........................................       221,579            17,583           239,162
  Deferred income taxes..............................        90,450             6,594            97,044
  Prepaid expenses and other current assets..........        52,141            15,230            67,371
                                                         ----------          --------        ----------
          Total current assets.......................     1,335,698           227,061         1,562,759
Investments..........................................       601,215            20,857           622,072
Restricted investments...............................       189,473                             189,473
Property and equipment, net..........................       184,601            39,455           224,056
Other assets.........................................        54,845             8,030            62,875
                                                         ----------          --------        ----------
          Total assets...............................   $ 2,365,832         $ 295,403        $2,661,235
                                                         ==========          ========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $   117,513         $  16,680        $  134,193
  Income taxes payable...............................        97,181             8,656           105,837
  Accrued payroll and related expenses...............       113,354            10,975           124,329
  Other accrued liabilities..........................       185,523            25,478           226,001
                                                         ----------          --------        ----------
          Total current liabilities..................       513,571            61,789           590,360
Long-term liabilities................................                           1,539             1,539
Minority interest....................................        40,933                              40,933
Stockholders' equity:
  Common stock.......................................       517,454           168,805           686,259
  Retained earnings..................................     1,189,618            63,175         1,237,793
  Unrealized gains on marketable securities..........       107,831                95           107,926
  Cumulative translation adjustments.................        (3,575)                             (3,575)
                                                         ----------          --------        ----------
          Total stockholders' equity.................     1,811,328           232,075         2,028,403
                                                         ----------          --------        ----------
          Total liabilities and stockholders'
            equity...................................   $ 2,365,832         $ 295,403        $2,661,235
                                                         ==========          ========        ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Cisco for the six months ended January 29, 1995, and January 28, 1996, and the years ended July 25, 1993, July 31, 1994, and July 30, 1995 with the historical statements of operations of StrataCom for the six months ended December 31, 1994 and 1995, the twelve months ended July 2, 1993, July 1, 1994, and July 1, 1995, respectively.

     No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

NOTE 2.  PRO FORMA NET INCOME PER SHARE

     The number of Cisco common shares which will be issued in exchange for the outstanding shares of StrataCom's common stock is based on the final exchange ratio. The exchange ratio will be determined by using the formula of 50 divided by the average daily close of Cisco's shares for the 15 trading days immediately preceding (and including) the fifth trading day prior to StrataCom's stockholders meeting except that the final exchange ratio will be restricted to the range of 1 to 1.2195 shares of Cisco common stock for each share of StrataCom common stock. An assumed exchange ratio of 1.0 was used in preparing the pro forma combined financial data and the following table which provides the pro forma number of shares to be issued in connection with the Merger:

        StrataCom common stock outstanding as of December 31, 1995......   74,266,178
        Common exchange ratio...........................................            1
                                                                          -----------
        Number of Cisco shares exchanged for StrataCom common stock.....   74,266,178
        Total number of Cisco common shares as of January 28, 1996......  563,713,326
                                                                          -----------
        Number of Cisco common shares outstanding after completion of the Merger....................................................  637,979,504
                                                                          ===========

     The pro forma combined net income per share is based on the combined weighted average number of common and dilutive common equivalent common shares of Cisco and StrataCom and assumes a Common Exchange Ratio as of January 28, 1996 of one share of Cisco Common Stock for each outstanding share of StrataCom Common Stock. The actual number of shares of Cisco Common Stock to be exchanged for all of the outstanding StrataCom Common Stock will be determined at the Effective Time.


     Share and per share information applicable to prior periods for Cisco have been restated to reflect a two-for-one stock split which was effective on February 16, 1996


NOTE 3.  MERGER-RELATED EXPENSES


     Cisco and StrataCom estimate that they will incur merger-related expenses, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing and other related charges, of approximately $15.0 million. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations as incurred.


     The pro forma condensed combined balance sheet gives effect to such expenses as if they had been incurred as of January 28, 1996, but the pro forma combined condensed statements of operations do not give effect to such expenses.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4.  PRO FORMA ADJUSTMENTS

     StrataCom has previously provided valuation allowances for StrataCom's net deferred tax assets related primarily to loss carryforwards generated in the period since its inception until 1991. Cisco has determined that estimated combined taxable income is sufficient to conclude that such net deferred tax assets would be realized.

     Since Cisco plans to file consolidated tax returns which will include StrataCom's operations subsequent to the Effective Time, pro forma adjustments have been made to eliminate the impact of the reversal of valuation allowances realized in the historical financial statements of StrataCom in the six month periods ended December 31, 1994 and 1995 and the 12 month periods ended July 2, 1993, July 1, 1994, and July 1, 1995.

     As a result, the pro forma combined condensed financial statements include pro forma adjustments which increase income tax expense by $236,000, $2,546,000, $2,241,000, $1,704,000 and $2,392,000 for the six months ended January 29, 1995 and January 28, 1996 and the years ended July 25, 1993, July 31, 1994 and July 30, 1995, respectively.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                             OF CISCO AND STRATACOM

     The rights of Cisco's shareholders are governed by its Articles of Incorporation (the "Cisco Articles"), its Bylaws (the "Cisco Bylaws") and the laws of the State of California. The rights of StrataCom's stockholders are governed by its Certificate of Incorporation (the "StrataCom Certificate"), its Bylaws (the "StrataCom Bylaws") and the laws of the State of Delaware. After the Effective Time, the StrataCom stockholders will become Cisco shareholders and will be governed by the Cisco Articles, Cisco Bylaws and the laws of the State of California.

     While the rights and privileges of stockholders of a Delaware corporation such as StrataCom are, in many instances, comparable to those of shareholders of a California corporation such as Cisco, there are certain differences. The following is a summary of the material differences between the rights of holders of StrataCom Common Stock and the rights of holders of Cisco Common Stock at the date hereof. These differences arise from differences between the DGCL and the California Corporations Code (the "CCC") and between the StrataCom Certificate and the StrataCom Bylaws and the Cisco Articles and the Cisco Bylaws.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     The CCC requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation. The Cisco Articles do not require a greater percentage vote. The CCC further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under the CCC for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

     The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger or consolidation of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger; (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The StrataCom Certificate does not require a greater percentage vote for such actions. Shareholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

DIRECTOR NOMINATIONS

     The StrataCom Bylaws provide that no nominations for directors of StrataCom by any person other than the StrataCom Board of Directors may be presented to any meeting of stockholders unless the person making the nomination is a record stockholder and has delivered a written notice to the secretary of StrataCom no less than 20 days nor more than 60 days in advance of the stockholder meeting; provided, however, that in the event that less than 30 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Cisco Articles and Cisco Bylaws do not impose comparable conditions on the submission of director nominations by its stockholders.

AMENDMENT TO GOVERNING DOCUMENTS

     Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. The Cisco Articles do not require a greater level of approval for an amendment thereto. Under the CCC, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Under the CCC, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Cisco Bylaws provide that the Cisco Bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Cisco Board of Directors may not amend the Cisco Bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of five and a maximum of nine directors).

     The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The StrataCom Certificate requires the approval of 80% of the total number of shares entitled to vote for the amendment of provisions relating to (i) the rights of the board of directors and the stockholders to amend the StrataCom Bylaws, (ii) the removal of members of the board of directors, (iii) the inability of the stockholders to take any action by written consent and (iv) the vote required to amend the StrataCom Certificate. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The StrataCom Certificate expressly authorizes the board of directors to adopt, amend or repeal the StrataCom Bylaws. The StrataCom Certificate requires the approval of 80% of the total number of shares entitled to vote for the amendment of certain provisions of the StrataCom Bylaws relating to (i) the calling of special meetings of stockholders, (ii) the advance notice requirement for nominations of persons for election to the board of directors by stockholders and (iii) the advance notice requirement for business brought before the annual meeting of stockholders by a stockholder.

APPRAISAL RIGHTS

     Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation; (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares; or (d) some combination of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. See "The Merger and Related Transactions -- No Appraisal Rights."

     Generally, shareholders of a California corporation who dissent from a merger or consolidation of the corporation are entitled to dissenters' rights.

DERIVATIVE ACTION

     The CCC provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CCC also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

STOCKHOLDER CONSENT IN LIEU OF MEETING

     Under the DGCL and the CCC, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Cisco Articles provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. The StrataCom Certificate provides that any action by the stockholders must be taken at an annual special meeting of stockholders and may not be taken by written consent.

FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations incorporated or organized under the DGCL and the CCC have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under the CCC, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its stockholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

STOCKHOLDER PROPOSALS

     The StrataCom Bylaws provide that no proposal by any person other than the Board of Directors may be submitted for the approval of the StrataCom stockholders at any regular or special meeting of stockholders unless the person advancing the proposal is a record stockholder and has delivered a written notice to the secretary of StrataCom no less than 20 days nor more than 60 days in advance of the stockholder meeting; provided, however, that in the event that less than 30 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Cisco Articles and Cisco Bylaws do not impose comparable conditions on the submission of stockholder proposals.

INDEMNIFICATION

     The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "Indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith, and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the stockholders and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The StrataCom Certificate provides for indemnification of directors or officers to the fullest extent authorized by the DGCL.

     Under the CCC, (i) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

     The indemnification authorized by the CCC is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Cisco Articles and the Cisco Bylaws provide for the indemnification of its agents (as defined under the CCC) to the fullest extent permissible under the CCC, which may be in excess of the indemnification expressly permitted by Section 317 of the CCC, subject to the limits set forth in Section 204 of the CCC with respect to actions for breach of duty to the corporation and its shareholders.

     The DGCL and the CCC allow for the advance payment of an Indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the Indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

DIRECTOR LIABILITY

     The DGCL and the CCC each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of the DGCL, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of the CCC, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The StrataCom Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. The Cisco Articles contain a provision limiting the liability of its directors to the fullest extent provided by the CCC.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

     The StrataCom Bylaws provide that a special meeting of the stockholders may only be called by the board of directors, the chairman of the board or the president. The Cisco Bylaws provide that in addition to the board of directors, the chairman of the board and the president, one or more shareholders holding not less than 10% of the voting power of the corporation may call a special meeting of the shareholders.

     The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or (v) the corporation has opted out of this provision. StrataCom has not opted out of this provision.

     Under the CCC, there is no comparable provision. However, the CCC does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

CUMULATIVE VOTING

     The StrataCom Certificate and the StrataCom Bylaws provide for cumulative voting in elections of directors. Each holder of shares of stock is entitled to a number of votes equal to the number of votes which (except for such provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder's shares multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit. The Cisco Articles provide for the elimination of cumulative voting in elections of directors. Therefore, under California law, cumulative voting rights are not available to Cisco shareholders.

     The foregoing discussion of certain similarities and material differences between the rights of Cisco stockholders and the rights of StrataCom stockholders under the respective Articles/Certificate of Incorporation and Bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the CCC and the DGCL, the common law thereunder and the full text of the Articles/Certificate of Incorporation and Bylaws of each of Cisco and StrataCom.

                             STOCKHOLDER PROPOSALS

     As described in Cisco's proxy statement relating to its 1995 Annual Meeting of Stockholders, stockholder proposals for inclusion in the Cisco proxy statement and form of proxy relating to the Cisco 1996 Annual Meeting of Stockholders must be received by Cisco by June 4, 1996.

     As described in StrataCom's proxy statement relating to its 1995 Annual Meeting of Stockholders, proposals of stockholders of StrataCom which are intended to be presented by such stockholders at StrataCom's 1996 Annual Meeting of Stockholders (if the Merger is not consummated) must have been received by StrataCom no later than December 2, 1996 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                    EXPERTS

     The consolidated balance sheets of Cisco as of July 30, 1995 and July 31, 1994 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended July 30, 1995, incorporated by reference in this Proxy Statement/Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of StrataCom as of December 31, 1994 and 1995 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Representatives of Arthur Andersen LLP are expected to be present at the StrataCom Meeting.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby, the federal income tax consequences in connection with the Merger and certain other matters relating to the Merger and the transactions contemplated thereby will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Certain legal matters with respect to federal income tax consequences in connection with the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for StrataCom by Wilson, Sonsini, Goodrich & Rosati, Palo Alto, California. As of the Record Date, a member of Brobeck, Phleger & Harrison LLP participating in the consideration of legal matters relating to the Merger and the transactions contemplated thereby owned 1,966 shares of Cisco Common Stock.

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              CISCO SYSTEMS, INC.,

                           JET ACQUISITION CORPORATION

                                       AND

                                 STRATACOM, INC.


                                 April 21, 1996

                                TABLE OF CONTENTS

                                                                                  Page
         ARTICLE I

THE MERGER........................................................................  A-2
                  1.1      The Merger.............................................  A-2
                  1.2      Closing; Effective Time................................  A-2
                  1.3      Effect of the Merger...................................  A-2
                  1.4      Certificate of Incorporation; Bylaws...................  A-2
                  1.5      Directors and Officers.................................  A-3
                  1.6      Effect on Capital Stock................................  A-3
                  1.7      Surrender of Certificates..............................  A-4
                  1.8      No Further Ownership Rights in Target Common Stock.....  A-6
                  1.9      Lost, Stolen or Destroyed Certificates.................  A-6
                  1.10     Tax and Accounting Consequences........................  A-6
                  1.11     Taking of Necessary Action; Further Action.............  A-6

         ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TARGET..........................................  A-6
                  2.1      Organization, Standing and Power.......................  A-7
                  2.2      Capital Structure......................................  A-8
                  2.3      Authority..............................................  A-9
                  2.4      SEC Documents; Financial Statements.................... A-10
                  2.5      Absence of Certain Changes............................. A-11
                  2.6      Absence of Undisclosed Liabilities..................... A-11
                  2.7      Litigation............................................. A-11
                  2.8      Restrictions on Business Activities.................... A-11
                  2.9      Governmental Authorization............................. A-12
                  2.10     Title to Property...................................... A-12
                  2.11     Intellectual Property.................................. A-12
                  2.12     Environmental Matters.................................. A-14
                  2.13     Taxes.................................................. A-15
                  2.14     Employee Benefit Plans................................. A-16
                  2.15     Certain Agreements Affected by the Merger.............. A-18
                  2.16     Employee Matters....................................... A-18
                  2.17     Interested Party Transactions.......................... A-19
                  2.18     Insurance.............................................. A-19
                  2.19     Compliance With Laws................................... A-19
                  2.20     Pooling of Interests................................... A-19
                  2.21     Brokers' and Finders' Fees............................. A-19
                  2.22     Registration Statement; Proxy Statement/Prospectus..... A-19


                                       i.

                  2.23     Opinion of Financial Advisor......................... A-20
                  2.24     Vote Required........................................ A-20
                  2.25     Board Approval....................................... A-20
                  2.26     Section 203 of the DGCL Not Applicable............... A-20
                  2.27     Customers and Suppliers.............................. A-20
                  2.28     Product Specifications............................... A-21
                  2.29     Target Rights Agreement.............................. A-21
                  2.30     Representations Complete............................. A-21

         ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB....................... A-21
                  3.1      Organization, Standing and Power..................... A-21
                  3.2      Capital Structure.................................... A-22
                  3.3      Authority............................................ A-23
                  3.4      SEC Documents; Financial Statements.................. A-24
                  3.5      Absence of Certain Changes........................... A-24
                  3.6      Absence of Undisclosed Liabilities................... A-25
                  3.7      Litigation........................................... A-25
                  3.8      Restrictions on Business Activities.................. A-25
                  3.9      Governmental Authorization........................... A-25
                  3.10     Compliance With Laws................................. A-26
                  3.11     Pooling of Interests................................. A-26
                  3.12     Broker's and Finders' Fees........................... A-26
                  3.13     Registration Statement; Proxy Statement/Prospectus... A-26
                  3.14     Board Approval....................................... A-27
                  3.15     Opinion of Financial Advisor......................... A-27
                  3.16     Intellectual Property................................ A-27
                  3.17     Representations Complete............................. A-27

         ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME............................................. A-27
                  4.1      Conduct of Business of Target and Acquiror........... A-27
                  4.2      Conduct of Business of Target........................ A-29
                  4.3      No Solicitation...................................... A-31

         ARTICLE V

ADDITIONAL AGREEMENTS........................................................... A-33
                  5.1      Proxy Statement/Prospectus; Registration Statement... A-33
                  5.2      Meeting of Stockholders.............................. A-33
                  5.3      Access to Information................................ A-34
                  5.4      Confidentiality...................................... A-34


                                       ii.

                  5.5      Public Disclosure................................................... A-34
                  5.6      Consents; Cooperation............................................... A-35
                  5.7      Pooling Accounting.................................................. A-36
                  5.8      Affiliate Agreements................................................ A-36
                  5.9      Voting Agreement.................................................... A-37
                  5.10     Legal Requirements.................................................. A-37
                  5.11     Blue Sky Laws....................................................... A-37
                  5.12     Employee Benefit Plans.............................................. A-37
                  5.13     Letter of Acquiror's and Target's Accountants....................... A-39
                  5.14     Form S-8............................................................ A-39
                  5.15     Indemnification..................................................... A-40
                  5.16     Option Agreement.................................................... A-41
                  5.17     Listing of Additional Shares........................................ A-41
                  5.18     Nasdaq Quotation.................................................... A-41
                  5.19     Employees........................................................... A-41
                  5.20     Pooling Letters..................................................... A-41
                  5.21     Best Efforts and Further Assurances................................. A-42
                  5.22     Target Rights Agreement............................................. A-42

         ARTICLE VI

CONDITIONS TO THE MERGER....................................................................... A-42
                  6.1      Conditions to Obligations of Each Party to Effect the Merger........ A-42
                  6.2      Additional Conditions to Obligations of Target...................... A-44
                  6.3      Additional Conditions to the Obligations of Acquiror and Merger
                           Sub................................................................. A-45

         ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER.............................................................. A-46
                  7.1      Termination......................................................... A-46
                  7.2      Effect of Termination............................................... A-48
                  7.3      Expenses and Termination Fees....................................... A-48
                  7.4      Amendment........................................................... A-52
                  7.5      Extension; Waiver................................................... A-52


                                      iii.

         ARTICLE VIII

GENERAL PROVISIONS....................................................................... A-52
                  8.1      Non-Survival at Effective Time................................ A-52
                  8.2      Notices....................................................... A-52
                  8.3      Interpretation................................................ A-53
                  8.4      Counterparts.................................................. A-54
                  8.5      Entire Agreement; Nonassignability; Parties in Interest....... A-54
                  8.6      Severability.................................................. A-54
                  8.7      Remedies Cumulative........................................... A-54
                  8.8      Governing Law................................................. A-54
                  8.9      Rules of Construction......................................... A-55

                                       iv.

SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule

Schedule 2.10     -        Target Real Property
Schedule 2.11     -        Target Intellectual Property
Schedule 2.14     -        Target Employee Plans
Schedule 5.8(a)   -        Target Affiliates
Schedule 5.8(b)   -        Acquiror Affiliates
Schedule 5.9      -        Target Voting Agreement Signatories
Schedule 5.12     -        Outstanding Options
Schedule 5.12(b)  -        ESPP
Schedule 5.19     -        List of Employees

EXHIBITS

Exhibit A         -        Certificate of Merger
Exhibit B-1       -        Target Affiliate Agreement
Exhibit B-2       -        Acquiror Affiliate Agreement
Exhibit C         -        Voting Agreement
Exhibit D         -        Option Agreement
Exhibit E-1,
   et. seq.       -        Employment and Non-Competition Agreement
Exhibit F         -        Acquiror's Legal Opinion
Exhibit G         -        Target's Legal Opinion


                                       v.

                      AGREEMENT AND PLAN OF REORGANIZATION


                  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of April 21, 1996, by and among Cisco Systems, Inc., a California corporation ("Acquiror"), Jet Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, and StrataCom, Inc., a Delaware corporation ("Target").

                                    RECITALS

                  A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

                  B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, $.01 par value ("Target Common Stock"), shall be converted into shares of Acquiror Common Stock, no par value ("Acquiror Common Stock"), at the rate set forth herein.

                  C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

                  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                  E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

                  F. Concurrent with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, (a) Target and Acquiror have entered into a stock option agreement dated the date hereof (the "Option Agreement") providing for the purchase by Acquiror of newly-issued shares of Target's Common Stock, and (b) certain of the affiliates of Target who are stockholders, officers or directors have on the date hereof entered into an agreement to vote the shares of Target's Common Stock owned by such person to approve the Merger and against any competing proposals.

                  NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and with the Recorder of the County in which the registered office of each of Target and Merger Sub is located, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

                  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4      Certificate of Incorporation; Bylaws.

                           (a) At the Effective Time, the Certificate of
Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of

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the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is StrataCom, Inc."

                           (b) The Bylaws of Merger Sub, as in effect
immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                  1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be John T. Chambers and Larry R. Carter. The officers of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified.

                  1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

                           (a) Conversion of Target Common Stock. At the
Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time together with the corresponding Right (as defined in the Rights Agreement dated as of January 25, 1996 (the "Target Rights Agreement") between Target and The First National Bank of Boston (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Acquiror Common Stock obtained by dividing $50.00 by the average of the closing prices of Acquiror's Common Stock as quoted on the Nasdaq National Market for the fifteen trading days immediately preceding (and including) the fifth trading day prior to the Target Stockholders Meeting (as defined in Section 2.22 of this Agreement); provided that, if the actual quotient obtained thereby is less than one, the quotient shall be one, and if the actual quotient obtained thereby is more than 1.2195, the quotient shall be 1.2195 (the "Exchange Ratio").

                           (b) Cancellation of Target Common Stock Owned by
Acquiror or Target. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and each share of Target Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                           (c) Target Stock Option Plans. At the Effective Time,
the Target 1986 Incentive Stock Option Plan, the Target 1992 Directors' Stock Option Plan and the Target 1994 Stock Option Plan (collectively, the "Target Stock Option Plans") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plans shall be assumed by Acquiror in accordance with Section 5.12.


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
                           (d) Capital Stock of Merger Sub. At the Effective
Time, each share of Common Stock, $.0001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                           (e) Adjustments to Exchange Ratio. The Exchange Ratio
shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

                           (f) Fractional Shares. No fraction of a share of
Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of a share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

                  1.7      Surrender of Certificates.

                           (a) Exchange Agent. The First National Bank of Boston
shall act as exchange agent (the "Exchange Agent") in the Merger.

                           (b) Acquiror to Provide Common Stock and Cash.
Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

                           (c) Exchange Procedures. Promptly after the Effective
Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6,
(i) a letter of transmittal (which shall specify that

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
delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                           (d) Distributions With Respect to Unexchanged Shares.
No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                           (e) Transfers of Ownership. If any certificate for
shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                           (f) No Liability. Notwithstanding anything to the
contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto

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
shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  1.8 No Further Ownership Rights in Target Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                  1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                  1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) qualify for accounting treatment as a pooling of interests.

                  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

                  In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties,

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assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that a "Material Adverse Effect" with respect to Target shall not include any adverse effect on the revenues or gross margins of Target (or the direct consequences thereof) following the date of this Agreement which is attributable to a delay of, reduction in or cancellation or change in the terms of product orders by customers of Target. In the event of any litigation regarding the foregoing provision, Target shall be required to sustain the burden of reasonably demonstrating that any such delay, reduction, cancellation or change is directly attributable to the transactions contemplated by this Agreement.

                  In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers and directors of such party.

                  Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

                  2.1 Organization, Standing and Power. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws, as amended, or other charter documents, as applicable, of Target and each of its subsidiaries, each as amended to date, to Acquiror. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Target SEC Documents (as defined in Section 2.4), Target does not directly or indirectly

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
own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  2.2 Capital Structure. The authorized capital stock of Target consists of 200,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the close of business on April 21, 1996, 75,968,707 shares of Common Stock and no shares of Preferred Stock. As of April 21, 1996, there were no other outstanding commitments to issue any shares of capital stock or voting securities of Target other than pursuant to the Option Agreement, the exercise of options outstanding as of such date under the Target Stock Option Plans or pursuant to the Target 1992 Employee Stock Purchase Plan (the "Target ESPP"). All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on April 21, 1996, Target has reserved (i) 34,160,000 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Target Stock Option Plans, of which 20,721,831 shares have been issued pursuant to option exercises or direct stock purchases, 11,897,101 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights, and (ii) 1,500,000 shares of Common Stock for issuance to employees pursuant to the Target ESPP, of which 1,088,876 shares have been issued. Except as expressly permitted by the terms of this Agreement, since April 21, 1996, Target has not (i) issued or granted additional options under the Target Stock Option Plans, or (ii) accepted contributions to or enrollments in the Target ESPP. Except for (i) the rights created pursuant to this Agreement, the Option Agreement, the Target Stock Option Plans and the Target ESPP and (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its stockholders and (ii) to Target's knowledge, between or among any of Target's stockholders, except for the stockholders named in Schedule 5.9 of this Agreement. The terms of the Target Stock Option Plans permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. The current "Purchase Period" (as defined

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
in the Target ESPP) commenced under the Target ESPP on April 1, 1996 and will end as provided in Section 5.12(b) of this Agreement, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Target ESPP. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans or Target ESPP have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror.

                  2.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). Each of this Agreement and the Option Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Option Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or, to the knowledge of Target, with respect to, Target or any of its subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in Section 2.22) relating to the Target Stockholders Meeting (as defined in Section 2.22), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Option Agreement.

                  2.4 SEC Documents; Financial Statements. Target has furnished to Acquiror a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act")), definitive proxy statement and other filing filed with the SEC by Target since June 30, 1993, and, prior to the Effective Time, Target will have furnished Acquiror with true and complete copies of any additional documents filed with the SEC by Target prior to the Effective Time (collectively, the "Target SEC Documents"). In addition, Target has made available to Acquiror all exhibits to the Target SEC Documents filed prior to the date hereof, and will promptly make available to Acquiror all exhibits to any additional Target SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Target nor any of its subsidiaries is in default thereunder, except where any such default has not resulted in and is not reasonably expected to result in any Material Adverse Effect on Target. As of their respective filing dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Target SEC Document. The financial statements of Target, including the notes thereto, included in the Target SEC Documents (the "Target Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Target Financial Statements fairly present the consolidated financial condition and operating results of Target and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments) in all material respects. There has been no material change in Target accounting policies except as described in the notes to the Target Financial Statements.


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
                  2.5 Absence of Certain Changes. Since December 31, 1995 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that would result in a Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any material revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target or any of its subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound which would result in a Material Adverse Effect on Target; or (vi) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                  2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Target's Annual Report on Form 10-K for the period ended December 31, 1995 (the "Target Balance Sheet"), (ii) those not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

                  2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Material Adverse Effect on Target.

                  2.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has the effect of prohibiting or materially impairing any current or future business

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
practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently conducted by Target or any of its subsidiaries.

                  2.9 Governmental Authorization. Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any of such Target Authorizations would not have a Material Adverse Effect on Target.

                  2.10 Title to Property. Target and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Target Balance Sheet or (iv) those which would not have a Material Adverse Effect on Target. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Target or any of its subsidiaries.

                  2.11     Intellectual Property.

                           (a) Target and its subsidiaries own, or are licensed
or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Target and its subsidiaries as currently conducted or as proposed to be conducted by Target and its subsidiaries, except to the extent that the

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
failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Target.

                           (b) Schedule 2.11 lists (i) all patents and patent
applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, which Target considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business.

                           (c) There is no unauthorized use, disclosure,
infringement or misappropriation of any Intellectual Property rights of Target or any of its subsidiaries, any trade secret material to Target or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Target or any of its subsidiaries, by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business.

                           (d) Target is not, nor will it be as a result of the
execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target.

                           (e) All patents, registered trademarks, service marks
and copyrights held by Target are valid and subsisting. Target (i) is not a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Target's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, except where such infringement would not have a Material Adverse Effect on Target.


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                           (f) Target has a policy to secure valid written
assignments from all consultants and employees who contribute or have contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

                           (g) Target believes it has taken all reasonable and
appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). To Target's knowledge, all use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. To Target's knowledge, all use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                  2.12 Environmental Matters. Except in all cases as, in the aggregate, have not had and would not have a Material Adverse Effect on Target, Target and each of its subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Target or its subsidiaries (or their respective agents);
(ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of and have not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Target's or any of its subsidiaries (or any of their respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment of any pollutant, contaminant or hazardous or toxic material or waste; (iv) has not disposed of any pollutants, contaminants or hazardous or toxic materials or wastes into the soil or groundwater at any properties owned or leased by Target, either now or in the past, or at any other property that would result in any assessment or remedial action; and (v) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by Target or its subsidiaries (or any of their respective agents) thereunder.

                  2.13 Taxes. Except to the extent the failure to do so would not have a Material Adverse Effect, Target and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax returns. Except as disclosed in the Target Disclosure Schedule, (i) no material claim for Taxes has become a lien against the property of Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Target or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which Target or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G or 404 of the Code. Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Target nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does Target or any of its subsidiaries owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

                  2.14     Employee Benefit Plans.

                           (a) Schedule 2.14 lists, with respect to Target, any
subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and subject to ERISA, (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right,
(iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section
125) or dependent care (Code Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $50,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

                           (b) Target has furnished to Acquiror a copy of each
of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                           (c) (i) Other than continued health care coverage
required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), none of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on Target; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans and which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Target; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and, to Target's knowledge, Target has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (d) With respect to each Target Employee Plan, Target
and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

                           (e) The consummation of the transactions contemplated
by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                           (f) There has been no amendment to, written
interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                  2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  2.16 Employee Matters. Target and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices would not have a Material Adverse Effect on Target. There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability which would have a Material Adverse Effect on Target. Neither Target nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have a Material Adverse Effect on Target. There are no controversies pending or, to the knowledge of Target or any of its subsidiaries, threatened, between Target or any of its subsidiaries and any of their respective employees, which controversies would have a Material Adverse Effect on Target. Neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Target nor any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

                  2.17 Interested Party Transactions. Except as disclosed in the Target SEC Documents, neither Target nor any of its subsidiaries is indebted to any director, officer, employee or agent of Target or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since June 30, 1993.

                  2.18 Insurance. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.19 Compliance With Laws. Each of Target and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on Target.

                  2.20 Pooling of Interests. To the knowledge of Target, neither Target nor any of its subsidiaries nor, any of their respective directors, officers or stockholders has taken any action that would prevent Acquiror from accounting for the Merger as a pooling of interests.

                  2.21 Brokers' and Finders' Fees. Except for payment obligations to Montgomery Securities disclosed to Acquiror, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  2.22 Registration Statement; Proxy Statement/Prospectus. The information supplied by Target for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by

Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target in connection with the meeting of Target's stockholders to consider the Merger (the "Target Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

                  2.23 Opinion of Financial Advisor. Target has been advised in writing by its financial advisor, Montgomery Securities, that in such advisor's opinion, as of the date hereof, the consideration to be received by the stockholders of Target is fair, from a financial point of view, to the stockholders of Target.

                  2.24 Vote Required. The affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding on the record date set for the Target Stockholders Meeting is the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  2.25 Board Approval. The Board of Directors of Target has, prior to the date hereof, unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and
(iii) determined to recommend that the stockholders of Target approve this Agreement and consummation of the Merger.

                  2.26 Section 203 of the DGCL Not Applicable. The Board of Directors of Target has taken all actions so that the restrictions contained in
Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Option Agreement.

                  2.27 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than $3,500,000 of Target's gross revenues during the 12 month period preceding the date hereof has indicated to Target that it will stop, or materially decrease the rate of, buying services or products of Target, or has at any time on or after December 31, 1995 decreased materially its usage of the services or products of Target. As of the date hereof, no material supplier of Target has indicated that it will stop, or materially decrease the rate of, supplying materials, products or services to Target. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

                  2.28 Product Specifications. Each of the IPX product family, BPX/AXIS product families, IGX product family and FastPad product family are manufactured and released in substantial conformance with Target's product technical specifications and release test methods.

                  2.29 Target Rights Agreement. Neither the execution and delivery of this Agreement, the Option Agreement or the Voting Agreement by the parties hereto and thereto nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby will cause Acquiror or any of its affiliates or associates to be within the definition of "Acquiring Person" (as defined in the Target Rights Agreement) for purposes of the Target Rights Agreement.

                  2.30 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, or the Target SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

                  Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub represent and warrant to Target as follows:

                  3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so

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
qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror to Target. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  3.2 Capital Structure. The authorized capital stock of Acquiror consists of 1,200,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on April 19, 1996, 569,029,371 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after April 19, 1996 upon the exercise of options issued under the Acquiror Amended and Restated 1987 Stock Option Plan, Crescendo Communications, Inc. 1990 Stock Option Plan, Newport Systems Solution, Inc. 1990 Stock Option Plan, Combinet, Inc. Incentive and Non-Qualified Stock Option Plan, Grand Junction Networks, Inc. 1992 Stock Plan, Kalpana, Inc. 1989 Stock Option Plan, TGV Software, Inc. 1990 Stock Option Plan and TGV Software, Inc. 1995 Stock Option Plan (collectively, the "Acquiror Stock Option Plans"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on April 19, 1996, Acquiror has reserved 228,347,598 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plans, of which 151,190,953 shares have been issued pursuant to option exercises, and 54,302,954 shares are subject to outstanding, unexercised options. Other than pursuant to this Agreement and the Acquiror 1989 Employee Stock Purchase Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger

Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

                  3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, and the approval of the shareholders of Acquiror is not required for Acquiror to enter into this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or, to the knowledge of Acquiror with respect to, Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statement, (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

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                  3.4 SEC Documents; Financial Statements. Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since June 30, 1993, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder, except where such default has not resulted in and is not reasonably expected to result in any Material Adverse Effect on Acquiror. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments) in all material respects. There has been no material change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

                  3.5 Absence of Certain Changes. Since January 28, 1996 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that would result in a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including

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any change in depreciation or amortization policies or rates) by Acquiror or any material revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (v) any material contract entered into by Acquiror, other than in the ordinary course of business and as made available to Target, or any material amendment or termination of, or default under, any material contract to which Acquiror is a party or by which it is bound which would result in a Material Adverse Effect on Acquiror; or (vi) any negotiation or agreement by Acquiror or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

                  3.6 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Quarterly Report on Form 10-Q for the period ended January 28, 1996 (the "Acquiror Balance Sheet"), (ii) those not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

                  3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Material Adverse Effect on Acquiror.

                  3.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Acquiror or any of its subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of Acquiror or any of its subsidiaries, any acquisition of property by Acquiror or any of its subsidiaries or the conduct of business by Acquiror or any of its subsidiaries as currently conducted or as proposed to be conducted by Acquiror or any of its subsidiaries.

                  3.9 Governmental Authorization. Acquiror and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license,

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permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Acquiror or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations would not have a Material Adverse Effect on Acquiror.

                  3.10 Compliance With Laws. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on Acquiror.

                  3.11 Pooling of Interests. To the knowledge of Acquiror, neither Acquiror nor any of its subsidiaries nor any of their respective directors, officers or stockholders has taken any action that would prevent Acquiror from accounting for the Merger as a pooling of interests.

                  3.12 Broker's and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  3.13 Registration Statement; Proxy Statement/Prospectus. The information supplied by Acquiror and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror or Merger Sub will promptly inform Target. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to

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any information supplied by Target which is contained in any of the foregoing documents.

                  3.14 Board Approval. The Boards of Directors of Acquiror and Merger Sub have prior to the date hereof unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) determined to recommend that the stockholder of Merger Sub approve this Agreement and the consummation of the Merger.

                  3.15 Opinion of Financial Advisor. Acquiror has been advised in writing by its financial advisor, Merrill Lynch & Co., that in such advisor's opinion as of the date hereof, the consideration to be paid by Acquiror is fair to Acquiror from a financial point of view.

                  3.16 Intellectual Property. Acquiror and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Acquiror Intellectual Property") that are used or proposed to be used in the business of Acquiror and its subsidiaries as currently conducted or as proposed to be conducted by Acquiror and its subsidiaries, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

                  3.17 Representations Complete. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

                  4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary

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
course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its reasonable efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and use its reasonable efforts consistent with past practice to preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to use its best efforts to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which would have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Target nor Acquiror shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                           (a) Charter Documents. Cause or permit any amendments
to its Certificate of Incorporation or Bylaws;

                           (b) Dividends; Changes in Capital Stock. Except as
set forth in the Acquiror Disclosure Schedule, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                           (c) Stock Option Plans, Etc. Except as set forth in
the Target Disclosure Schedule, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

                           (d) Pooling. Take any action, which to the knowledge
of such party would prevent Acquiror from accounting for the Merger as a pooling of interests; or

                           (e) Other. Take, or agree in writing or otherwise to
take, any of the actions described in Sections 4.1(a) through (d) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or

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
incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

                           (a) Material Contracts. Except for contracts or
commitments entered into, and violations, amendments, modifications and waivers of contracts, in the ordinary course of business consistent with past practice in an amount less than $10,000,000 in any one case, and except for contracts or commitments entered into, and violations, amendments, modifications and waivers of contracts, not in the ordinary course of business consistent with past practice in an amount less than $3,500,000 in any one case, enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts;

                           (b) Issuance of Securities. Issue, deliver or sell or
authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of April 21, 1996; provided, however, that Target may, in the ordinary course of business consistent with past practice, grant options for the purchase of Target Common Stock under the Target Option Plans (not to exceed an aggregate of 750,000 options to purchase shares of Target Common Stock granted after April 21, 1996; provided not more than 150,000 of such options may be granted in any one month period).

                           (c) Intellectual Property. Transfer to any person or
entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                           (d) Exclusive Rights. Enter into or amend any
agreements pursuant to which any other party is granted exclusive marketing or distribution rights with respect to any of its products or technology;

                           (e) Dispositions. Sell, lease, license or otherwise
dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

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
                           (f) Indebtedness. Incur any indebtedness for borrowed
money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice;

                           (g) Leases. Enter into any operating lease, except in
the ordinary course of business consistent with past practice;

                           (h) Payment of Obligations. Pay, discharge or satisfy
in an amount in excess of $50,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                           (i) Capital Expenditures. Make any material capital
expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                           (j) Insurance. Materially reduce the amount of any
material insurance coverage provided by existing insurance policies;

                           (k) Employee Benefit Plans; New Hires; Pay Increases.
Adopt or amend any material employee benefit or stock purchase or option plan, or hire any new officer level employee (except that it may hire a replacement for any current officer level employee if it first provides Acquiror five days prior written notice regarding such hiring decision), hire any director level employee in departments other than sales, marketing or engineering without first providing Acquiror five days prior written notice of such hire, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                           (l) Severance Arrangements. Grant any severance or
termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                           (m) Lawsuits. Commence a lawsuit other than (i) for
the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                           (n) Acquisitions. Acquire or agree to acquire by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other

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manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

                           (o) Taxes. Other than in the ordinary course of
business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                           (p) Notices. Target shall give all notices and other
information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

                           (q) Revaluation. Revalue any of its assets, including
without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                           (r) Other. Take or agree in writing or otherwise to
take, any of the actions described in Sections 4.2(a) through (q) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  4.3 No Solicitation. Target and its subsidiaries and the officers, directors, employees or other agents of Target and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Target or any of it subsidiaries to, or afford access to the properties, books or records of Target or any of its subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Target's Board of Directors from taking and disclosing to Target's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that Target reasonably expects to lead to a Takeover Proposal, shall be received by the Board of Directors of Target, then, to the extent the Board of Directors of Target believes in good faith (after consultation with its financial advisor) that such Takeover Proposal

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would, if consummated, result in a transaction more favorable to Target's stockholders from a financial point of view than the transaction contemplated by the Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Target to comply with its fiduciary duties to stockholders under applicable law, Target and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Target's Board of Directors, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement, provided that in each such event Target notifies Acquiror of such determination by the Target Board of Directors and provides Acquiror with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a complete written summary thereof, if it is not in writing, and provides Acquiror with all documents containing or referring to non-public information of Target that are supplied to such third party; provided, further, that (A) the Board of Directors of Target has determined, with the advice of Target's investment bankers, that such third party is capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Target, (B) the third party has stated that it intends to make a Superior Proposal, (C) Target may not provide any non-public information to any such third party if it has not prior to the date thereof provided such information to Acquiror or Acquiror's representatives, and (D) Target provides such non-public information pursuant to a non-disclosure agreement at least as restrictive as to confidential information as the Confidentiality Agreement (as defined in Section 5.4); provided, however, that Target shall not, and shall not permit any of its officers, directors, employees (acting on behalf of Target) or other representatives to agree to or endorse any Takeover Proposal unless Target shall have terminated this Agreement pursuant to Section 7.1(e) and paid Acquiror all amounts payable to Acquiror pursuant to Section 7.3(b). Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Target or any of its subsidiaries or for access to the properties, books or records of Target or any of its subsidiaries by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of 20% or more of the outstanding shares of capital stock of Target, or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary

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course of business) of Target, other than the transactions contemplated by this
Agreement.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Target shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Target and, as promptly as practicable following receipt of SEC comments thereon, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Acquiror shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Each of Acquiror and Target will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or any other filing or for additional information and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or other filing. The Registration Statement and the other filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or any other filing, Acquiror or Target, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Acquiror, such amendment or supplement. Subject to the provisions of Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Target in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if Target's Board of Directors believes in good faith that a Superior Proposal has been made or, upon written advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law.

                  5.2 Meeting of Stockholders. Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective by the SEC. Target shall consult with Acquiror regarding the date of the Target Stockholders Meeting and

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use all reasonable efforts not to postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror, which consent shall not be required where Target determines in good faith, after consultation with outside legal counsel that it is necessary to postpone or adjourn the Target Stockholders Meeting in order to comply with its fiduciary duties to stockholders under applicable law. Subject to Section 5.1, Target shall use its best efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

                  5.3      Access to Information.

                           (a) Target shall afford Acquiror and its accountants,
counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and
(ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                           (b) Subject to compliance with applicable law, from
the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                           (c) No information or knowledge obtained in any
investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  5.4 Confidentiality. The parties acknowledge that each of Acquiror and Target have previously executed a non-disclosure agreement dated April 14, 1996 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                  5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or

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
otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, or in exercise of the fiduciary duties of the Board of Directors, or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                 5.6 Consents; Cooperation.

                          (a) Each of Acquiror and Target shall promptly apply
for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise, except where the failure to obtain such consents under material contracts would not have a Material Adverse Effect on Target. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

                          (b) Each of Acquiror and Target shall use all
reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) November 15, 1996 or (ii) the date of a ruling preliminary enjoining the Merger issued by a court of competent



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
jurisdiction. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                          (c) Notwithstanding anything to the contrary in
Section 5.6(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Corporation after the Effective Time or
(ii) neither Target nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Material Adverse Effect on Target.

                 5.7 Pooling Accounting. Acquiror and Target shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use its best efforts to cause its "Affiliates" (as defined in Section 5.8) not to take any action that would prevent Acquiror from accounting for the business combination to be effected by the merger as a pooling of interest.

                 5.8 Affiliate Agreements.

                          (a) Schedule 5.8(a) sets forth those persons who may
be deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its best efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case at least thirty (30) days prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate Agreement in the form attached hereto as Exhibit B-1. Acquiror and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliates Agreements.

                          (b) Schedule 5.8(b) sets forth those persons who may
be deemed "Affiliates" of Acquiror within the meaning of Rule 145. Acquiror shall provide Target such information and documents as Target shall reasonably request for purposes of reviewing such list. Acquiror shall use its best efforts to deliver or cause to be delivered to Target, concurrently with the execution of this Agreement (and in each case at least thirty (30) days prior to the Effective Time) from each of the Affiliates of Acquiror, an executed Affiliate Agreement in the form attached hereto as Exhibit B-2.



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                 5.9 Voting Agreement. Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Target stockholder named in Schedule 5.9 to execute and deliver to Acquiror a Voting Agreement substantially in the form of Exhibit C attached hereto concurrent with the execution of this Agreement.

                 5.10 Legal Requirements. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement. Each of Acquiror and Target further agrees to notify the other promptly of the receipt of any comments from any government officials for amendments or supplements to any filing or for additional information and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the government officials, on the other hand, with respect to such filing. All filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such filing, Acquiror or Target, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the government officials.

                 5.11 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

                 5.12 Employee Benefit Plans.

                 (a) At the Effective Time, the Target Stock Option Plans and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plans, whether vested or unvested, will be assumed by Acquiror. Schedule 5.12 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plans, including the number of shares of Target capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target



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shall deliver to Acquiror an updated Schedule 5.12 hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plans and the documents governing the outstanding options under those Plans, immediately prior to the Effective Time, except that
(i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plans and the documents governing the outstanding options under those Plans and except as set forth in the Target Disclosure Schedule, the Merger will not terminate any of the outstanding options under such Plans or accelerate the exercisability or vesting of such options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. As soon as reasonably practical but in no event more than 30 days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plans a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

                          (b) Outstanding purchase rights under the Target ESPP
shall be exercised or assumed, and the Target ESPP shall be terminated, as follows:

                                  (i) If it is determined on or before June 20,
1996 that the Effective Time shall occur before July 1, 1996, outstanding purchase rights under the Target ESPP shall be exercised immediately prior to the Effective Time, and each participant in the Target ESPP shall accordingly be issued shares of Target Common Stock at that time which shall be converted into shares of Acquiror Common Stock in the Merger. The Target ESPP, and all outstanding purchase rights thereunder, shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Target ESPP.

                                  (ii) If it is determined on or before June 20,
1996 that the Effective Time shall occur on or after July 1, 1996, the Target ESPP and all outstanding purchase rights thereunder shall be assumed by Acquiror at the Effective Time. Schedule 5.12(b) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding purchase rights under the Target ESPP, including payroll



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deduction amount elected by each holder and the price per share of Target Stock at the beginning of the current offering period. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.12(b) current as of such date. Each such purchase right so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target ESPP and the documents governing the outstanding purchase rights under the Target ESPP, immediately prior to the Effective Time, except that the purchase price of shares of Acquiror Common Stock and the number of shares of Acquiror Common Stock to be issued upon the exercise of such purchase right shall be adjusted in accordance with the Exchange Ratio. The assumed outstanding purchase rights under the Target ESPP shall be exercised immediately prior to the first offering period under the Acquiror Employee Stock Purchase Plan occurring after the Effective Time, and each participant in the Target ESPP shall accordingly be issued shares of Acquiror Common Stock at that time. The Target ESPP, and all outstanding purchase rights thereunder, shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Target ESPP. Target employees who meet the eligibility requirements for participation in the Acquiror Employee Stock Purchase Plan shall be eligible to begin payroll deductions under that plan as of the start date of the first offering period thereunder after the Effective Time.

                 5.13 Letter of Acquiror's and Target's Accountants.

                          (a) Acquiror shall use all reasonable efforts to cause
to be delivered to Target a Procedures Letter pursuant to SAS 76 of Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror and Target, in form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                          (b) Target shall use all reasonable efforts to cause
to be delivered to Acquiror a Procedures Letter pursuant to SAS 76 of Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror and Target, in form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                 5.14 Form S-8. Acquiror agrees to file, no later than thirty
(30) days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options and purchase rights under the Target Stock Option Plans and Target ESPP assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.



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                 5.15 Indemnification.

                          (a) After the Effective Time, Acquiror will, and will
cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Target (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent permitted by law and to the extent provided under Target's Certificate of Incorporation and Bylaws or any indemnification agreement with Target officers and directors to which Target is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

                          (b) For four years after the Effective Time, Acquiror
will either (i) at all times maintain at least $500,000,000 in cash, marketable securities and unrestricted lines of credit to be available to indemnify the Indemnified Parties in accordance with Section 5.15(a) above (but such amount shall not be construed as a limitation of any such indemnification), or (ii) cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by Target's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Acquiror shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum Target paid in its last full fiscal year, which amount has been disclosed to Acquiror and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.15, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                          (c) To the extent there is any claim, action, suit,
proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of Target occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of four years after the Effective Time (whether arising before or after the Effective
Time), such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and Acquiror, (ii) the Surviving Corporation and Acquiror shall pay the reasonable fees and expenses of such


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counsel, promptly after statements therefor are received and (iii) the Surviving
Corporation and Acquiror will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Acquiror shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                          (d) The provisions of this Section 5.15 are intended
to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                 5.16 Option Agreement. Concurrently with the execution of this Agreement, Target shall deliver to Acquiror an executed Option Agreement in the form of Exhibit D attached hereto. Target agrees to fully perform its obligations under the Option Agreement.

                 5.17 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f).

                 5.18 Nasdaq Quotation. Target and Acquiror agree to continue the quotation of Target Common Stock and Acquiror Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement so that, to the extent necessary, appraisal rights will not be available to stockholders of Target under Section 262 of the Delaware Law.

                 5.19 Employees. Concurrently with the execution of this Agreement, each of the individuals named in Parts I and II of Schedule 5.19 shall have delivered to Acquiror an executed Employment Agreement in the form of Exhibit E-1, et. seq., and Target shall use its best efforts to cause each of the individuals named in Part III of Schedule 5.19 to deliver to Acquiror an executed Employment Agreement substantially in the form of Exhibit E-1, et. seq.

                 5.20     Pooling Letters.

                          (a) Target shall use all reasonable efforts to cause
to be delivered to Acquiror a letter of Target's independent auditors, dated on or prior to the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement to the effect that the Merger qualifies for pooling of interest accounting



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treatment if consummated in accordance with this Agreement and in a form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

                          (b) Acquiror shall use all reasonable efforts to cause
to be delivered to Target a letter of Acquiror's independent auditors, dated on or prior to the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement to the effect that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with this Agreement and in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

                 5.21 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                 5.22 Target Rights Agreement. Target hereby agrees that it has taken and will continue to take all necessary action to ensure that none of the transactions contemplated by this Agreement, the Option Agreement or the Voting Agreement will cause (i) Acquiror or any of its affiliates or associates to become an Acquiring Person (as defined in the Target Rights Agreement) for purposes of the Target Rights Agreement, or (ii) otherwise affect in any way the Rights under the Target Rights Agreement, including by causing such Rights to separate from the underlying shares or by giving such holders the right to acquire securities of any party hereto.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                          (a) Stockholder Approval. This Agreement and the
Merger shall have been approved and adopted by the requisite vote of the stockholders of Target (as described in Section 2.24) under Delaware Law.


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                          (b) Registration Statement Effective. The SEC shall
have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC.

                          (c) No Injunctions or Restraints; Illegality. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or prevents or prohibits the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                          (d) Governmental Approval. All material
authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and the Certificate of Merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure to be filed, expired or obtained would not, in the reasonable opinion of Acquiror after consultation with Target, have a Material Adverse Effect on Target or Acquiror.

                          (e) Tax Opinion. Acquiror and Target shall have
received substantially identical written opinions of Brobeck, Phleger & Harrison LLP, legal counsel to Acquiror, and Wilson, Sonsini, Goodrich & Rosati, legal counsel to Target, respectively, in form and substance reasonably satisfactory to them, and shall be to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror, Merger Sub and Target and certain stockholders of Target.

                          (f) Listing of Additional Shares. The filing with the
Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror shall have been made.



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                          (g) Letter from Accountants. Prior to the Effective
Time, each of Acquiror and Target shall have received a letter from each of Arthur Andersen LLP, independent auditors, and Coopers & Lybrand LLP, independent auditors, confirming that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

                 6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                          (a) Representations and Warranties. The
representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for such inaccuracies as individually or in the aggregate that would not have a Material Adverse Effect on Acquiror and Target shall have received a certificate to such effect signed on behalf of Acquiror by the President and Chief Financial Officer of Acquiror;

                          (b) Agreements and Covenants. Acquiror and Merger Sub
shall have performed or complied in all material respects with all covenants, obligations, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and, Target shall have received a certificate to such effect signed by the President and Chief Financial Officer of Acquiror;

                          (c) Legal Opinion. Target shall have received a legal
opinion from Brobeck, Phleger & Harrison LLP, counsel to Acquiror, substantially in the form of Exhibit F hereto.

                          (d) No Material Adverse Changes. There shall not have
occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole.

                          (e) Third Party Consents. Target shall have been
furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Acquiror or any of its subsidiaries or otherwise, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Acquiror.

                          (f) Injunctions or Restraints on Conduct of Business.
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's business following the Merger shall be in effect, nor



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shall any proceeding brought by an administrative agency or commission or other
Governmental Entity, domestic or foreign, seeking the foregoing be pending except where the existence of any of the foregoing items would not have a Material Adverse Effect on Acquiror.

                 6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                          (a) Representations and Warranties. The
representations and warranties of Target contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except, for such inaccuracies as individually or in the aggregate that would not have a Material Adverse Effect on Target; and, Acquiror and Merger Sub shall have received a certificate to such effect signed on behalf of Target by the President and Chief Financial Officer of Target;

                          (b) Agreements and Covenants. Target shall have
performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Acquiror and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of Target;

                          (c) Legal Opinion. Acquiror shall have received a
legal opinion from Wilson, Sonsini, Goodrich & Rosati, legal counsel to Target, in substantially the form of Exhibit G.

                          (d) Third Party Consents. Acquiror shall have been
furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Target or any of its subsidiaries or otherwise, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on Target.

                          (e) Injunctions or Restraints on Conduct of Business.
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending, except where the existence of any of the foregoing items would not have a Material Adverse Effect on Target.

                          (f) No Material Adverse Changes. There shall not have
occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target and its subsidiaries, taken as a whole provided, however, that a material adverse change for purposes of this
Section 6.3(f) with respect to Target shall not include any adverse effect on the revenues or gross margins of Target (or the direct consequences thereof) following the date of this Agreement which is attributable to a delay of, reduction in or cancellation or change in the terms of product orders by customers of Target. In the event of any litigation regarding the foregoing provision Target shall be required to sustain the burden of reasonably demonstrating that any such delay, reduction, cancellation or change is directly attributable to the transactions contemplated by this Agreement

                          (g) Affiliate Agreements. Acquiror shall have received
from each of the Affiliates of Target an executed Affiliate Agreement in substantially the form attached hereto as Exhibit B-1.

                          (h) Employment and Non-Competition Agreements. Each of
the employees of Target set forth on Part I of Schedule 5.19 shall not have terminated the Employment and Non-Competition Agreements substantially in the form attached hereto as Exhibits E-1, et. seq., entered into and delivered to Acquiror on the date of this Agreement and three of the employees of Target set forth on Part II of Schedule 5.19 shall not have terminated the Employment and Non-Competition Agreements substantially in the form attached hereto as Exhibits E-1, et. seq., entered into and delivered to Acquiror on the date of this Agreement.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                 7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

                          (a) by mutual written consent duly authorized by the
Board of Directors of Acquiror and Target;

                          (b) by either Acquiror or Target, if, without fault of
the terminating party, the Closing shall not have occurred on or before November 15, 1996 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                          (c) by Acquiror, if (i) upon a breach of any
representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Target's representations and warranties or breach by Target shall not have been cured within five business days of receipt by Target of written notice thereof, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement; (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(ii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, or (iii) for any reason Target fails to call and hold the Target Stockholders Meeting by September 1, 1996 and Target is at that time in willful breach of this Agreement, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(iii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement;

                          (d) by Target upon a breach of any representation,
warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such inaccuracy in Acquiror's representations and warranties or breach by Acquiror shall not have been cured within five business days of receipt by Acquiror of written notice thereof, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in willful breach of this Agreement;

                          (e) by either Acquiror or Target if a Trigger Event
(as defined in Section 7.3(f)) or Takeover Proposal shall have occurred and the Board of Directors of Target in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after, in the case of the termination by Target, determining that to cause Target to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the stockholders of Target;

                          (f) by either Acquiror or Target if (i) any permanent
injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

                          (g) by Target, in the event (i) of the acquisition, by
any person or group of persons (other than persons or groups of persons who (A) acquired shares of Acquiror Common Stock pursuant to any merger of Acquiror in which Acquiror was the surviving corporation and stockholders of Acquiror represent less than 70% of the outstanding shares of the surviving corporation following such transaction or any acquisition by Acquiror of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Acquiror Common Stock on
Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Acquiror Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), (ii) the Board of Directors of Acquiror accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Acquiror Common Stock or of Acquiror's consolidated assets; or (iii) Acquiror acquires or agrees to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof and such acquisition requires the approval of the stockholders of Acquiror in accordance with California law.

                 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section
7.2 shall remain in full force and effect and survive any termination of this Agreement.

                 7.3 Expenses and Termination Fees.

                          (a) Subject to Sections 7.3(b), 7.3(c), 7.3(d) and
7.3(e), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(f) and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Target and Acquiror.

                          (b) In the event that (i) either Acquiror or Target
shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Acquiror or Target shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of Target to approve this Agreement and, prior to the time of the meeting of Target's stockholders, there shall have been
(A) a Trigger Event or (B) a Takeover Proposal, which at the time of the meeting of Target's stockholders shall not have been rejected by Target, or (iii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(iii) and, prior thereto, there shall have been (A) a Trigger Event or (B) a Takeover Proposal, which shall not have been rejected by Target, then Target shall immediately reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition, Target shall promptly pay to Acquiror the sum of $80,000,000.

                          (c) In the event that (i) either Acquiror or Target
shall terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of Target to approve this Agreement and, prior to the time of the meeting of Target's stockholders, there shall have been (A) a Trigger Event or (B) a Takeover Proposal, which at the time of the meeting of Target's stockholders shall have been (x) rejected by Target and (y) not withdrawn by the third party, or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c)(iii) and, prior thereto, there shall have been (A) a Trigger Event or (B) a Takeover Proposal, which shall have been rejected by Target, Target shall immediately reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition, Target shall promptly pay to Acquiror the sum of $40,000,000; and, in the event any Takeover Proposal or Trigger Event is consummated (as defined in Section 7.3(h)(i)) within six months of the later of (x) such termination of this Agreement and (y) the payment of the above-described expenses, Target shall promptly pay to Acquiror the additional sum of $40,000,000.

                          (d) In the event that either Acquiror or Target shall
terminate this Agreement pursuant to Section 7.1(f)(ii) following a failure of the stockholders of Target to approve this Agreement and, prior to the time of the meeting of Target's stockholders, there shall have been (A) a Trigger Event or (B) a Takeover Proposal (as defined in Section 7.3(g)(ii)), which at the time of the meeting of Target's stockholders shall have been (x) rejected by Target and (y) withdrawn by the third party, Target shall immediately reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition, in the event any Takeover Proposal or Trigger Event is consummated (as defined in Section 7.3(h)(ii)) within seven months of the later of (x) such termination of this Agreement and
(y) the payment of the above-described expenses, Target shall promptly pay to Acquiror the additional sum of $80,000,000.

                          (e) In the event that (i) Acquiror shall terminate
this Agreement pursuant to Section 7.1(c) or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(f)(ii), Target shall promptly reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

                          (f) As used herein, a "Trigger Event" shall occur if
any Person acquires securities representing 20% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 20% or more, of the voting power of Target; provided, however, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 20% or more of Target if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target.

                          (g) (i) As used in Section 7.3(b) and 7.3(c),
"Takeover Proposal" shall occur if there is an offer or proposal for, or any indication of interest in (where such indication of interest has been disclosed publicly), a merger or other business combination involving Target or the acquisition of 20% or more of the outstanding shares of capital stock of Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, or any of its subsidiaries, other than transactions contemplated by this Agreement.

                              (ii) As used in Section 7.3(d), "Takeover
Proposal" shall occur if there is an offer or proposal for, or any indication of interest in (where such indication of interest has been disclosed publicly), a merger or other business combination involving Target or the acquisition of 40% or more of the outstanding shares of capital stock of Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, or any of its subsidiaries, other than transactions contemplated by this Agreement.

                          (h) (i) For purposes of Section 7.3(c) above, (A)
"consummation" of a Takeover Proposal shall occur on the date a written agreement is entered into with respect to a merger or other business combination involving Target or the acquisition of 20% or more of the outstanding shares of capital stock of Target, or sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target or any of its subsidiaries and (B) "consummation" of a Trigger Event shall occur on the date (x) Target takes any action to (1) exclude any Person or any of its affiliates or associates that beneficially owns securities representing 20% or more of the voting power of Target from becoming an Acquiring Person (as defined in the Target Rights Agreement) for purposes of the Target Rights Agreement or
(2) otherwise affect in any way the Rights under the Target Rights Agreement to prevent such Rights from separating from the underlying shares of Target held by any Person or any of its affiliates or associates that beneficially owns securities representing 20% or more of the voting power of Target or otherwise giving such holders the right to acquire securities of Target or (y) any Person or any of its affiliates or associates would beneficially own securities representing 20% or more of the voting power of Target following a tender or exchange offer.

                              (ii) For purposes of Section 7.3(d) above, (A)
"consummation" of a Takeover Proposal shall occur on the date a written agreement is entered into with respect to a merger or other business combination involving Target or the public announcement of the initiation of such a merger or business combination or the acquisition of 40% or more of the outstanding shares of capital stock of Target, or any sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target and (B) "consummation" of a Trigger Event shall occur on the date (x) Target takes any action to (1) exclude any Person or any of its affiliates or associates that beneficially owns securities representing 20% or more of the voting power of Target from becoming an Acquiring Person (as defined in the Target Rights Agreement) for purposes of the Target Rights Agreement or
(2) otherwise affect in any way the Rights under the Target Rights Agreement to prevent such Rights from separating from the underlying shares of Target held by any Person or any of its affiliates or associates that beneficially owns securities representing 20% or more of the voting power of Target or otherwise giving such holders the right to acquire securities of Target, (y) any Person or any of its affiliates or associates would beneficially own securities representing 20% or more of the voting power of Target following a tender or exchange offer, or (z) Target files a Schedule 14D-9 with the SEC recommending that the Target security holders accept the tender offer.

                 7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

                 7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                 8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality) 5.7 (Pooling Accounting), 5.8 (Affiliates), 5.12 (Employee Benefit Plans), 5.14 (Form S-8), 5.15 (Indemnification), 5.21 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

                 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                          (a)     if to Acquiror or Merger Sub, to:

                                  Cisco Systems, Inc.
                                  170 West Tasman Drive
                                  San Jose, California  95134
                                  Attention:       President
                                  Facsimile No.:   (408) 526-4100
                                  Telephone No.:   (408) 526-4000

                                  with a copy to:

                                  Brobeck, Phleger & Harrison LLP
                                  Two Embarcadero Place
                                  2200 Geng Road
                                  Palo Alto, California  94303
                                  Attention:  Edward M. Leonard, Esq.
                                  Facsimile No.:   (415) 496-2885
                                  Telephone No.:   (415) 424-0160

                          (b)     if to Target, to:

                                  StrataCom, Inc.
                                  1400 Parkmoor Avenue
                                  San Jose, California  95126
                                  Attention:       President
                                  Facsimile No.:   (408) 999-0836
                                  Telephone No.:   (408) 294-7600

                                  with a copy to:

                                  Wilson, Sonsini, Goodrich & Rosati
                                  650 Page Mill Road
                                  Palo Alto, California  94304-1050
                                  Attention:  Larry W. Sonsini, Esq.
                                  Facsimile No.:   (415) 493-6811
                                  Telephone No.:   (415) 493-9300

                 8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 21, 1996. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9, 5.12, 5.14 and 5.15; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                 8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                 8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

                  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                            TARGET

                                            By:  /s/ Richard M. Moley
                                                 -------------------------------
                                                 Name:  Richard M. Moley
                                                 Title:  President and CEO

                                            ACQUIROR

                                            By:  /s/ John T. Chambers
                                                 -------------------------------
                                                 Name:  John T. Chambers
                                                 Title:  President and CEO

                                            MERGER SUB

                                            By:  /s/ John T. Chambers
                                                 -------------------------------
                                                 Name:  John T. Chambers
                                                 Title:  President and CEO





            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                    EXHIBIT A


                              CERTIFICATE OF MERGER

                                     MERGING

                           JET ACQUISITION CORPORATION

                                  WITH AND INTO

                                     TARGET

                       -----------------------------------

            Pursuant to Section 251 of the General Corporation Law of
                              the State of Delaware

                      ------------------------------------


         Jet Acquisition Corporation, a Delaware corporation ("Merger Sub") and
              , a Delaware corporation ("Target"), DO HEREBY CERTIFY AS FOLLOWS:

         FIRST: That Merger Sub was incorporated on April    , 1996, pursuant to
the Delaware General Corporation Law (the "Delaware Law"), and that Target was
incorporated on January     , 1986, pursuant to the Delaware Law.

         SECOND: That an Agreement and Plan of Reorganization (the
"Reorganization Agreement"), dated as of April     , 1996, as amended, among
Acquiror, a California corporation, Merger Sub and Target, setting forth the terms and conditions of the merger of Merger Sub with and into Target (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

         THIRD: That the name of the surviving corporation (the "Surviving
Corporation") shall be            .

         FOURTH: That pursuant to the Reorganization Agreement, the Restated Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

         FIFTH: That an executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                           TARGET
                           [address]

         SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

         SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, each of Merger Sub and Target has caused this Certificate of Merger to be executed in its corporate name this ___ day of ___, 1996.


                             JET ACQUISITION CORPORATION


                             By:______________________________________________
                                ___________, President and Chief Executive
                                Officer

ATTEST:

___________________________
__________, Secretary


                             TARGET


                             By:______________________________________________
                                      ________, President and Chief Executive
                                      Officer

ATTEST:


___________________________
__________, Secretary

                       [Montgomery Securities Letterhead]

April 21, 1996

The Board of Directors of StrataCom, Inc.
1400 Parkmoor Avenue
San Jose, California  95126

Gentlemen:

         We understand that StrataCom, Inc., a Delaware corporation (the "Company"), Cisco Systems, Inc., a California corporation, ("Cisco") and Merger Sub, Inc., a wholly owned subsidiary of Cisco, plan to enter into an Agreement and Plan of Reorganization to be dated April 21, 1996 (the "Reorganization Agreement"), pursuant to which each issued and outstanding share of the common stock, $.01 par value per share, of the Company (the "Company Common Stock") will be converted into shares of common stock, no par value, of Cisco ("Cisco Common Stock") having a market value of $50.00 (determined over a specified fifteen day period), provided that in no event shall a share of Company Common Stock be converted into less than one or more than 1.2195 shares of Cisco Common Stock (the "Consideration").

         You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. As you are aware, we were not retained to nor did we advise the Company with respect to alternatives to the Merger or the Company's underlying decision to engage in the Merger. Further, we were not requested to nor did we solicit potential purchasers of all or any part of the Company.

         In connection with our opinion, we have: (i) reviewed certain publicly available financial and other data with respect to the Company and Cisco, including the consolidated financial statements for the three fiscal years ended December 31, 1995 and July 31, 1995, respectively, and interim periods ended March 31, 1996 and January 28, 1996, respectively, and certain other relevant financial and operating data relating to the Company and Cisco made available to us from published sources and from the internal records of the Company and Cisco; (ii) reviewed the form of Reorganization Agreement and exhibits thereto, including the form of Stock Option Agreement, to be entered into by Cisco and the Company, each as provided to us by the Company; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock and Cisco Common Stock; (iv) reviewed the relative contributions of the Company and Cisco to the pro forma combined entity resulting from the Merger on a variety of bases, including net sales, gross profits, income from operations and net income; (v) compared the Company and Cisco from a

[Montgomery Securities Letterhead]


StrataCom Board of Directors
April 21, 1996
Page 2


financial point of view with certain other companies in the networking industry which we deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the networking industry which we deemed to be comparable, in whole or in part, to the Merger; (vii) performed discounted cash flow analyses for the Company and Cisco; (viii) reviewed and discussed with representatives of the management of the Company and Cisco certain information of a business and financial nature regarding the Company and Cisco and their respective markets, furnished to us by them, including financial forecasts and related assumptions of the Company; (ix) made inquiries regarding and discussed the Merger and the Reorganization Agreement and other matters related thereto with the Company's counsel; and (x) performed such other analyses and examinations as we have deemed appropriate.

         We note that we were not provided with any financial forecasts for Cisco, having been informed by Cisco's senior management that it is not the practice of Cisco to provide financial forecasts. However, in the course of our discussions with Cisco's senior management, we reviewed with them the most recent published analyst earnings estimates for Cisco with respect to the third and fourth quarters of Cisco's 1996 fiscal year and Cisco's 1997 fiscal year, publicly available information regarding the size and forecasted growth rates for the markets served by Cisco's products, and various trends affecting or expected to affect Cisco's future operating results and financial condition.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts and other forward looking information for the Company and Cisco provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts and other forward looking information (including the assumptions regarding industry growth rates) have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of the Company and Cisco. We have also assumed that there have been no material changes in the Company's or Cisco's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Reorganization Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company or Cisco, nor have we been furnished with any such appraisals. Finally, you have informed us and we have assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting principles.

         We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the form of Reorganization Agreement provided

                       [Montgomery Securities Letterhead]

StrataCom Board of Directors
April 21, 1996
Page 3


to us, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

         Our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

         We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of the Company and Cisco for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of the Company and performed various investment banking services for the Company.

         This opinion is directed to the Board of Directors of the Company for the purposes of their evaluation of the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Further, this opinion is only directed to the fairness of the Consideration to the stockholders of the Company and does not address any other aspect of the Merger.

         Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that, as of the date hereof, the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.




                                      Very truly yours,

                                      /s/ Montgomery Securities

                                      MONTGOMERY SECURITIES

                             STOCK OPTION AGREEMENT


                  STOCK OPTION AGREEMENT (the "Agreement"), dated as of April 21, 1996, by and between Cisco Systems, Inc., a California corporation ("Acquiror"), and StrataCom, Inc., a Delaware corporation ("Target").

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Target, Acquiror and Jet Acquisition Corporation, a Delaware corporation ("Sub"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into Target (the "Merger"), with Target continuing as the surviving corporation; and

                  WHEREAS, as a condition and inducement to Acquiror's willingness to enter into the Reorganization Agreement, Acquiror has required that Target agree, and Target has so agreed, to grant to Acquiror an option with respect to certain shares of Target's common stock on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

                  1. Grant of Option. Target hereby grants Acquiror an irrevocable option (the "Target Option") to purchase up to 11,395,300 shares (the "Target Shares") of common stock, par value $.01 per share, of Target (the "Target Common Stock") in the manner set forth below at a price (the "Exercise Price") of $50.00 per Target Share, payable in cash. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Reorganization Agreement.

                  2. Exercise of Option. The Target Option may be exercised by Acquiror, in whole or in part at any time or from time to time after the occurrence of any of the events described in Sections 7.3(b), 7.3(c)(i) and 7.3(c)(ii) of the Reorganization Agreement or if a Takeover Proposal or Trigger Event is consummated as set forth in Section 7.3(d) of the Reorganization Agreement. In the event Acquiror wishes to exercise the Target Option, Acquiror shall deliver to Target a written notice (an "Exercise Notice") specifying the total number of Target Shares it wishes to purchase. Each closing of a purchase of Target Shares (a "Closing") shall occur at a place, on a date and at a time designated by Acquiror in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Target Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Reorganization

Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Acquiror is entitled to any payments as specified in Sections 7.3(b), (c) and (d) thereof); (iii) 180 days following any termination of the Reorganization Agreement in connection with which Acquiror is entitled to a payment as specified in Sections 7.3(b) and (c) thereof (or if, at the expiration of such 180 day period, the Target Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal), but in no event under this clause
(iii) later than May 15, 1997; or (iv) 210 days following any termination of the Reorganization Agreement in connection with which Acquiror is entitled to a payment as specified in Section 7.3(d) thereof (or if, at the expiration of such 210 day period, the Target Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal), but in no event under this clause (iv) later than May 15, 1997. Notwithstanding the foregoing, (i) the Target Option may not be exercised if Acquiror is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Reorganization Agreement; and (ii) in the event Acquiror receives more than the sum of (x) $40,000,000 and (y) the Exercise Price multiplied by the number of Target Shares purchased by Acquiror pursuant to the Target Option, in connection with a sale or other disposition of the Target Shares, all proceeds in excess of such amount shall be remitted to Target.

                  3. Conditions to Closing. The obligation of Target to issue the Target Shares to Acquiror hereunder is subject to the conditions that (i) all waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder ("HSR Act"), applicable to the issuance of the Target Shares hereunder shall have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Target Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

                  4. Closing. At any Closing, (a) Target will deliver to Acquiror a single certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in
Section 13, and (b) Acquiror will deliver to Target the aggregate price for the Target Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. At any Closing at which Acquiror is exercising the Target Option in part, Acquiror shall present and surrender this Agreement to Target, and Target shall deliver to Acquiror an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Target Common Stock purchasable hereunder.

                  5. Representations and Warranties of Target. Target represents and warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target, and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Target has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Target Option, and at all times from the date hereof through the expiration of the Target Option will have reserved, 11,395,300 unissued Target Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Target Shares to Acquiror upon the exercise of the Target Option, Acquiror will acquire the Target Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Sections
2.2 and 2.3 of the Reorganization Agreement, and except as may be required under the Securities Act of 1933, as amended (the "Securities Act"), the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), (A) any provision of the Certificate of Incorporation, as amended, or Amended and Restated By-laws, as amended, of Target or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Target and (g) except as described in Sections 2.2 and 2.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority.

                  6. Representations and Warranties of Acquiror. Acquiror represents and warrants to Target that (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, and, assuming this Agreement constitutes a valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) except as described in Section 3.3 of the Reorganization Agreement, the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, result in any Violation pursuant to, (A) any provision of the Articles of Incorporation or By-laws of Acquiror, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets, which Violation, in the case of each of clauses (B) and (C), would have a Material Adverse Effect on Acquiror, (e) except as described in Section 3.3 of the Reorganization Agreement and Section 3(i) of this Agreement, and except as may be required under the Securities Act, the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority and (f) any Target Shares acquired upon exercise of the Target Option will not be, and the Target Option is not being, acquired by Acquiror with a view to the public distribution thereof.

                  7. Certain Repurchases.

                           (a) Put and Call. At any time during which the Target
Option is exercisable pursuant to Section 2 (the "Repurchase Period"), upon demand by Acquiror, Acquiror shall have the right to sell to Target (or any successor entity thereof) and Target (or such successor entity) shall be obligated to repurchase from Acquiror (the "Put"), and upon demand by Target, subject to Section 7(c) hereof, Target (or any successor entity thereof) shall have the right to repurchase from Acquiror and Acquiror shall be obligated to sell to Target (or such successor entity) (the "Call"), all or any portion of the Target Option, at the price set forth in subparagraph (i) below, or, at any time prior to May 15, 1997 all or any portion of the Target Shares purchased by Acquiror pursuant thereto, at a price set forth in subparagraph (ii) below:

                                  (i) the difference between the "Market/Tender
Offer Price" for shares of Target Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal (as defined in the Reorganization Agreement) which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Target Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date, (the "Market Price")), and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Target Option (or portion thereof with respect to which Acquiror or Target is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

                                  (ii) the Exercise Price paid by Acquiror for
the Target Shares acquired pursuant to the Target Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Target Shares so purchased;

                                  (iii) provided further that in no event shall
the proceeds payable to Acquiror pursuant to Sections 7(a)(i) and (ii) exceed the sum of (x) $40,000,000 and (y) the Exercise Price multiplied by the number of Target Shares purchased. For purposes of clauses (i) and (ii) of this Section 7(a), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

                           (b) Payment and Redelivery of Target Option or
Shares. In the event Acquiror or Target exercises its rights under this Section 7, Target shall, within ten business days of the Notice Date, pay the required amount to Acquiror in immediately available funds and Acquiror shall surrender to Target the Target Option or the certificates evidencing the Target Shares purchased by Acquiror pursuant thereto, and Acquiror shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

                           (c) Limitation on Call. The Call shall not be
exercisable by Target (or any successor entity thereof) unless substantially concurrently therewith Target has consummated the transaction contemplated by a Takeover Proposal or the stockholders of Target have transferred their shares of Target Common Stock pursuant to a tender or exchange offer or other Takeover Proposal.

                  8. Voting of Shares. Following the date hereof and prior to the Expiration Date (as defined in Section 9(b)), Acquiror shall vote any shares of Target Common Stock acquired pursuant to this Agreement ("Restricted Shares") on each matter submitted to a vote of stockholders of Target for and against such matter in the same proportion as the vote of all other stockholders of Target are voted (whether by proxy or otherwise) for and against such matter.

                  9. Restrictions on Certain Actions.

                           (a) Restrictions. Other than pursuant to the
Reorganization Agreement, following the date hereof and prior to the Expiration Date, without the prior written consent of Target, Acquiror shall not, nor shall Acquiror permit its affiliates to, directly or indirectly, alone or in concert or conjunction with any other Person or Group (as defined in Section 9(b)), (i) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, Target (other than pursuant to this Agreement or the Reorganization Agreement), (ii) except at the specific written request of Target, propose to enter into any merger or business combination involving Target or to purchase a material portion of the assets of Target, (iii) make or in any way participate in any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Target, (iv) form, join or in any way participate in a Group with respect to any voting securities of Target, (v) seek to control or influence the management, Board of Directors or policies of Target, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) advise, assist or encourage any other Person in connection with the foregoing or (viii) request Target (or its directors, officers, employees or agents) to amend or waive any provisions of this Section 9, or take any action which may require Target to make a public announcement regarding the possibility of a business combination or merger with such party. Target shall not adopt any Rights Agreement in any manner which would cause Acquiror, if Acquiror has complied with its obligations under this Agreement, to become an "Acquiring Person" under such Rights Agreement solely by reason of the beneficial ownership of the shares purchasable hereunder.

                           (b) Certain Definitions. For purposes of this
Agreement, (i) the term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) the term "Expiration Date" with respect to any obligation or restriction imposed on one party shall mean the earlier to occur of (A) the third anniversary of the date hereof or (B) such time as the other party shall have suffered a Change of Control and (iii) a "Change of Control" with respect to one party shall be deemed to have occurred whenever (A) there shall be consummated (1) any consolidation or merger of such party in which such party is not the continuing or surviving corporation, or pursuant to which shares of such party's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of such person in which the holders of such party's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of such party, or (B) the stockholders of such party shall approve any plan or proposal for the liquidation or dissolution of such party, or (C) any party, other than such party or a subsidiary thereof or any employee benefit plan sponsored by such party or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of such party in substantially the same proportions as their ownership of stock of such party, shall become the beneficial owner of securities of such party representing 20% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; provided, however, that a Change in Control shall not be deemed to include the acquisition by any party of securities representing 20% or more of Target if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target, or (D) at any time during the period commencing on the date of this Agreement and ending on the Expiration Date, individuals who at the date hereof constituted the Board of Directors of such party shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by such party's stockholders of each new director during the period commencing on the date of this Agreement and ending on the Expiration Date was approved by a vote of at least two-thirds of the directors then still in office who were directors at the date hereof, or (E) any other event shall occur with respect to such party that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

                  10. Restrictions on Transfer.

                           (a) Restrictions on Transfer. Prior to the Expiration
Date, Acquiror shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by Acquiror, other than (i) pursuant to
Section 7, or (ii) in accordance with Section 10(b) or 11.

                           (b) Permitted Sales. Following the termination of the
Reorganization Agreement, Acquiror shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair and in the best interests of the stockholders of Target, by a majority of the members of the Board of Directors of Target (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer).

                  11. Registration Rights.

                           (a) Following the termination of the Reorganization
Agreement, Acquiror may by written notice (the "Registration Notice") to Target request Target to register under the Securities Act all or any part of the Restricted Shares beneficially owned by Acquiror (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Acquiror and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any Person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of Common Stock of Target on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Acquiror and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the Fair Market Value of such shares. For purposes of this Section 11, the term "Fair Market Value" shall mean the per share average of the closing sale prices of Target's Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the date of the Registration Notice. Target (and/or any Person designated by Target) shall thereupon have the option exercisable by written notice delivered to Acquiror within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such shares. Any such purchase of Registrable Securities by Target hereunder shall take place at a closing to be held at the principal executive offices of Target or its counsel at any reasonable date and time designated by Target and/or such designee in such notice within 10 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

                           (b) If Target does not elect to exercise its option
to purchase pursuant to Section 11(a) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Acquiror shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Target will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause
(A) below or 90 days in the case of clauses (B) and (C) below) when (A) Target is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to Target, such information would have to be disclosed if a registration statement were filed at that time; (B) Target is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Target determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Target or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement, the provisions of this Section 11 shall again be applicable to any proposed registration; provided, however, that Acquiror shall not be entitled to request more than two registrations pursuant to this Section 11. Target shall use its best efforts to cause any Registrable Securities registered pursuant to this Section 11 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Acquiror may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Target shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

                           (c) The registration rights set forth in this Section
11 are subject to the condition that Acquiror shall provide Target with such information with respect to Acquiror's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Acquiror as, in the reasonable judgment of counsel for Target, is necessary to enable Target to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                           (d) If Target's securities of the same type as the
Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, Nasdaq National Market System, or any other securities exchange or automated quotations system, Target, upon the request of Acquiror, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of

Registrable Securities on such exchange or system and will use its reasonable efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

                           (e) A registration effected under this Section 11
shall be effected at Target's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Acquiror, and Target shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree
(i) to indemnify each other and the underwriters in the customary manner and
(ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.

                  12. Adjustment Upon Changes in Capitalization.

                           (a) In the event of any change in Target Common Stock
by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Target Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Target Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Common Stock if the Target Option had been exercised immediately prior to such event or the record date therefor, as applicable.

                           (b) In the event that Target shall enter in an
agreement: (i) to consolidate with or merge into any person, other than Acquiror or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Acquiror or one of its Subsidiaries, to merge into Target and Target shall be the continuing or surviving corporation, but, in connection with such merger, in the then-outstanding shares of Target Common Stock shall be changed into or exchanged for stock or other securities of Target or any other person or cash or any other property or the outstanding shares of Target Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Acquiror or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Acquiror shall receive for each Target Share with respect to which the Target Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Target Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Target Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Target Option would have the same election or similar rights as would the holder of the number of shares of Target Common Stock for which the Target Option is then exercisable).

                  13. Restrictive Legends. Each certificate representing shares of Target Common Stock issued to Acquiror hereunder shall include a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF APRIL 21, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

                  14. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Acquiror in compliance with the provisions of Section 11 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Acquiror shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Acquiror. Certificates representing shares sold in a registered public offering pursuant to Section 11 shall not be required to bear the legend set forth in Section 13.

                  15. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

                  16. Entire Agreement. This Agreement and the Reorganization Agreement (including the Target Disclosure Schedule and the Acquiror Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  17. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

                  19. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

                           (a) if to Acquiror or Merger Sub, to:

                               Cisco Systems, Inc.
                               170 West Tasman Drive
                               San Jose, California  95134
                               Attention: President
                               Facsimile No.: (408) 526-4100
                               Telephone No.: (408) 526-4000
                               with a copy to:

                               Brobeck, Phleger & Harrison LLP
                               2200 Geng Road
                               Two Embarcadero Place
                               Palo Alto, CA  94303
                               Attention:  Edward M. Leonard, Esq.
                               Facsimile No.:   (415) 496-2885
                               Telephone No.:   (415) 424-0160

                           (b) if to Target, to:

                               StrataCom, Inc.
                               1400 Parkmoor Avenue
                               San Jose, California  95126
                               Attention: President
                               Facsimile No.: (408) 999-0836
                               Telephone No.: (408) 294-7600

                               with a copy to:

                               Wilson, Sonsini, Goodrich & Rosati
                               650 Page Mill Road
                               Palo Alto, California  94304-1050
                               Attention:  Larry W. Sonsini, Esq.
                               Facsimile No.:   (415) 493-6811
                               Telephone No.:   (415) 493-9300

                  20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

                  21. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                  23. Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  24. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                         CISCO SYSTEMS, INC.

                                         By:   s/s Larry R. Carter
                                               -------------------
                                               Name:  Larry R. Carter
                                               Title:  Vice President and CFO


                                         STRATACOM, INC.



                                         By:   s/s Richard M. Moley
                                               --------------------
                                               Name:  Richard M. Moley
                                               Title:  CEO and President










                      [SIGNATURE PAGE TO OPTION AGREEMENT]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Restated Articles of Incorporation, as amended and Amended By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Company has entered into Indemnification Agreements with each of its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith or incorporated by reference herein:

 EXHIBIT
 NUMBER                                           EXHIBIT TITLE
- ---------        -------------------------------------------------------------------------------
 2.1       --    Agreement and Plan of Reorganization by and among the Registrant, Jet
                 Acquisition Corporation, and StrataCom, Inc., dated as of April 21, 1996
                 (attached as Appendix A to the Proxy Statement/Prospectus contained in this
                 Registration Statement).
 4.1       --    Registrant's Restated Articles of Incorporation as currently in effect
                 (incorporated by reference to the Registrant's registration statements (File
                 No. 33-32778)).
 4.2       --    Registrant's Bylaws, as currently in effect (incorporated by reference to the
                 Registrant's registration statements (File No. 33-32778)).
 4.3       --    Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to Exhibit 28.01 of Registrant's Registration Statement on Form S-1
                 (File No. 33-32778)).
 5.1       --    Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.
 8.1       --    Opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.
 8.2       --    Opinion of Wilson, Sonsini, Goodrich & Rosati regarding certain tax matters.
23.1       --    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1 and Exhibit
                 8.1).
23.2       --    Consent of Coopers Lybrand L.L.P. with respect to Registrant's financial statements.
23.3       --    Consent of Arthur Andersen LLP with respect to StrataCom's financial statements.
23.4       --    Consent of Montgomery Securities.
23.5       --    Consent of Wilson, Sonsini, Goodrich & Rosati (included in Exhibit 8.2).
24.1       --    Power of Attorney (see page II-3).
99.1       --    Form of proxy to be used in soliciting StrataCom's stockholders for its special meeting.
99.2       --    Form of Employment Agreement

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of deterring any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof;

     (5) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (6) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

     (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 7th day of June, 1996.


                                      CISCO SYSTEMS, INC.

                                      By: /s/  John T. Chambers

                                        ----------------------------------------
                                        John T. Chambers, President
                                        and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Chambers and Larry R. Carter and each of them acting individually, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution, for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                  SIGNATURE                                       TITLE                          DATE
- ---------------------------------------------  -------------------------------------------  --------------
                      /s/  John T.             President and Chief Executive Officer        June 7, 1996
                   Chambers                    (Principal Executive Officer) and Director
- ---------------------------------------------
              John T. Chambers


                      /s/  Larry R.            Vice President, Finance and Administration,  June 7, 1996
                    Carter                     Chief Financial Officer and Secretary
- ---------------------------------------------  (Principal Financial and Accounting
               Larry R. Carter                 Officer)
                      /s/  John P.             Chairman of the Board and Director           June 7, 1996
                  Morgridge
- ---------------------------------------------
              John P. Morgridge
                    /s/  Donald T.             Vice Chairman of the Board and Director      June 7, 1996
                   Valentine
- ---------------------------------------------
             Donald T. Valentine
                 /s/  Dr. Michael S.           Director                                     June 7, 1996
                    Frankel
- ---------------------------------------------
           Dr. Michael S. Frankel
                  /s/  Dr. James F.            Director                                     June 7, 1996
                    Gibbons
- ---------------------------------------------
            Dr. James F. Gibbons
                     /s/  Robert L.            Director                                     June 7, 1996
                    Puette
- ---------------------------------------------
              Robert L. Puette
                      /s/  Masayoshi           Director                                     June 7, 1996
                      Son
- ---------------------------------------------
                Masayoshi Son
                      /s/  Steve M.            Director                                     June 7, 1996
                     West
- ---------------------------------------------
                Steve M. West